UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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NEW JERSEY RESOURCES CORPORATION
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEW JERSEY RESOURCES CORPORATION

1415 Wyckoff Road

Wall, New Jersey 07719

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JANUARY 22, 2014

The Annual Meeting of Shareholders (the “Meeting”) of New Jersey Resources Corporation will be held at 9:30 a.m., Eastern Standard Time, Wednesday, January 22, 2014, at the Robert B. Meyner Reception Center at the PNC Bank Arts Center (Exit 116 on the Garden State Parkway) Holmdel, New Jersey 07733, for the following purposes:

1. To elect as directors the three nominees to the Board of Directors named in the attached proxy statement for terms expiring in 2017

2. To approve a non-binding advisory resolution approving the compensation of our named executive officers

3. To approve the amendment of our Restated Certificate of Incorporation to make the provisions of Section 14A:3-6.1 to 14A:3-6.9 of the New Jersey Business Corporation Act applicable to New Jersey Resources Corporation

4. To ratify the appointment by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2014

5. To transact any other business that may properly be brought before the Meeting or any adjournments or postponements thereof

The Board of Directors has fixed the close of business on November 25, 2013, as the record date for the determination of the shareholders entitled to notice of and to vote at the Meeting. Accordingly, only shareholders of record at the close of business on that date will be entitled to vote at the Meeting.

In accordance with Securities and Exchange Commission (SEC) rules, we are furnishing proxy materials to our shareholders online. You may read, print and download our Annual Report and Proxy Statement at http://investor.njresources.com/annual-proxy.cfm. On or about December 13, 2013, we will mail our shareholders a notice containing instructions on how to access our 2013 Proxy Statement and Annual Report and vote online or by telephone. The notice also provides instructions on how to request a paper copy of these documents.

A cordial invitation is extended to you to attend the Meeting. Regardless of whether you plan to attend the Meeting, it is important that your shares are represented and voted at the Meeting. If you received a paper copy of the proxy card or voting instruction by mail, you can vote by signing, dating and returning the enclosed proxy card or voting instruction. Registered shareholders and participants in plans holding shares of our common stock (“Common Stock”) may vote by telephone or online. To use these convenient services, follow the steps detailed in the instructions for voting that are attached to the proxy card. Beneficial owners of shares of our Common Stock held in street name through a bank or brokerage account should follow the enclosed voting instruction for voting their shares. Please note that in the absence of specific instructions as to how to vote, brokers may not vote your shares on the election of directors, the amendment of our Restated Certificate of Incorporation, or the non-binding proposal regarding the compensation of our executive officers. Please return your proxy card so your vote can be counted. I hope you will attend the Meeting, but even if you cannot, please vote your shares as promptly as possible. Thank you.

RHONDA M. FIGUEROA

Corporate Secretary

Wall, New Jersey

December 12, 2013

PROXY STATEMENT

NEW JERSEY RESOURCES CORPORATION

1415 Wyckoff Road

Wall, New Jersey 07719

ANNUAL MEETING OF SHAREHOLDERS

JANUARY 22, 2014

This Proxy Statement sets forth certain information with respect to the accompanying proxy to be used at the Annual Meeting of Shareholders (the “Meeting”) of New Jersey Resources Corporation, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The Board of Directors (the “Board”) has designated the Robert B. Meyner Reception Center at the PNC Bank Arts Center (Exit 116 on the Garden State Parkway), Holmdel, New Jersey 07733 as the place of the Meeting. The Meeting will be called to order at 9:30 a.m., Eastern Standard Time, on Wednesday, January 22, 2014. The Board solicits this proxy and urges you to vote immediately. Unless the context otherwise indicates, reference to “New Jersey Resources,” “NJR,” “we,” “us,” “our” or “the Company” means New Jersey Resources Corporation.

The Board is making these materials available to you on the Internet or, upon your request, delivering printed versions of these materials to you by mail. On or about December 13, 2013, we will mail a notice to shareholders containing instructions on how to access the Proxy Statement and Annual Report and how to vote.

QUESTIONS AND ANSWERS ABOUT THE MEETING

1. Who is asking for my vote and why am I receiving this document?

The Board asks that you vote on the matters listed in the Notice of Annual Meeting, which are more fully described in this Proxy Statement. We are providing this Proxy Statement and related proxy card to our shareholders in connection with the solicitation by the Board of proxies to be voted at the Meeting. A proxy, if duly executed and not revoked, will be voted and, if it contains any specific instructions, will be voted in accordance with those instructions.

2. Who is entitled to vote?

Only holders of record of outstanding shares of our common stock (the “Common Stock”) at the close of business on November 25, 2013, are entitled to notice of and to vote at the Meeting. At the close of business on November 25, 2013, there were 42,025,580 outstanding shares of Common Stock. Each share of Common Stock is entitled to one vote.

3. What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. If you designate someone as your proxy or proxy holder in a written document, that document is called a proxy or a proxy card. Mr. Laurence M. Downes and Ms. Rhonda M. Figueroa have been designated as proxies or proxy holders for the Meeting. Proxies properly executed and received by our Corporate Secretary prior to the Meeting and not revoked will be voted in accordance with the terms thereof.

4. What is a voting instruction?

A voting instruction is the instruction form you receive from your bank, broker or its nominee if you hold your shares of Common Stock in street name. The instruction form instructs you how to direct your bank, broker or its nominee, as record holder, to vote your shares of Common Stock.

5. What am I voting on?

You will be voting on each of the following items of business:

•	The election as directors of the three nominees to the Board named in this Proxy Statement for terms expiring in 2017

•	The approval of a non-binding advisory resolution approving the compensation of our named executive officers

•

The approval of the amendment of our Restated Certificate of Incorporation to make the provisions of Section 14A:3-6.1 to 14A:3-6.9 of the New Jersey Business Corporation Act applicable to New Jersey Resources Corporation

•	The ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2014

•	Any other business that may properly come before the Meeting or any adjournments or postponements thereof

6. How many votes must be present to hold the Meeting?

A majority of the outstanding shares of Common Stock as of the record date must be present in person or represented by proxy at the meeting. This is referred to as a quorum. Abstentions, withheld votes and shares of record held by a broker or its nominee (“broker shares”) that are voted on any matter are included in determining the existence of a quorum. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

7. What vote is needed to elect the three directors?

The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Common Stock voted in the election of directors. In addition, the Company’s Corporate Governance Guidelines provide that any nominee for director in an uncontested election who receives a greater number of shareholder votes “withheld” from his or her election than votes “for” his or her election must promptly tender his or her resignation to the Board. For more details regarding the director resignation policy, please see “Election of Directors” on page 10.

8. What vote is needed to approve the non-binding advisory resolution approving the compensation of our named executive officers?

The approval of the non-binding advisory resolution regarding the compensation of our named executive officers requires that the votes cast in favor of the proposal exceed the number of votes cast against the proposal.

9. What vote is needed to ratify the appointment by the Audit Committee of Deloitte & Touche LLP?

The ratification of the appointment by the Audit Committee of Deloitte & Touche LLP requires that the votes cast in favor of the ratification exceed the number of votes cast opposing the ratification.

10. What vote is needed to approve the amendment of our Restated Certificate of Incorporation?

The approval of the proposed amendment of our Restated Certificate of Incorporation requires the affirmative vote of a majority of the shares of Common Stock cast on the proposal.

11. What are the voting recommendations of the Board?

For the reasons set forth in more detail later in this Proxy Statement, THE BOARD RECOMMENDS THAT YOU VOTE:

•	FOR THE PROPOSED NOMINEES TO THE BOARD NAMED IN THIS PROXY STATEMENT;

•	FOR THE NON-BINDING ADVISORY RESOLUTION REGARDING APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS;

•	FOR THE PROPOSED AMENDMENT OF OUR RESTATED CERTIFICATE OF INCORPORATION

•	FOR THE RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF DELOITTE & TOUCHE LLP.

12. How do I vote?

Registered shareholders (shareholders who hold Common Stock in certificated form as opposed to through a bank, broker or other nominee) or employees who hold Common Stock through our NJR Employees’ Retirement Savings Plan (our

“401(k) Plan”) may vote in person at the Meeting or by proxy. There are three ways for registered shareholders and employees who own Common Stock through our 401(k) Plan to vote by proxy:

•	By mail: If you received your proxy materials by mail, complete, properly sign, date and mail the enclosed proxy card or voting instruction.

•	By Internet: Connect to the Internet at http://www.proxyvote.com and follow the instructions included on the proxy card or voting instruction.

•	By telephone: Call 1-800-690-6903 and follow the instructions included on the proxy card or voting instruction.

Registered shareholders and participants in our 401(k) and any other plans holding shares of Common Stock are urged to deliver proxies or voting instructions by calling the toll-free telephone number, by using the Internet or by completing and mailing the proxy card or voting instruction. The telephone and Internet voting procedures are designed to authenticate shareholders’ and plan participants’ identities, to allow shareholders and plan participants to give their proxies or voting instructions and to confirm that such instructions have been recorded properly. Instructions for voting by telephone or over the Internet are included on the enclosed proxy card or voting instruction. If you received your proxy materials via mail, registered shareholders and plan participants may send their proxies or voting instructions by completing, signing and dating the enclosed proxy card or voting instruction and returning it as promptly as possible in the enclosed prepaid envelope.

Shareholders who hold Common Stock through banks, brokers or other nominees (“street name shareholders”) who wish to vote at the Meeting should receive voting instructions from the institution that holds their shares. Please contact the institution that holds your shares if you have not received voting instructions. Street name shareholders may also be eligible to vote their shares electronically by following the voting instructions provided by the bank, broker or other nominee that holds the shares, using either the toll-free telephone number or the Internet address provided on the voting instruction; or by completing, dating and signing the voting instruction and returning it promptly in the enclosed prepaid envelope.

The deadline for voting via the Internet or telephone is 11:59 p.m., Eastern Standard Time, on January 21, 2014.

13. Can I attend the Meeting?

Yes. The Meeting is open to all holders of our Common Stock as of the record date, November 25, 2013. You may attend the Meeting and vote in person. However, even if you plan to attend the Meeting, we encourage you to vote your shares by proxy. Cameras, recording devices and other electronic devices are not permitted at the Meeting.

14. How will my shares be voted if I sign, date and return my proxy card or voting instruction card, but do not provide complete voting instructions with respect to each proposal?

Shareholders should specify their vote for each matter on the enclosed proxy. The proxies solicited by this Proxy Statement vest in the proxy holders’ voting rights with respect to the election of directors (unless the shareholder marks the proxy to withhold that authority) and on all other matters voted upon at the Meeting.

Unless otherwise directed in the enclosed proxy card, the persons named as proxies therein will vote all properly executed, returned and not-revoked proxy cards or voting instruction cards (1) “FOR” the election of the three director nominees listed thereon; (2) “FOR” the non-binding proposal regarding approval of the compensation of the Company’s named executive officers; (3) “FOR” the proposed amendment of our Restated Certificate of Incorporation; and (4) “FOR” the proposal to ratify the appointment by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2014, with the following two exceptions:

•

Shares of Common Stock held in our 401(k) Plan for which no direction is provided on a properly executed, returned and not revoked voting instruction card will be voted proportionately in the same manner as those shares held in our 401(k) Plan for which timely and valid voting instructions are received with respect to such proposals.

•

Shares of Common Stock held in our 401(k) Plan for which timely and valid voting instructions are not received will be considered to have been designated to be voted by the trustee in accordance with the recommendation of the Company’s management.

As to any other business that may properly come before the Meeting, the persons named in the enclosed proxy card or voting instruction will vote the shares of Common Stock represented by the proxy in the manner as the Board may recommend, or otherwise at the proxy holders’ discretion. The Board does not presently know of any other such business.

15. How will my shares be voted if I do not return my proxy card or my voting instruction?

It will depend on how your ownership of shares of Common Stock is registered. If you own your shares as a registered holder, which means that your shares of Common Stock are registered in your name, your unvoted shares will not be represented at the Meeting and will not count toward the quorum requirement, as explained under “6. How many votes must be present to hold the Meeting?” on page 2, unless you attend the Meeting to vote them in person.

If you own your shares of Common Stock in street name, which means that your shares are registered in the name of your bank, broker or its nominee, your shares may be voted even if you do not provide your bank, broker or other nominee with voting instructions. Under the rules of the New York Stock Exchange (NYSE) your bank, broker or other nominee may vote your shares in its discretion on “routine” matters. However, NYSE rules do not permit your bank, broker or other nominee to vote your shares on proposals that are not considered routine. When a proposal is not a routine matter and your bank, broker or other nominee has not received your voting instructions with respect to such proposal, your bank, broker or other nominee cannot vote your shares on that proposal. When a bank, broker or other nominee does not cast a vote for a routine or a non-routine matter, it is called a “broker non-vote.”

Please note in the absence of your specific instructions as to how to vote, that your bank, broker or other nominee may not vote your shares with respect to (1) the election of the three nominees for director, (2) the proposed amendment of our Restated Certificate of Incorporation, or (3) the non-binding proposal regarding the approval of the compensation of our named executive officers. Under NYSE rules, these matters are not considered routine matters. Based on NYSE rules, we believe that the ratification of the appointment by the Audit Committee of Deloitte & Touche LLP is a routine matter for which brokerage firms may vote on behalf of their clients if no voting instructions are provided. Therefore, if you are a shareholder whose shares of Common Stock are held in street name with a bank, broker or other nominee and you do not return your voting instruction card, your bank, broker or other nominee may vote your shares “FOR” the ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm. Please return your proxy card so your vote can be counted.

16. How are abstentions and broker non-votes counted?

Only votes cast “for” or “against” are included in determining the votes cast with respect to any matter presented for consideration at the Meeting. As described above, when brokers do not have discretion to vote or do not exercise such discretion, the inability or failure to vote is referred to as a “broker non-vote.” Proxies marked as abstaining, and any proxies returned by brokers as “non-votes” on behalf of shares held in street name because beneficial owners’ discretion has been withheld as to one or more matters to be acted upon at the Meeting, will be treated as present for purposes of determining whether a quorum is present at the Meeting. Broker non-votes and withheld votes will not be included in the vote total for the proposal to elect the nominees for director and will not affect the outcome of the vote for the proposal. In addition, under New Jersey corporation law, abstentions are not counted as votes cast on a proposal. Therefore, abstentions and broker non-votes will not count either in favor of or against (1) the non-binding proposal regarding the vote of the compensation of our named executive officers, (2) the proposed amendment of our Certificate of Incorporation, or (3) the ratification of the appointment of Deloitte & Touche LLP.

17. What if I change my mind after I vote?

Whether you vote by telephone, Internet or by mail, you may later change or revoke your proxy at any time before it is exercised by (i) submitting a properly signed proxy with a later date, (ii) voting by telephone or the Internet at a later time, or (iii) voting in person at the Meeting. See the enclosed proxy card for instructions. Attendance at the Meeting will not by itself revoke a previously granted proxy.

If you are a shareholder whose stock is held in street name with a bank, broker or other nominee, you must follow the instructions found on the voting instruction card provided by the bank, broker or other nominee, or contact your bank, broker or other nominee to change or revoke your previously given proxy.

18. Who pays the cost of proxy solicitation?

NJR will pay all expenses of soliciting proxies, including clerical work, printing and postage. Our officers and other employees may personally solicit proxies or solicit proxies by mail, telephone, facsimile or Internet, but we will not provide any compensation for such solicitations. In addition, we have agreed to pay Eagle Rock Proxy Advisors a fee of approximately $5,500, plus reasonable expenses, for proxy solicitation services. We will also reimburse banks, brokers and other persons holding shares in their names or in the names of nominees for expenses incurred sending material to beneficial owners and obtaining proxies from beneficial owners.

19. Could other matters be decided in the Meeting?

The Board does not know of any other business that may be brought before the Meeting. However, if any other matters should properly come before the Meeting or at any adjournment or postponement thereof, it is the intention of the persons named in the accompanying proxy to vote on such matters as they, in their discretion, may determine.

20. How do I make a shareholder proposal for the 2015 Annual Meeting of Shareholders?

We must receive proposals from shareholders intended to be presented at the 2015 Annual Meeting of Shareholders, on or before August 15, 2014, to be considered for inclusion in our Proxy Statement and form of proxy/voting instruction card for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and for consideration at that meeting. Shareholders submitting such proposals are required to be the beneficial owners of shares of the Common Stock amounting to at least $2,000 in market value and to have held such shares for at least one year prior to the date of submission.

Our By-Laws also set forth the procedures a shareholder must follow to nominate directors or to bring other business before shareholder meetings. For a shareholder to nominate a candidate for director at the 2015 Annual Meeting of Shareholders, we must receive notice of the nomination no later than November 10, 2014. The notice must describe various matters regarding the nominee, including name, address, occupation and shares held. (See “INFORMATION ABOUT THE BOARD’S COMMITTEES — Nominating/Corporate Governance Committee” beginning on page 21 for more information regarding the director nomination process.) Additionally, under our By-Laws, for a shareholder to bring other matters before the 2015 Annual Meeting of Shareholders, we must receive notice no later than November 10, 2014. The notice must include a description of the proposed business, the reasons therefore and other matters specified in our By-Laws. In each case, the notice must be timely given to our Corporate Secretary, whose address is Office of the Corporate Secretary, 1415 Wyckoff Road, Wall, New Jersey 07719. A copy of the By-Laws is available free of charge on our website at http://investor.njresources.com under the caption “Corporate Governance.” A printed copy is available free of charge to any shareholder who requests it by contacting the Corporate Secretary in writing at Office of the Corporate Secretary, New Jersey Resources Corporation, 1415 Wyckoff Road, Wall, New Jersey 07719.

STOCK OWNERSHIP

Principal Shareholders

The following table sets forth as of November 25, 2013, certain information with respect to the beneficial ownership of shares of Common Stock by each person or group we know to beneficially own more than five percent of the outstanding shares of such stock.

Name and Address of Beneficial Owners	Number of Shares		Percent of Class(1)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	6,041,635	(2)	14.4%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	2,848,645	(3)	6.8%

(1)	The percentage shown in the table is based on 42,025,580 shares of Common Stock outstanding on November 25, 2013.
(2)

As reported on an Amendment No. 3 to Schedule 13G filed with the SEC on January 9, 2013. The Amendment No. 3 to Schedule 13G indicates that BlackRock, Inc. (“BlackRock”) reported that it held sole voting power and sole dispositive power over 6,041,635 shares of Common Stock. The number of shares of Common Stock owned by BlackRock may have changed since the filing of Amendment No. 3 to Schedule 13G.

(3)

As reported on an Amendment No. 2 to Schedule 13G filed with the SEC on February 7, 2013. The Amendment No. 2 to Schedule 13G indicates that Vanguard Fiduciary Trust Company (VFTC), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 62,346 shares of Common Stock as a result of serving as investment manager of collective trust accounts and that VFTC directs the voting of these shares of Common Stock. Amendment No. 2 to Schedule 13G also indicates that Vanguard Investments Australia, Ltd. (VIA), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 7,400 shares of Common Stock as a result of serving as investment manager of Australian investment offerings and that VIA directs the voting of these shares. The Vanguard Group, Inc. reported that it held sole voting power over 69,746 shares of Common Stock and sole dispositive power over 2,786,299 shares of Common Stock and shared dispositive power over 62,346 shares of Common Stock. The number of shares of Common Stock held by The Vanguard Group, Inc. may have changed since the filing of Amendment No. 2 to Schedule 13G.

Directors and Executive Officers

The following table sets forth, as of November 25, 2013, the beneficial ownership of our Common Stock of each of the directors, each of our executive officers listed in the Summary Compensation Table below and all of our directors and executive officers as a group. Except as otherwise noted, each person has sole voting and investment power as to his or her shares (or shares such powers with his or her spouse). The beneficial ownership of each director and executive officer is less than one percent of the outstanding shares. The shares owned by all such persons as a group constitute approximately 1.3 percent of the total shares of Common Stock outstanding.

Name	Amount and Nature of Beneficial Ownership(1)(2)(3)(4)
Lawrence R. Codey	13,866
Donald L. Correll	8,316
Laurence M. Downes	156,803	(5)
Mariellen Dugan	19,478
Kathleen T. Ellis	42,678
Robert B. Evans	8,667
M. William Howard, Jr.	10,504
Jane M. Kenny	9,180
Alfred C. Koeppe	30,064
Glenn C. Lockwood	69,330
J. Terry Strange	25,867
Sharon C. Taylor	2,327
David A. Trice	30,164
Stephen D. Westhoven	34,998
George R. Zoffinger	42,974	(6)
All Directors and Executive Officers as a Group (17 Persons)	541,970	(7)

(1)	Each individual has furnished information as to the amount and nature of beneficial ownership not within our knowledge.
(2)

Includes shares subject to currently exercisable options or any options exercisable within the next 60 days, as follows: Mr. Codey — 2,250 options, Ms. Dugan — 9,000 options, Ms. Ellis — 9,375 options, Mr. Strange — 4,500 options, Mr. Westhoven — 5,125 options and all directors and executive officers as a group — 33,625 options.

(3)

This column lists voting securities, including restricted stock held by the executive officers over which they have sole voting power but no investment power. Otherwise, except to the extent noted below, each director or executive officer has sole voting and investment power over the shares reported. Includes shares of restricted stock held by the executive officers over which they have sole voting power but no investment power, as follows: Ms. Dugan — 4,279 shares, and all directors and executive officers as a group — 4,279 shares.

(4)

Includes deferred shares of Common Stock held by the directors and executive officers pursuant to the Directors’ Deferred Compensation Plan or the Officers’ Deferred Compensation Plan over which they have sole voting power but no investment power, as follows: Mr. Codey — 6,818 shares, Mr. Correll — 2,951 shares, Rev. Howard — 7,062 shares, Ms. Kenny — 7,062 shares, Mr. Koeppe — 10,606 shares, Mr. Lockwood — 31,002 shares, Mr. Strange — 7,070 shares, Ms. Taylor — 1,672 shares, Mr. Trice — 13,956 shares, Mr. Zoffinger — 33,081 shares and all directors and executive officers as a group — 121,280 shares.

(5)	Includes 336 shares of Common Stock held by Mr. Downes as custodian for the benefit of a relative.
(6)	Includes 1,223 shares of Common Stock held by Mr. Zoffinger as custodian in trusts for the benefit of relatives, all as to which Mr. Zoffinger disclaims beneficial ownership.
(7)

Includes (i) 1,559 shares of Common Stock indirectly owned by certain of the directors and executive officers, (ii) 33,625 shares of Common Stock subject to currently exercisable options, (iii) 121,280 deferred shares of Common Stock held by certain of the directors and executive officers pursuant to the Directors’ Deferred Compensation Plan or the Officers’ Deferred Compensation Plan over which they have sole voting power but no investment power and (iv) 4,279 shares of restricted stock held by one of the executive officers over which she has sole voting power but no investment power.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than 10 percent of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than 10 percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of these reports furnished to us, we believe that all filing requirements applicable to such officers and directors and greater than 10 percent shareholders were complied with during fiscal year 2013.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table presents information as of September 30, 2013, with respect to equity compensation plans under which shares of Common Stock are authorized for issuance.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(3)
Equity Compensation Plans Approved by Shareholders	395,102	$29.53	1,319,416
Equity Compensation Plans Not Approved by Shareholders(4)	—	—	—
Total	395,102	$29.53	1,319,416

(1)

There are no outstanding warrants or rights. This amount includes stock options, deferred stock units and performance shares that may vest based upon certain conditions and would be paid in the form of shares of Common Stock on a one-to-one basis upon vesting.

(2)	The weighted-average exercise price in this column does not take deferred stock units and performance shares into account.
(3)	Amounts exclude any securities to be issued upon exercise of outstanding options.
(4)	We do not have equity compensation plans that have not been approved by shareholders.

ELECTION OF DIRECTORS

[Item (1) on proxy card]

Item 1

The Board currently consists of 11 members divided into three classes with overlapping three-year terms. Three individuals have been nominated for election as directors at the Meeting. Jane M. Kenny, Sharon C. Taylor and David A. Trice would each serve for a three-year term expiring in 2017 and until their respective successors are elected and have been qualified. Each of the nominees is currently serving as a director of the Company and has been previously elected by our shareholders. There were no nominee recommendations from shareholders or from any group of shareholders submitted in accordance with our By-Laws. Unless otherwise indicated on a proxy, the proxy holders intend to vote the shares each proxy represents for all nominees for election as directors.

Under New Jersey law, directors are elected by a plurality of the votes cast at an election. The Company’s Corporate Governance Guidelines provide, however, that any nominee for director in an uncontested election who receives a greater number of shareholder votes “withheld” from his or her election than votes “for” his or her election must promptly tender his or her resignation to the Board for consideration. The Nominating/Corporate Governance Committee will then evaluate the best interests of the Company and will recommend to the Board whether to accept or reject the tendered resignation. Following the Board’s determination, the Company will disclose the Board’s decision of whether to accept the resignation and an explanation of how the decision was reached.

Proxies solicited by the Board will be voted in favor of the nominees listed below, unless otherwise specified in the proxy. All of the nominees proposed by the Board have consented to serve if elected. We know of no reason why the nominees would not be available for election or, if elected, would be unable to serve. While we do not anticipate that any of the nominees will be unable to serve, if any should be unable to serve, the proxy holders reserve the right to substitute any other person approved by the Board.

Set forth below is information for each nominee and director concerning the age, principal occupation, employment and directorships during the past five years, positions with the Company, the year in which he or she first became a director of the Company and his or her term of office as a director. Also set forth below is a brief discussion of the specific experience, qualifications, attributes or skills that led to the Board’s conclusion that, in light of our business and structure, each nominee and director should serve as a director as of the date of this Proxy Statement.

Nominees for Election as Directors

Name Period Served as Director Age	Business Experience During Past Five Years and Other Affiliations
Jane M. Kenny Director since 2006 Age 62

Co-owner and Managing Partner, The Whitman Strategy Group, LLC, a consulting firm specializing in governmental relations and environmental and energy issues, since January 2005; Regional Administrator of the Environmental Protection Agency, overseeing the federal agency’s work in New York, New Jersey, Puerto Rico and the Virgin Islands from November 2001 to December 2004; Commissioner of New Jersey Department of Community Affairs from May 1996 to November 2001; Visiting Fellow, The Eagleton Institute of Politics, Rutgers University; Trustee, NJ Future; Member, Sustainable State Institute for New Jersey.

Ms. Kenny’s extensive public policy experience, especially with environmental, public policy, energy and government relations issues, based on her extensive regulatory and policy experience leading environmental initiatives as Administrator for Region 2 of the United States Environmental Protection Agency, and her service as a top advisor to three Governors of New Jersey, is essential for the Board of a company like ours that regularly faces such issues. That experience, as well as her firm’s active consulting practice on environmental, energy and public policy issues through which she is actively and presently engaged in cutting-edge issues in the field, has provided Ms. Kenny an understanding of the energy industry, which is important in assisting the Board in monitoring and evaluating our business.

Name Period Served as Director Age	Business Experience During Past Five Years and Other Affiliations
Sharon C. Taylor Director since 2012 Age 59

Senior Vice President, Human Resources, Prudential Financial since June 2002; Senior Vice President, Human Resources, Prudential Insurance and Chair of The Prudential Foundation; Member of the executive committee of the Newark Regional Business Partnership; Member of the Board of Trustees of American Repertory Ballet; Director, Human Resources Policy Association; Director, Executive Leadership Council Foundation; Member of the Board of Trustees of Montclair Art Museum; Director, Congressional Black Caucus Foundation; Member, Advisory Board of the National Council of La Raza.

Ms. Taylor’s experience as a senior executive officer of one of the nation’s largest financial services companies, her service on the boards of several other organizations, and her extensive background and expertise in human resources policies, strategies, programs and infrastructure provides the Board with an important perspective regarding leadership development, business diversity and corporate social responsibility.

David A. Trice Director since 2004 Age 65

Retired. Chairman from September 2004 to May 2010, President and Chief Executive Officer from February 2000 to May 2009, President and Chief Operating Officer from 1999 to 2000 and Vice President — Finance and International from 1997 to 1999, Newfield Exploration Company, a public independent crude oil and natural gas exploration and production company; Director, QEP Resources, Inc., a public energy company specialized in natural gas and oil exploration and production; Director, McDermott International, Inc., a public engineering and construction company with a focus on the energy industry; Director, Hornbeck Offshore Services, Inc., a public owner and operator of tugs and tank barges that transport crude and refined petroleum products and supply vessels that support offshore oil and gas drilling and production from October 2002 to February 2011; Director, Rockwater Energy Solutions, Inc., a fluids and environmental solutions provider that provides a wide range of products and services to the oil and gas industry, from August 2012 to present; Director, Crazy Mountain Brewery, LLC; Member of the Board of Governors of the Cullasaja Club, a country club in Highland, NC. Past Chairman, The American Natural Gas Alliance, Inc. and the American Exploration and Production Council.

A career with over 30 years of experience with energy companies such as Newfield Exploration Company has given Mr. Trice extensive knowledge of the energy industry, particularly natural gas, as well as other operational expertise, which is essential to our Board in understanding and evaluating our business. Mr. Trice also brings to our Board experience gained from holding senior leadership and board positions at public companies and industry groups that provides our Board with significant experience in risk oversight, financial policy, executive compensation and corporate governance matters, which is particularly relevant to his position as Chairman of the Leadership Development and Compensation Committee. In addition, Mr. Trice’s extensive experience in the energy industry and his familiarity with the relevant issues provide the Board with a valuable perspective.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ALL OF THE PROPOSED DIRECTOR NOMINEES LISTED ABOVE.

Directors with Terms Expiring in 2015

Name Period Served as Director Age	Business Experience During Past Five Years and Other Affiliations
Donald L. Correll Director since 2008 Age 63

Chief Executive Officer and Co-Founder, Water Capital Partners, LLC, a firm that invests in, advises and manages water and wastewater infrastructure assets and operations since January 2011. Retired from August 2010 to January 2011. President and Chief Executive Officer and member of the Board of Directors of American Water Works, Inc., a New Jersey-based public water utility holding company from April 2006 to August 2010; President and Chief Executive Officer and member of the Board of Directors of Pennichuck Corporation, a New Hampshire-based public water utility holding company from 2003 to 2006; Chairman, President and Chief Executive Officer of United Water Resources, a public water services company from 1991 through 2001. From 2001 to 2003, served as an independent advisor to water service and investment firms on issues relating to marketing, acquisitions, and investments in the water services sector. Director, HealthSouth Corp, a public national healthcare service provider; Director, Northeast Power Coordinating Council, Inc.; Director, U.S. Chamber of Commerce.

Mr. Correll’s experience with utilities companies through his leadership of American Water Works and other water services companies has given him an understanding of the regulatory and operational issues that we face. In his positions as a Chief Executive Officer and director of a public company and as a certified public accountant, he has gained experience in financial policy and risk oversight that is essential to his position as a member of the Audit Committee.

Rev. M. William Howard, Jr. Director since 2005 Age 67

Pastor of Bethany Baptist Church, Newark, New Jersey, since 2000; President, New York Theological Seminary from 1992 to 2000; Past Chairman and Current Member, Rutgers University Board of Governors; Director, Choose New Jersey; Chair of the New Jersey Death Penalty Study Commission from 2006 to 2007; Chair of Newark Mayor Cory Booker’s Transition Team in 2005; Trustee, Newark Alliance.

Rev. Howard is an experienced local and national community leader with extensive familiarity with communities and contacts within and outside our service area. His work and experience in the public sector, including his experience leading religious institutions bring unique and valuable perspectives and disciplines to the Board’s deliberations and decision-making processes, particularly with regard to issues of corporate citizenship and community relations, which are relevant to his position as Lead Director of the Board of Directors of NJR Clean Energy Ventures.

J. Terry Strange Director since 2003 Age 69

Retired. Vice Chair and Managing Partner of U.S. Audit Practice from 1996 to 2002 and Global Managing Partner of Audit Practice from 1998 to 2002, KPMG LLP, an independent accounting firm; Director, Newfield Exploration Company, a public independent crude oil and natural gas exploration and production company; Director, Group 1 Automotive, Inc., a public specialty retailer with automobile dealer franchises, collision service centers, financing, insurance and service contracts; From July 2008 to May 2013, Director, SLM Corp., a public company more commonly known as Sallie Mae, a leading provider of student loans and administrator of college savings plans; Director, Bearing Point, Inc., formerly a public business consulting, systems integration and managed services firm, until May 2009; Director, BBVA Compass Bancshares, Inc., a wholly-owned subsidiary of a publicly-traded global financial services company.

Mr. Strange has extensive knowledge and experience with accounting practices, policies and rulemaking from his 34-year career at KPMG LLP, which is especially important in his role as Chairman of the Audit Committee and our “audit committee financial expert.” His significant experience working with companies in the energy sector, as well his experience as a director of a number of public companies has provided him an understanding of the challenges and strategic alternatives available to public companies, financial policy and risk oversight.

Name Period Served as Director Age	Business Experience During Past Five Years and Other Affiliations
George R. Zoffinger Director since 1996 Age 65

President and Chief Executive Officer, Constellation Capital Corp., a financial services company, since December 2007; President and Chief Executive Officer, New Jersey Sports & Exposition Authority from March 2002 to December 2007; President & Chief Executive Officer, Constellation Capital Corp., from March 1998 to March 2002; Director through June 2013, Virgin Media, Inc., a publicly-traded media company; Director, Hightower Securities LLC, a registered investment company that provides investment advisory services since May 2013; Director, Anchor Commercial Bank, a privately held commercial bank through December 2012; Chairman, New Brunswick Development Corporation, a not-for-profit urban real estate development company.

Mr. Zoffinger’s leadership experience and work with public companies has provided him financial, corporate governance and real estate development expertise and experience with executive compensation issues, which are important to his roles as a member of the Nominating/Corporate Governance Committee and the Leadership Development and Compensation Committee. In addition, he brings to the Board corporate development experience and knowledge gained from his leadership and board positions, including his long tenure on the Board.

Directors with Terms Expiring in 2016

Name Period Served as Director Age	Business Experience During Past Five Years and Other Affiliations
Lawrence R. Codey Director since 2000 Age 69

Retired. President and Chief Operating Officer, Public Service Electric & Gas Company from September 1991 through February 2000; Director, United Water Resources, Inc., a public water utility holding company with subsidiaries providing water and wastewater services; Director, Horizon Blue Cross Blue Shield of New Jersey, a health care insurance provider; Chairman of the Board, Sealed Air Corporation, a manufacturer and seller of food and specialty packaging and sanitary materials and systems.

Mr. Codey brings to our Board extensive business, leadership and administrative experience in the utility industry from his tenure at Public Service Electric & Gas Company and his service on public company boards. His understanding of issues facing utility companies, both as an officer and director, is invaluable to the Board and is vital to his role as the Board’s Lead Director.

Laurence M. Downes Director since 1995 Age 56

Chairman of the Board of the Company since September 1996 and President and Chief Executive Officer since July 1995; Director, Questar Corporation, a public integrated natural gas company; Director and past Chairman, American Gas Association; Trustee, American Gas Foundation; Member, Board of Directors of New Jersey Economic Development Authority; Member, Board of Trustees, Drumthwacket Foundation; Chairman of Finance Council, Catholic Diocese of Trenton.

As Chairman of the Board, Mr. Downes provides the Board with strong leadership and direction and a considerable amount of experience. As our President and Chief Executive Officer, Mr. Downes is able to communicate and inform the Board about our strategy, performance, operations, issues and developments. Mr. Downes’ extensive knowledge of the energy industry, experience as the leader of the Company and innovative thinking provides an invaluable benefit to the Board. In addition, Mr. Downes’ board positions at natural gas organizations have positioned him to bring experience and industry knowledge to his position as Chairman of the Board. Through Mr. Downes’ many years of service on the Board, he has developed extensive knowledge in the areas of leadership, strategy, safety, risk oversight, management and corporate governance, each of which provides great value to the Board.

Name Period Served as Director Age	Business Experience During Past Five Years and Other Affiliations
Robert B. Evans Director since 2009 Age 65

Retired. President and Chief Executive Officer of Duke Energy Americas, a business unit of Duke Energy Corp., from January 2004 to March 2006; Transition executive for Energy Services, a business unit of Duke Energy Corp., during 2003; President of Duke Energy Gas Transmission from 1998 to 2002 and President and Chief Executive Officer from 2002 to 2003; Director, Sprague Resources LP, a limited partnership that purchases, stores, distributes and sells refined petroleum products and natural gas; Director, Targa Resources Partners LP, a provider of midstream natural gas and natural gas liquids services in the United States; Member, Eighth Air Force Museum Advisory Committee.

Mr. Evans’ experience in senior leadership and board positions for other energy companies has positioned him to bring executive, corporate development, operational and financial experience and industry knowledge to his position as a member of the Board. His extensive executive experience with the natural gas transmission business and wholesale natural gas trading business of Duke Energy and Targa Resources Partners provides the Board with valuable knowledge of those aspects of the energy industry and has provided him with the experience and knowledge to serve as Lead Director of the joint Board of Directors of NJR Energy Services Company (NJRES) and NJR Energy Investments Corporation.

Alfred C. Koeppe Director since 2003 Age 67

President and Chief Executive Officer, Newark Alliance, a non-profit organization whose mission is to improve the City of Newark, New Jersey, since October 2003. Retired President and Chief Operating Officer, Public Service Electric & Gas Company from March 2000 to October 2003; President and Chief Executive Officer, Bell Atlantic-New Jersey from 1990 to 1995; Chairman, New Jersey Economic Development Authority; Member, New Jersey Governor’s Council of Economic Advisors; Director, Horizon Blue Cross Blue Shield of New Jersey; Member of the Board of Trustees of St. Benedict’s Preparatory School.

Mr. Koeppe’s unique experience as a senior executive officer of the state’s two largest energy and telecommunications utilities and his experience as an attorney have given him a considerable understanding of financial, operational, regulatory, corporate governance and legal matters, which is important in his role as Lead Director of the Board of Directors of NJNG and as a member of a number of Board committees. His leadership of a non-profit organization and chairmanship of New Jersey’s Economic Development Authority bring additional valuable perspectives to the Board.

INFORMATION ABOUT THE BOARD

General

Our business and affairs are managed under the direction of the Board in accordance with the New Jersey Business Corporation Act and our Certificate of Incorporation and By-Laws. Members of the Board are kept informed of our business through discussions with the Chairman and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. The corporate governance practices we follow are summarized below.

Board Meetings and Attendance at Annual Meeting of Shareholders

During fiscal year 2013, there were 13 meetings of the Board. Each director other than Mr. Codey attended more than 75 percent of the combined meetings of the Board and the committees on which she or he served during the year. Mr. Codey attended 68 percent of such meetings, attending all but three Board meetings, due to illness. We encourage all directors to attend our annual shareholders’ meeting. All of the directors serving at the time of the 2013 Annual Meeting of Shareholders held in January 2013 attended that meeting.

Board Standards of Independence

The Board sets our independence standards (“Company Independence Guidelines”) in our corporate governance guidelines (the “Corporate Governance Guidelines”). The director independence standards, as set forth in the Company Independence Guidelines, provide that a majority of the Board must be independent under the independence standards established by the Corporate Governance Guidelines, the NYSE and the SEC as in effect from time to time. For a Board member or candidate for election to the Board to qualify as independent, the Board must determine that the person and his or her immediate family members do not have a material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) or any of our affiliates. Under the categorical standards adopted by the Board, a member of the Board is not independent if:

•	The director is, or has been within the last three years, our employee, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

•

The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

(i) The director is a current partner or employee of a firm that is our internal or external auditor; (ii) the director has an immediate family member who is a current partner of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and personally works on our audit; or (iv) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time;

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee; or

•

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent, of such other company’s consolidated gross revenues.

The Board will also consider a director’s charitable relationships. Contributions to tax-exempt organizations are not considered payments for purposes of the test in the final bullet point above, provided that we are required to disclose in our annual proxy statement any such contributions made by us to any tax-exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year from us to the organization exceeded the greater of $1 million, or two percent, of such tax-exempt organization’s consolidated gross revenues.

For purposes of the above independence standards, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) who shares such person’s home. When applying the look-back provisions set forth above, the Board need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

A Board member may sit on the board of any of our affiliates if, except for being a director on each such board of directors, the member otherwise meets the independence requirements for each such entity, including the receipt of only ordinary-course compensation for serving as a member of the board of directors. Each member of the Board must submit a letter of resignation to the Chairman of the Board when the member changes his or her principal occupation or employment, or leaves or retires from the business with which such occupation or employment was carried out. The letter will be submitted to the Nominating/Corporate Governance Committee who will make a recommendation to the Board regarding such director’s continued service on the Board. The Board will then determine whether to accept such resignation.

With the exception of Mr. Downes, the Chairman of the Board and Chief Executive Officer, the Board has affirmatively determined that each member of the Board is independent in accordance with the above standards. Additionally, we made no contributions during fiscal year 2013 to any charitable organization in which an independent director serves as an executive officer in any single fiscal year within the preceding three fiscal years in an amount in excess of the greater of $1 million, or two percent, of the charitable organization’s consolidated gross revenues.

The Company Independence Guidelines are described in the Corporate Governance Guidelines and are available free of charge on our website at http://investor.njresources.com under the caption “Corporate Governance.” A printed copy is available free of charge to any shareholder who requests it by contacting the Corporate Secretary in writing at Office of the Corporate Secretary, New Jersey Resources Corporation, 1415 Wyckoff Road, Wall, New Jersey 07719.

Communications with the Board

Any shareholder or interested party wishing to communicate with the Lead Director, the non-management directors, any Board committee or specified individual director on an anonymous basis may do so by calling Ethicspoint, Inc., an unaffiliated toll-free hotline service, at 1-866-384-4277 or by submitting a report via its secure web site at http://www.ethicspoint.com. Ethicspoint, Inc. will then notify the Lead Director or another designated representative of the non-management directors. The Lead Director and his duly authorized agents are responsible for collecting and organizing shareholder communications. Absent a conflict of interest, the Lead Director is responsible for evaluating the materiality of each shareholder communication and determining whether further distribution is appropriate, and, if so, whether to the full Board, one or more committee members, one or more Board members and/or other individuals or entities. In addition, any shareholder can communicate in writing to such directors by mailing communications to them c/o New Jersey Resources Corporation, 1415 Wyckoff Road, Wall, New Jersey 07719, Attention: Lead Director, Lawrence R. Codey.

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure. As provided in the Corporate Governance Guidelines, the Board does not have a policy on whether the role of the Chief Executive Officer and Chairman of the Board should be separate or, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. We currently operate with one individual, Mr. Downes, serving as Chairman of the Board, President and Chief Executive Officer. The Board elected Mr. Downes as President and Chief Executive Officer in July 1995 and Chairman of the Board in September 1996. Prior to his election as our President and Chief Executive Officer, Mr. Downes served as our Senior Vice President and Chief Financial Officer. The Board believes that because Mr. Downes has unique and extensive experience and understanding of our business, as well as more than 18 years of experience serving on our Board, he is well situated to lead and execute strategy and business plans to maximize shareholder value. The Board believes that combining the Chairman of the Board and Chief Executive Officer positions is the right corporate governance structure for us at this time because it most effectively utilizes Mr. Downes’ extensive experience and knowledge regarding the Company, including by allowing him to lead Board discussions regarding our business and strategy and provides us with unified leadership.

To ensure that the independent directors play a leading role in our current leadership structure, the Board established the position of Lead Director in the Corporate Governance Guidelines in 2003. Mr. Codey currently serves as our Lead Director.

In addition to maintaining a significant majority of independent directors (Mr. Downes is the only non-independent director) and independent Board committees, the Board enhanced our corporate governance practices by expanding the description of responsibilities of the Lead Director in our Corporate Governance Guidelines in fiscal year 2010. In this role as Lead Director, Mr. Codey is in frequent contact with the Chairman of the Board and Chief Executive Officer and is regularly consulted on material matters. The Lead Director is elected by the independent directors and ensures that the Board operates independently of management and directors and shareholders have an independent leadership contact.

The Lead Director, who must satisfy our independence standards, has the following specific roles and responsibilities:

•	Ensures that the Board and its committees function independently of our management

•	Chairs Board meetings when the Chairman is not present or when there is a potential conflict

•	Confers with the Chairman to develop the agenda for the Board meetings and schedules for the Board and committee meetings

•	Provides advice and counsel to the Chairman on Board meeting schedules to assure there is sufficient time for all agenda items

•	Calls meetings and sets agendas for executive sessions of the independent directors

•	Evaluates and oversees with the Chairman the quality, quantity and timeliness of the information submitted by management to the independent directors

•	Acts as a liaison between the independent directors and the Chairman and senior management

•	Confers with the Nominating/Corporate Governance Committee Chair and the Chairman as to the membership of the various committees and committee chairs

•	Coordinates with the Nominating/Corporate Governance Committee Chair and the Chairman in the performance evaluation of the Board and its committees

•	Coordinates with the Nominating/Corporate Governance Committee Chair in the performance evaluation of the Chairman

•	Is available for consultation and direct communication, under appropriate circumstances, if requested by major shareholders

•	Retains advisors and consultants at the request of the independent directors

•	Performs such other duties and responsibilities as may be delegated to the Lead Director by the Board from time to time

The Board also has four standing committees: the Audit Committee, the Leadership Development and Compensation Committee, the Nominating/Corporate Governance Committee and the Executive Committee. Each committee has a separate chairperson and each committee, other than the Executive Committee, is composed solely of independent directors.

Given our current circumstances and operating strategies, we believe having a combined Chairman of the Board and Chief Executive Officer, as well as having a Lead Director and independent standing Board committees, is the most appropriate structure for our shareholders and us. We believe this structure demonstrates clear leadership to our employees, shareholders and other interested parties and eliminates potential for redundancies and confusion. The Lead Director protects the role of the independent directors by providing leadership to the independent directors and working closely with the Chairman of the Board and Chief Executive Officer.

As part of the Board’s annual assessment process, the Board evaluates our board leadership structure to ensure that it remains appropriate. The Board recognizes that there may be circumstances in the future that would lead it to separate the roles of Chief Executive Officer and Chairman of the Board, but believes that the absence of a policy requiring either the separation or combination of the roles of Chairman and Chief Executive Officer provides the Board with the flexibility to determine the best leadership structure.

Board’s Role in Risk Oversight. The Board is responsible for our risk oversight. Management is responsible for our risk management, including providing oversight and monitoring to ensure our policies are carried out and processes are executed in accordance with our performance goals and risk tolerance. Our management team holds regular meetings that identify, discuss and assess financial risk from current macro-economic, industry and company perspectives. In carrying out its risk oversight function, the Board has four standing committees: the Audit Committee, the Leadership Development and Compensation Committee, the Nominating/Corporate Governance Committee and the Executive Committee. Each committee is responsible for risk oversight within such committee’s area of responsibility and regularly reports to the Board. Each of the committee’s charters, other than the Executive Committee charter, was amended in 2012 to reflect such responsibilities. Additionally, the boards of directors of our principal subsidiaries are comprised largely of non-management directors.

The Audit Committee charter provides that the Audit Committee is responsible for discussing with management our major financial risk exposures and the steps and processes management has taken to monitor and control such exposures, including our risk assessment and risk management policies. As part of its regular reporting process, management reports and reviews with the Audit Committee our material risks, including, but not limited to, proposed risk factors and other public disclosures, and mitigation strategies and our internal controls over financial reporting. The Audit Committee also engages in regular periodic discussions with the Chief Financial Officer and other members of management regarding risks as appropriate. Our internal Risk Management Committee (RMC) continuously monitors our credit risk management and trading risk policies and procedures. The RMC is comprised of individuals from our affiliated companies that meet approximately twice a month and provides periodic reports to the Audit Committee. The RMC’s duties include, but are not limited to, evaluating the effectiveness of existing credit policies and procedures, reviewing material transactions and discussing emerging issues.

In addition to the Audit Committee, each Board committee considers risks within its area of responsibility. The Leadership Development and Compensation Committee considers succession planning, human resources risks and risks that may result from our executive compensation programs. In addition, the Nominating/Corporate Governance Committee considers corporate governance risks. Each committee regularly reports to the Board. Moreover, the Board reviews and oversees our various financial policies, financing programs, capital and operating plans, benefit plan management and certain risk management policies.

Our several subsidiary boards of directors, which are comprised largely of non-management directors enhance our operational risk oversight. The board of directors of NJNG provides operational and financial risk oversight to that subsidiary, while the boards of directors of NJRES, NJR Energy Investments Corporation and NJR Clean Energy Ventures Corporation jointly meet periodically and discuss the operational and financial risks of those subsidiaries.

We believe the current leadership structure of the Board supports the risk oversight functions described above by providing independent leadership at the committee and subsidiary board level, with ultimate oversight by the full Board as led by the Chairman of the Board and Chief Executive Officer and the Lead Director.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that set forth the practices of the Board with respect to the qualification, selection and election of directors, director orientation and continuing education, director responsibilities, Board composition and performance, director access to management and independent advisors, director compensation and share ownership guidelines, management evaluation and succession, policies regarding the Lead Director, meetings of the non-management directors, the policy on communicating with the non-management directors and various other issues. A copy of our Corporate Governance Guidelines is available free of charge on our website at http://investor.njresources.com under the caption “Corporate Governance.” A printed copy is available free of charge to any shareholder who requests it by contacting the Corporate Secretary in writing at Office of the Corporate Secretary, New Jersey Resources Corporation, 1415 Wyckoff Road, Wall, New Jersey 07719.

Code of Business Conduct and Ethics

The Board has adopted the Principal Executive Officer and Senior Financial Officers Code of Ethics governing our Chief Executive Officer and senior financial officers in compliance with the Sarbanes-Oxley Act of 2002 and regulations promulgated thereunder by the SEC; our Code of Conduct, a code for all directors, officers and employees as required by the NYSE rules; and a Wholesale Trading Code of Conduct, a code applicable to all officers and any employees and agents directly or indirectly involved in the submission of offers or bids to buy or sell natural gas or pipeline or storage capacity

(collectively, the “Codes”). The Codes form the foundation of a comprehensive process that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct and the high integrity level of our employees. The Codes cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. Copies of the Codes are available free of charge on our website at http://investor.njresources.com under the caption “Corporate Governance.” A printed copy of each Code is available free of charge to any shareholder who requests it by contacting the Corporate Secretary in writing at Office of the Corporate Secretary, New Jersey Resources Corporation, 1415 Wyckoff Road, Wall, New Jersey 07719.

INFORMATION ABOUT THE BOARD’S COMMITTEES

The Board has established various committees to assist it with performing its responsibilities. The table below provides membership and meeting information for each of the Board’s committees for fiscal year 2013.

Members of the Board’s Committees

	Audit	Executive	Leadership Development and Compensation	Nominating/ Corporate Governance
Lawrence R. Codey**	✓	✓*		✓
Donald L. Correll	✓		✓
Laurence M. Downes		✓
Robert B. Evans	✓	✓
Rev. M. William Howard		✓	✓
Jane M. Kenny		✓	✓	✓*
Alfred C. Koeppe	✓	✓	✓	✓
J. Terry Strange	✓*	✓
Sharon C. Taylor			✓
David A. Trice		✓	✓*	✓
George R. Zoffinger				✓
FY 2013 Meetings	8	—	3	4
*	Committee chair
**	Lead Director

Audit Committee

The Audit Committee operates under a written charter adopted by the Board that is available free of charge on our website at http://investor.njresources.com under the caption “Corporate Governance.” A printed copy is available free of charge to any shareholder who requests it by contacting the Corporate Secretary in writing at Office of the Corporate Secretary, New Jersey Resources Corporation, 1415 Wyckoff Road, Wall, New Jersey 07719.

The Board has determined that each member of the Audit Committee is “independent” within the meaning of the enhanced independence standards for audit committee members in the Securities Exchange Act of 1934, as amended, and the rules thereunder, as incorporated into the listing standards of the NYSE, and the independence standards of our Corporate Governance Guidelines as discussed above under “INFORMATION ABOUT THE BOARD — Board Standards of Independence” on page 15. The Board has further determined that each of the members of the Audit Committee is “financially literate” and that, as required by the NYSE listing standards, at least one member of the Committee has accounting or related financial management expertise, as such terms are interpreted by the Board in its business judgment. The Board has also determined that Mr. Strange is an “audit committee financial expert,” as such term is defined in the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002. Under the corporate governance listing standards of the NYSE, if an audit committee member simultaneously serves on the audit committees of more than three public companies, and the listed company does not limit the number of audit committees on which its audit committee members serve to three or less, then in each case the board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the listed company’s audit committee. In November 2012, the Board determined that Mr. Strange’s simultaneous service on the audit committees of more than three public companies would not impair his ability to serve effectively as a member of the Audit Committee. As of May 2013, Mr. Strange no longer served on the audit committees of more than three public companies.

The Audit Committee met eight times during fiscal year 2013 for the purpose of overseeing management’s responsibilities for accounting, internal control over financial reporting and financial reporting. The Audit Committee selects, appoints, compensates and oversees the independent registered public accounting firm to serve as our independent registered public accounting firm for each fiscal year, approves the retention of, and retains, such firm for any other purposes and approves the audit and non-audit fees we pay to such firm. The Audit Committee reviews the scope and the results of the work of the independent registered public accounting firm and internal auditors and reviews the adequacy of internal control over financial reporting. The functions and responsibilities of the Audit Committee are described in the “Audit Committee Report” on page 23.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a written policy for the provision of audit services and permitted non-audit services by our independent registered public accounting firm. Our Chief Financial Officer has primary responsibility to the Audit Committee for administration and enforcement of this policy and for reporting non-compliance. Under the policy, our Audit Committee receives a presentation of an annual budget and plan for audit services and for any proposed audit-related, tax or other non-audit services to be performed by the independent registered public accounting firm. The presentation must provide sufficient detail to clearly define the services included. Any services included within the budget and plan approved by the Audit Committee require no further Audit Committee approval for that budget year. The Audit Committee must approve all audit and permissible non-audit engagements of the independent registered public accounting firm in advance. The pre-approval requirements do not prohibit the delivery of permissible non-audit services that were not recognized as non-audit services at the time of the engagement if all such services are less than five percent of revenues paid to the independent registered public accounting firm for the fiscal year and if the services are approved by the Audit Committee prior to completion of the audit.

Executive Committee

During the interval between meetings of the Board, the Executive Committee is authorized under our By-Laws to exercise all the powers of the Board in our management, unless specifically directed otherwise by the Board or otherwise proscribed by law.

Leadership Development and Compensation Committee

The Board has determined that the members of the LDCC are “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended), “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, (referred to herein as the Internal Revenue Code)) and “independent directors” (as defined under the applicable NYSE listing standards and our Corporate Governance Guidelines as discussed above under “INFORMATION ABOUT THE BOARD — Board Standards of Independence” on page 15). In addition, no LDCC member is a current or former employee of the Company or any of our subsidiaries.

The LDCC operates under a written charter adopted by the Board that is available free of charge on our website at http://investor.njresources.com under the caption “Corporate Governance.” A printed copy is available free of charge to any shareholder who requests it by contacting the Corporate Secretary in writing at Office of the Corporate Secretary, New Jersey Resources Corporation, 1415 Wyckoff Road, Wall, New Jersey 07719. While the LDCC’s charter does not specify qualifications required for members, the members of the LDCC have been members of other public company boards of directors, are current or former executive officers of public companies or have comparable positions.

The LDCC performs the responsibilities of the Board relating to compensation of our executives. The LDCC oversees the performance and qualifications of senior management and interprets, implements and administers the annual compensation and benefits of all of the Company’s and our subsidiaries’ elected officers. The LDCC’s responsibilities include reviewing or approving financial corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers; evaluating the performance of our Chief Executive Officer and our other executive officers in light of those goals and objectives; determining and approving compensation levels for our Chief Executive Officer and our other executive officers based on this evaluation; making recommendations to the Board with respect to annual and long-term incentive compensation plans; evaluating the performance of, and determining the salaries, incentive compensation and executive benefits for senior management; and administering our equity-based and other executive compensation plans. The LDCC also oversees our leadership development, including review of our succession planning for senior management, officer promotions and affirmative action and diversity plans. The LDCC considers the impact of our executive compensation program, and the incentives created by the compensation awards that the LDCC administers, on our risk profile. In addition, the LDCC reviews all of our compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to us.

The Chairman of the LDCC works with our Chief Executive Officer and Vice President — Corporate Services to establish the agenda for LDCC meetings. The Vice President — Corporate Services and management personnel reporting to her prepare data and materials for review by the LDCC using market data from both broad-based and targeted national and regional compensation surveys. Competitive industry analysis is enhanced through review of peer company proxy data, professional research consortia and nationally recognized compensation databases provided by the LDCC’s outside independent compensation consultant.

The LDCC reviews the performance and compensation of our Chief Executive Officer with input from both the full Board (in the form of written evaluations), and our Chief Executive Officer’s self-evaluation. The LDCC approves the compensation of the other executive officers based upon the evaluation and recommendation of our Chief Executive Officer and its own review of each executive officer’s individual performance highlights. When it deems appropriate, the LDCC engages its independent compensation consultant or other appropriate advisors to analyze compensation trends and competitiveness of pay packages and to support the LDCC’s duty to establish each of the executive officer’s targeted overall compensation levels.

The LDCC reports regularly to the Board on matters relating to the LDCC’s responsibilities. In addition, the LDCC follows regulatory and legislative developments and considers corporate governance best practices in performing its duties. For additional information regarding the compensation-related activities of the LDCC, see the sections entitled “COMPENSATION DISCUSSION AND ANALYSIS” on page 27 and “REPORT OF THE LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE” on page 49 of this Proxy Statement, respectively.

The LDCC is authorized to retain experts, consultants and other advisors to aid in the discharge of its duties. In fiscal year 2013, the LDCC retained Steven Hall & Partners, a nationally known compensation consulting firm, to (1) assist in gathering and analyzing market data, (2) advise the LDCC on compensation standards and trends and (3) assist in the implementation of policies and programs during fiscal year 2013. In retaining Steven Hall & Partners, the LDCC considered the six factors set forth in Section 10C-1(b)(4)(i) through (vi) of the Exchange Act and based on such consideration determined that the work of Steven Hall & Partners did not raise any conflict of interest.

Compensation Committee Interlocks and Insider Participation

No member of the LDCC was at any time an officer or employee of the Company, or is related to any other member of the LDCC, any other member of the Board or any executive officer of the Company.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee operates under a written charter that is available free of charge on our website at http://investor.njresources.com under the caption “Corporate Governance.” A printed copy is available free of charge to any shareholder who requests it by contacting the Corporate Secretary in writing at Office of the Corporate Secretary, New Jersey Resources Corporation, 1415 Wyckoff Road, Wall, New Jersey 07719.

The Board has determined that all members of the Nominating/Corporate Governance Committee are “independent” within the meaning of the listing standards of the NYSE and the independence standards set by the Board as discussed in the section entitled “INFORMATION ABOUT THE BOARD — Board Standards of Independence” on page 15 of this Proxy Statement.

The Nominating/Corporate Governance Committee’s primary purpose and responsibilities are to assess the corporate needs for an effective Board and use those assessments to (1) make recommendations to the Board regarding Board composition, size, additional skills and talents needed; (2) identify individuals qualified to be directors, consistent with the criteria approved by the Board and set forth in the Corporate Governance Guidelines; (3) recommend to the Board the selection of nominees for election to the Board; (4) recommend to the Board the individual directors to serve on the committees of the Board; (5) recommend to the Board corporate governance guidelines and oversee related governance matters; (6) advise the Board on matters that impact corporate social responsibility, advocacy and our reputation; and (7) fulfill its oversight responsibility for risk management by periodically assessing and responding, as appropriate, to material risks that may arise in connection with governance structures and processes. The Nominating/Corporate Governance Committee considers performance of incumbent directors to determine whether to nominate them for re-election.

Director Candidate Recommendations and Nominations by Shareholders. The Nominating/Corporate Governance Committee’s charter provides that the Nominating/Corporate Governance Committee will consider qualified director candidate recommendations by shareholders. Shareholder nominees will be evaluated under the same standards as nominees recommended by management or the non-management members of the Board. Recommendations should be sent to Office of the Corporate Secretary, New Jersey Resources Corporation, 1415 Wyckoff Road, P.O. Box 1464, Wall, New Jersey 07719. Under our By-Laws, the Corporate Secretary should receive any nomination for director on or before November 7, 2014 for consideration at the 2015 Annual Meeting of Shareholders. In addition, in accordance with our By-Laws, any shareholder entitled to vote for the election of directors may nominate persons for election to the Board if such shareholder complies with the procedures set forth in the By-Laws and summarized above under “QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING — 20. How do I make a shareholder proposal for the 2015 Annual Meeting of Shareholders?” on page 5. The Nominating/Corporate Governance Committee did not receive any recommendations from any shareholders in connection with the Meeting.

Nominating/Corporate Governance Committee Process for Identifying and Evaluating Director Candidates. The Nominating/Corporate Governance Committee identifies and evaluates all director candidates in accordance with the director qualification standards described in the Corporate Governance Guidelines. The Nominating/Corporate Governance Committee evaluates a candidate’s qualifications to serve as a member of the Board based on the background and expertise of individual Board members as well as the background and expertise of the Board as a whole. Nominees will be required to bring the skills, talents, knowledge and expertise to ensure that the composition, structure and operation of the Board serves the best interests of our shareholders. In addition, the Nominating/Corporate Governance Committee will evaluate a candidate’s independence and his or her background and expertise in the context of the Board’s needs.

Although the Nominating/Corporate Governance Committee does not have a separate policy regarding diversity, it will consider, in identifying first-time candidates, nominees for director, or evaluating individuals recommended by shareholders, the current composition of the Board in light of the diverse communities and geographies we serve and the interplay of the candidate’s or nominee’s diverse individual experience, education, skills, background and other qualities and attributes with those of the other Board members. The Nominating/Corporate Governance Committee incorporates this broad view of diversity into its review and evaluation of new candidates and incumbent nominees in its director nomination process to ensure that the Board’s composition reflects the particular needs of the Board and the Company. The Nominating/Corporate Governance Committee and Board monitor its effectiveness through the Board’s self-evaluation process. As described under “Nominees for Election as Directors” on page 10, the Nominating/Corporate Governance Committee and the Board believe that the current composition of the Board reflects a group of highly talented individuals with diverse backgrounds, skills, professional and industry experience, and other personal qualities and attributes best suited to perform oversight responsibilities for the Company and its shareholders.

AUDIT COMMITTEE REPORT

In accordance with the Audit Committee Charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the integrity of the accounting, auditing and financial reporting practices of the Company. During the fiscal year ended September 30, 2013, the Audit Committee met eight times, and the Audit Committee reviewed and discussed the interim financial information contained in the Company’s Quarterly Reports on Form 10-Q, and discussed press releases announcing earnings with our Chief Financial Officer and the independent registered public accounting firm prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. The Audit Committee also discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls and the internal audit functions, organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee reviewed and discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61 (AICPA Professional Standards, Vol. 1. AU section 380), as amended, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board in Rule 3200T and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended September 30, 2013, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements and the independent registered public accounting firm has the responsibility for the audit of those statements.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2013, for filing with the SEC. The Audit Committee also reappointed Deloitte and Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2014.

THE AUDIT COMMITTEE

J. Terry Strange, Chair

Lawrence R. Codey

Donald L. Correll

Robert B. Evans

Alfred C. Koeppe

Dated: November 12, 2013

The “Audit Committee Report” above shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

DIRECTOR COMPENSATION

Directors who were not officers of the Company or our subsidiaries were compensated as follows for the first three months of fiscal year 2013:

•	Each director received a pro-rated portion of the annual cash retainer of $50,000

•	Each director received a fee of $1,500 for each Board (or subsidiary Board) and committee meeting attended

•	The chairs of the Audit Committee, Executive Committee and Leadership Development and Compensation Committee (LDCC) received a pro-rated portion of the annual retainer of $10,000

•	The chair of the Nominating/Corporate Governance Committee (NCGC) received a pro-rated portion of the annual retainer of $5,000

•	The Lead Director received a pro-rated portion of the annual retainer of $10,000.

•	Previously, in fiscal year 2012, each director received an equity retainer of 1,200 shares of Common Stock for service in calendar year 2012.

For the first three months of fiscal year 2013 the lead director of each of the Board of Directors of NJNG, NJRES, NJR Clean Energy Ventures and NJR Energy Investments (each, a “Subsidiary Board”) received a pro-rated portion of the annual retainer of $5,000. Directors who are also officers of the Company or our subsidiaries do not receive additional compensation for serving on the Board. All directors are reimbursed for any out-of-pocket expenses incurred in attending Board or committee meetings. Share ownership guidelines have been established for directors that specify the expected level of stock ownership of 6,000 shares of Common Stock to be achieved over a five-year period.

In September 2012, the NCGC, with the assistance of NJR’s independent outside compensation consultant, Steven Hall & Partners, completed a review of compensation for non-employee directors. Based on this review, the Nominating/Corporate Governance Committee recommended and the Board approved the following changes:

•	adopted an increase to the annual cash retainer while eliminating Board meeting fees

•	changed equity grants to provide a fixed dollar value rather than a fixed number of shares

•	increased the value of the equity awards

•	replaced subsidiary Board and committee meeting fees with an annual retainer.

Effective January 1, 2013, directors who were not officers of the Company or our subsidiaries were compensated as follows for fiscal year 2013:

•	Each director, other than the Lead Director, received an annual cash retainer of $68,000

•	The Lead Director received an annual cash retainer of $78,000

•	Each director received an annual stock retainer of $65,000 worth of shares of Common Stock (the number of shares based upon the closing price of a share of Common Stock on the date of the grant)

•	The chair of the Audit Committee received an annual retainer of $22,000 while each member of the Audit Committee received a $12,000 annual retainer

•	The chair of the LDCC received an annual retainer of $16,000 while each member of the LDCC received a $6,000 annual retainer

•	The chair of the NCGC received an annual retainer of $11,000 while each member of the NCGC received a $6,000 annual retainer

•	The chair of the Executive Committee received an annual retainer of $10,000

•	The Lead Director of each Subsidiary Board received an annual retainer of $5,000, while each member of a Subsidiary Board received an annual retainer of $9,000*

*Subsidiary Board member annual retainers and any additional meeting fees are based upon each member only being compensated for one meeting when joint Boards of Directors meetings occur.

In the event of extraordinary circumstances resulting in an excessive number of Board or Committee meetings beyond the typical number of meetings of a Board or Committee in a given year, the Board retains discretion to pay an additional per meeting fee of $1,500 to each attending non-employee director that is a member of such Board or Committee.

Director Deferred Compensation Plan

Non-employee directors of the company are eligible to defer up to 100 percent of their board compensation under the NJR Directors’ Deferred Compensation Plan (the “Director Deferred Compensation Plan”). This includes the deferral of the payment of annual board and committee retainers, board meeting fees and committee meeting fees. At the director’s election, deferred amounts are credited to either an “interest account” or a “stock account.” If deferred amounts are credited to a stock account, such account is credited with a number of shares based on the closing price of our Common Stock on the date we allocate such fees (no later than 90 days after the deferred fees would have been paid) and such account is credited with additional shares based on the deemed reinvestment of dividends. An interest account is credited monthly with interest at a rate equal to the Prime Rate listed in the Wall Street Journal plus two percent based on the average daily balance credited to the account for that month. The rate is adjusted on a monthly basis. At the election of the participating director, deferred balances in the stock and/or interest accounts are payable after termination of Board service in a lump sum or in installments over a period not to exceed five years after termination of Board service.

The following table presents information relating to total compensation of our non-employee directors for the fiscal year ended September 30, 2013.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Lawrence R. Codey	138,500	65,000	—	—	—	64	203,564
Donald L. Correll	114,250	65,000	—	—	—	64	179,314
Robert B. Evans	118,500	65,000	—	—	—	64	183,564
M. William Howard, Jr.	106,250	65,000	—	—	—	64	171,314
Jane M. Kenny	112,500	65,000	—	—	—	2,564	180,064
Alfred C. Koeppe	127,250	65,000	—	—	9,717	64	202,031
J. Terry Strange	118,500	65,000	—	—	—	64	183,564
Sharon C. Taylor	89,317	65,000	—	—	2,876	64	157,257
David A. Trice	120,000	65,000	—	—	—	64	185,064
George R. Zoffinger	101,750	65,000	—	—	10,495	64	177,039

(1)

This column reports the amount of cash compensation earned in fiscal year 2013 for Board (including Subsidiary Board) and committee service. Each director received pro-rated annual cash retainers for the first three months of fiscal 2013 based upon the director compensation program in effect until January 1, 2013.

(2)

These amounts are calculated in accordance with the share-based compensation provisions of Financial Accounting Standards Board (FASB) ASC Topic 718. Each director received an annual stock retainer of 1,622.22 shares of NJR common stock valued at $65,000, based on the grant date closing price of $39.97 on January 2, 2013.

(3)

Amounts in this column show the amount contributed by us in fiscal year 2013 as we guarantee a return on directors’ deferred compensation at the federal Prime Rate plus two percent as part of our Directors’ Deferred Compensation Plan.

(4)

Amounts in this column do not represent compensation paid to the directors. These amounts are comprised of our matching contributions of the non-management director’s charitable donations to eligible organizations made in fiscal year 2013 as part of our overall support of charitable organizations under our Matching Gift Program for the Board and premiums we paid in fiscal year 2013 for a Directors and Officers Travel Insurance Policy in the amount of approximately $64 per director. SEC rules require disclosure of these amounts in this table.

The aggregate number of stock options held by each non-employee director and the aggregate number of shares of Common Stock held by each non-employee director (including deferred stock) as of September 30, 2013, was as follows:

Directors	Number of Options	Shares of Common Stock
Lawrence R. Codey	2,250	11,553
Donald L. Correll	—	8,289
Robert B. Evans.	—	8,667
M. William Howard, Jr.	—	10,438
Jane M. Kenny	—	9,094
Alfred C. Koeppe	—	29,782
J. Terry Strange	4,500	21,301
Sharon C. Taylor	—	2,311
David A. Trice	—	30,034
George R. Zoffinger*	—	42,659

*	Includes 413 shares of Common Stock held by Mr. Zoffinger as custodian in trusts for the benefit of relatives, all as to which Mr. Zoffinger disclaims beneficial ownership.

COMPENSATION DISCUSSION AND ANALYSIS

This discussion and analysis of our compensation program for named executive officers should be read in conjunction with the tables and text elsewhere in this Proxy Statement that describe the compensation awarded to, earned by or paid to the named executive officers.

Executive Summary

The purpose of the Compensation Discussion and Analysis is to explain the process the Leadership Development and Compensation Committee (LDCC) of the Board of Directors (the “Board”) uses to determine compensation and benefits for the following individuals, who are our “named executive officers” for the fiscal year ended September 30, 2013:

Name	Title
Laurence M. Downes	Chairman of the Board, Chief Executive Officer and President
Glenn C. Lockwood	Executive Vice President and Chief Financial Officer
Kathleen T. Ellis	Executive Vice President and Chief Operating Officer, New Jersey Natural Gas Company (NJNG)
Mariellen Dugan	Senior Vice President and General Counsel
Stephen D. Westhoven	Senior Vice President, NJR Energy Services Company (NJRES)

Compensation of our named executive officers is determined under our compensation and benefits program for senior executives, which is governed by the LDCC. Information with respect to the LDCC can be found on page 20 of this Proxy Statement.

At the 2013 Annual Meeting of Shareholders, over 93.7 percent of the shares cast on the proposal were voted in favor of the non-binding advisory resolution approving the compensation of our named executive officers. In light of that result, the Board continued using similar compensation objectives, program and rationale for our named executive officers during 2013.

Our Guiding Philosophy

Our compensation philosophy is guided by the principle of pay-for-performance. Our compensation programs are designed to support our business goals by rewarding achievement of short-term and long-term objectives in a manner that links compensation of our executive officers with the value created for our shareholders. While aligning each executive’s compensation with our short-term and long-term business goals, we aim to provide the incentives needed to attract, motivate, reward and retain our management talent, which is crucial to our long-term success.

In keeping with our philosophy, generally, compensation for our executives is comprised of the following:

•	base salary

•	annual short-term incentive awards that are paid in cash based upon achievement of corporate and individual goals, as well as leadership performance

•	long-term performance-based awards

•	deferred retention stock awards

•	restricted stock awards

Developments in our Executive Compensation Program for Fiscal Year 2013

During fiscal year 2012, we undertook our annual review of our executive compensation practices to ensure that our plans and practices were competitive, supportive of the goals of the organization and in keeping with the best interests of our shareholders. As a result of that review, the LDCC made the following modifications to the executive compensation program for fiscal year 2013:

•

Approved a new long-term equity incentive award program that included a mix of new “at-risk” performance share awards with performance criteria based upon total shareholder return (TSR) over a 33-month period, and issued Deferred Retention Stock awards or restricted stock awards, each under our 2007 Stock Award and Incentive Plan (the “2007 Plan”)

•	Approved a new Officer Incentive Program for fiscal year 2013, which we refer to as the 2013 OIP, relating to short-term annual cash incentive awards

•	Conducted an annual review and assessment of potential and existing risks arising from our compensation program and policies

•	Re-approved the material terms of the performance goals under the 2007 Plan pursuant to Section 162(m) of the Internal Revenue Code

The LDCC attempts to set reasonable but rigorous goals for long-term incentive awards granted to our named executive officers to implement our pay-for-performance philosophy. For example, at the end of fiscal year 2013, our named executive officers did not receive a payout with respect to the performance share awards granted in November 2010 based on total shareholder return because at the end of the 33-month performance period, our performance did not meet the minimum threshold level for vesting as further described on page 44.

Key Compensation Corporate Governance Practices

The LDCC and our Nominating/Corporate Governance Committee continuously review evolving practices in executive compensation and corporate governance. We have adopted certain policies and practices that we believe are consistent with industry best practices. In July 2013, the Board undertook a comprehensive review of such practices and has since adopted the following enhancements:

•	New increased share ownership guidelines requiring officers of the Company to own a number of shares equal to a multiple of their base salary

•	A ban on hedging and pledging of our stock by our directors, officers and employees

Other significant corporate governance and executive compensation practices we implemented include the following:

•	We have meaningful share ownership guidelines for our directors and executive officers

•	We provide limited executive perquisites

•	Our executive officers do not receive a tax gross-up on any perquisites

•	We have no employment agreements with any executive officer

•	Our 2007 Stock Award and Incentive Plan prohibits repricing of options without shareholder approval

•

The LDCC has engaged an independent compensation consultant that has no other financial ties to the Company or our management and that it has determined does not have any conflicts of interest based on the six factors set forth in Section 10C-1(b)(4)(i)-(vi) of the Exchange Act

•

We conducted an annual review and assessment of potential and existing risks arising from our compensation programs and policies and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Fiscal Year 2013 Performance Highlights

Spanning approximately 1,000 miles, Superstorm Sandy was the largest Atlantic hurricane on record and among the most destructive. The storm made landfall in New Jersey on October 29, 2012, leaving a trail of devastation in its wake. The miles of Jersey Shore located in NJNG’s service territory were the hardest hit. In the immediate aftermath of the storm, access to the most severely impacted areas was virtually impossible. Once our crews gained access and were able to assess the damage, we made the unprecedented decision to curtail natural gas service in 14 Monmouth and Ocean County municipalities. We immediately began working to restore the system. Under the most extreme conditions, and in less than eight weeks, our team re-pressurized or replaced 270 miles of distribution pipeline, installed one mile of 12-inch distribution pipeline, addressed 3,600 pipe anomalies, rebuilt or replaced 51,000 meters, completed 121,000 service assessments, handled 192,000 customer calls and restored service to over 31,000 customers.

Despite these challenges unprecedented in our Company’s history, we had a successful fiscal year 2013 as most of our business segments performed solidly. Here are some of the highlights:

New Jersey Resources (NJR):

•	Despite the significant challenges we faced in fiscal year 2013, we reported our 22nd consecutive year of higher net financial earnings (NFE)[1].

•

Our Board approved management’s recommended strategic plan, which will focus on investments in NJNG’s infrastructure that will enhance its safety, reliability and resiliency, and diversified sources of utility gross margin. In addition, we will pursue sensible energy-related growth opportunities in our non-regulated investment portfolio.

•	We increased our annual dividend rate this year by 5 percent, which represented the 20th dividend increase over the past 18 years.

•	Through our VISION program, our employees, retirees and their families contributed 5,000 hours of volunteer service assisting over 1,700 nonprofit and community service organizations.

New Jersey Natural Gas (NJNG):

•	NJNG was again the prime driver behind our performance, and accounted for approximately two-thirds of our total NFE for fiscal 2013.

•	With improving new construction and strong conversion markets, NJNG added approximately 7,400 new customers and converted more than 600 existing customers to natural gas heat and other services.

•

NJNG received approval for its Safety Acceleration and Facility Enhancement (SAFE) program, through which it will replace 276 miles, or approximately 50 percent, of the cast iron and unprotected steel main and associated services in NJNG’s delivery system over the next four years, further strengthening its system.

•

Through normal capital expenditures and regulatory programs such as our Accelerated Infrastructure Program and SAFE, NJNG’s infrastructure investments continue to ensure the safety and reliability of its system and support earnings growth.

•

NJNG filed its New Jersey Reinvestment in System Enhancement (NJ RISE) program with the Board of Public Utilities (BPU) to strengthen and increase the resiliency of its natural gas distribution and transmission systems.

•	The SAVEGREEN Project® continues to be successful and was extended through June 2015. Through NJNG’s SAVEGREEN, we completed over 6,300 audits and processed more than 6,200 enhanced rebates.

•

As a part of its CNG Advantage pilot program, NJNG entered into agreements with three host facilities and will spend between $6 million and $8 million to build the first public compressed natural gas fueling stations in Monmouth and Ocean counties.

•	For the 21st consecutive year, NJNG recorded the lowest number of complaints with the BPU per 1,000 customers when compared to other major New Jersey utilities.

[1]

* NFE is a financial measure not calculated in accordance with generally accepted accounting principles (GAAP) of the United States and is discussed in greater detail on page 35 of this Proxy Statement under “Net Financial Earnings Component.” For a full discussion of NFE and a reconciliation to net income, please see our most recent Form 10-K filed on November 26, 2013, Part II, Item 7.

NJR Energy Services (NJRES):

•	NJRES had an outstanding year earning $19.3 million in NFE, compared with $10.8 million in fiscal 2012.

•	With its focus on disciplined risk management, NJRES continues to identify new growth opportunities in the producer services marketplace, providing customized energy solutions for customers.

•

NJRES has added new counterparties, as well as strategic storage and transportation assets to its holdings, and continues to expand its geographic footprint, adding to its existing portfolio, which includes 41 billion cubic feet (Bcf) of firm storage capacity and 1.5 Bcf/day of firm transportation.

NJR Clean Energy Ventures (NJRCEV):

•

NJRCEV added 933 customers to its residential lease program, The Sunlight Advantage. NJRCEV also completed four commercial solar projects totaling 11.5 megawatts of capacity and received approval for 10 projects totaling 62 megawatts with a potential investment of nearly $176 million over the next three years.

NJR Midstream (NJRM):

•

NJRMs equity ownership interests in a natural gas storage facility and a transportation pipeline contributed to our profitability by providing both long-dated contracted revenues and incremental revenues generated from short-term market conditions.

NJR Home Services (NJRHS):

•	NJRHS continues to grow its business, expand its geographic footprint and add to its service offerings, including new interior plumbing and electric plans.

Principles of Our Compensation Framework

The LDCC believes that the compensation program for executive officers should reward the achievement of our short-term and long-term objectives and that compensation should be related to the value created for our shareholders. Furthermore, the compensation program should reflect competition and best practices in the marketplace. The following objectives serve as the LDCC’s guiding principles for all compensation decisions:

•

Our executive compensation and benefits should attract, motivate, reward and retain the management talent necessary to achieve our business objectives at compensation levels that are fair, equitable and competitive with those of comparable companies.

•	Compensation should be set based on the leadership of each executive officer, which is based on skill, experience and achievement, taking into account market rates.

•

Compensation should also be based upon our “Commitment to Stakeholders” key performance measures for Safe, Reliable, and Competitively Priced Service, Customer Service, Quality, Valuing Employees and Corporate Citizenship.

•

Compensation should be linked to individual and corporate performance by aligning our executive compensation program to company-wide performance, which is defined in terms of financial performance and creation of long-term value for our shareholders.

•

There should be an appropriate mix and weighting between base salary, annual cash incentive awards and long-term equity incentive awards such that an adequate amount of each executive officer’s total compensation is performance-based or “at risk.” Further, as an executive’s responsibilities increase, the portion of “at-risk” compensation for the executive should increase as a percentage of total compensation.

In addition, the LDCC believes that the various elements of our compensation program effectively align compensation with performance measures that are directly related to our financial goals and creation of shareholder value without encouraging executives to take unnecessary and excessive risks.

Elements of Our Compensation Program for Named Executive Officers

The LDCC has a specific mix of compensation components that it targets, with the intent to make each component of total direct compensation competitive with that of other companies of similar size and operational characteristics while also linking compensation to individual and corporate performance and encouraging stock ownership by senior management. The table below describes each compensatory element in our program and briefly explains how it promotes our objectives. We believe the combination of these elements provides an appropriate balance of rewards, incentives and benefits to our executives and enables us to meet our desired compensation objectives, strengthen our ability to attract and retain highly qualified individuals and to appropriately link pay to performance.

Element of Compensation	Description	How This Element Promotes Company Objectives
Annual Compensation:
Base Salary	Fixed annual compensation that is certain in payment and provides continuous income.	Aids in both recruitment and retention; designed to be competitive in the marketplace.
Annual Cash Incentive Awards	Performance-based compensation for achieving established annual goals based on NFE, individual leadership and our Commitment to Stakeholders.	Motivates and rewards achievement of annual corporate objectives by providing at-risk comprehensive pay opportunities linked to individual and company performance.
Long-term Compensation:
Performance Unit/Share Awards	Grants of shares or units that are payable in Common Stock and based on relative total shareholder return (TSR) performance relative to a peer group and/or NFE growth, each over a long-term period.	Increases long-term equity ownership and provides strong incentives to executives by aligning a portion of their compensation to the TSR on our Common Stock versus that of a comparator group of selected companies and also to our long-term NFE growth.
Deferred Retention Stock Awards	Grants of deferred shares of our Common Stock (“Deferred Retention Stock”) used to recognize and reward superior performance; executive must comply with non-competition and non-solicitation covenants to receive share payout at a future date.	Promotes retention by providing disincentive to executive to leave us for a competitor, increases long-term equity ownership by executives and aligns a portion of their compensation to the future value of our stock.
Restricted Stock Awards	Grants of our Common Stock that are part of our long-term incentive program and may also be used for special recognition of superior performance; time-based vesting over a specified period.	Promotes retention and increases long-term equity ownership and provides strong incentives to executives by aligning a portion of their compensation to the future value of our stock.
Performance-Based Restricted Stock Awards	Grants of Restricted Stock with time-based vesting if we achieve NFE per share goals over a specified period.	Promotes retention, increases long-term equity ownership and provides strong incentives to executives by aligning a portion of their compensation to our financial performance.
Other Compensation:
Deferred Compensation	Opportunity to defer receipt of specified portions of compensation and to have such deferred amounts treated as if invested in specified investment vehicles.	Encourages executive retention at minimal cost to us.
Post-Termination Payments and Benefits	Payments and benefits upon termination of an executive’s employment in specified circumstances, such as retirement, death, disability, or a change-in-control, as described in greater detail beginning on page 60.	Provides assurance of financial security, which is desirable in lateral recruiting and executive retention and permits objective evaluation by executives of potential changes to our strategy and structure.
Other Benefits	Executives participate in employee benefit plans generally available to our employees, including our Employees’ Retirement Savings Plan, qualified defined benefit plan for retirement allowances, medical, dental, life, accidental death and dismemberment, travel and accident and long-term disability insurance; other certain perquisites.	Fair and competitive programs to provide family protection, and facilitate recruitment and retention as part of our broad-based total compensation.

The Compensation Review Process

Process for Approval of Compensation Measures. Our planning process begins in May (the third quarter of our fiscal year) when management identifies financial and operational goals, performance measures and action plans that are tied to our Commitment to Stakeholders and that will be executed by the business units and approved by our management in August (the fourth quarter of our fiscal year) for the following fiscal year. These metrics are presented to the Board in September for approval. Upon approval by the Board, the financial and operational goals become the compensation measures for the executive officers and are the foundation for our Commitment to Stakeholders, which is also communicated to the rest of the organization through the performance planning and evaluation process and through management presentations to employees.

Role of the LDCC and the Chief Executive Officer. Governance of our compensation program is the responsibility of the LDCC, which consists solely of independent directors. The LDCC works with management, in particular our Chief Executive Officer and the Vice President — Corporate Services, in making decisions regarding our compensation program. The LDCC reviews and takes into account all elements of executive compensation in setting policies and determining compensation amounts. The Chief Executive Officer is responsible for recommending to the LDCC the compensation amounts of each of our named executive officers, other than himself. The Chief Executive Officer attends meetings of the LDCC but does not participate in the portion of the meetings when his compensation or performance is discussed.

Role of Compensation Consultant. The LDCC is authorized to retain experts, consultants and other advisors to aid in the discharge of its duties and therefore retained Steven Hall & Partners, a nationally known compensation consulting firm, to (1) assist in gathering and analyzing market data, (2) advise the LDCC on compensation standards and trends, (3) provide an annual risk assessment of our compensation policies and (4) assist in the implementation of policies and programs during fiscal year 2013. All work completed by the outside advisor is subject to the approval of the LDCC. The outside advisor’s role with respect to the LDCC is to provide independent advice and counsel. The LDCC does not delegate authority to its outside advisor or to other parties. Prior to each meeting of the LDCC, Steven Hall & Partners meets with the Chief Executive Officer and the Chairman of the LDCC, followed by a private meeting with only the LDCC Chairman. The LDCC also periodically meets in executive session with our outside advisor to discuss our compensation program. During fiscal year 2013, Steven Hall & Partners periodically met with management, participated in LDCC meetings, reviewed materials in advance, provided to the LDCC additional data on market trends and overall compensation design and assessed recommendations for base salary and annual incentive awards for our named executive officers.

Comparator Group Analysis. So that we can successfully attract and retain the high-quality executive talent we believe is critical to our long-term success, we intend that the levels of compensation available to executive officers who successfully enhance corporate value are competitive with the compensation offered by publicly held companies that are similar to us with regard to size and industry focus. To understand the competitive market for pay and set the compensation terms for our program, we analyzed the compensation programs of a comparator group of companies. When selecting our comparator group in consultation with the independent compensation consultant, we included companies that are generally similar to us based upon several criteria such as industry focus, market capitalization, revenues and earnings.

The LDCC identified the following companies as our comparator group for reference in setting compensation for fiscal year 2013:

AGL Resources Inc.	Northwest Natural Gas Company	Southwest Gas Corporation
Atmos Energy Corporation	Piedmont Natural Gas Company, Inc.	Vectren Corporation
The Laclede Group, Inc.	South Jersey Industries, Inc.	WGL Holdings, Inc.

We selected companies that are in the same general business as us and that have a similar industry focus as our company. We do not rely exclusively on comparator group data in setting the terms of our compensation program. Consideration is also given to major compensation surveys of companies in the utility industry. Additionally, we recognize that some executives have skills and responsibilities that are transferable outside of the regulated comparator companies. For this reason, for these selected positions we also consider pay levels among non-utility industry companies to ensure competitive compensation levels. We also consider regional demographic and economic conditions as factors affecting our compensation program. Survey information provided by Steven Hall & Partners helps to confirm the validity and provide broader context to the comparator group data, as well as provide data for positions when comparator data is not available from public filings with the SEC.

Establishing Total Direct Remuneration

Total direct remuneration is the sum of base salary, annual cash incentive awards and long-term equity incentive awards. A major portion of each named executive officer’s remuneration is therefore established by performance-based incentives, which requires achievement of performance goals as a condition to earning annual cash incentive awards and long-term equity incentive awards. The at-risk portion of total direct remuneration provides increased pay for higher levels of corporate performance.

In setting each named executive officer’s total direct remuneration opportunity, the LDCC takes into account other factors such as the responsibilities, performance, contributions and service of the executive. As a result, we do not set total direct remuneration or the component parts at levels to achieve a mathematically precise market position. In determining executive compensation, the LDCC reviews all components of our Chief Executive Officer’s and each other named executive officer’s total compensation, including retirement benefits and the costs of all perquisites received to ensure such compensation meets the goals of the program. As a part of this review, the LDCC considers corporate performance information, compensation survey data, the advice of consultants and the recommendations of management. The LDCC also takes into consideration individual and overall company operating performance to ensure executive compensation reflects past performance as well as future potential and adequately differentiates between employees, based on the scope and complexity of the employee’s job position, market comparisons, individual performance and experience and our ability to pay. The LDCC reviews annually our Chief Executive Officer’s and each other named executive officer’s performance prior to considering changes in compensation. Our Chief Executive Officer’s performance and the performance of each other named executive officer is evaluated in light of our overall performance (as described in greater detail below) and non-financial goals and strategic objectives approved by the LDCC and the Board. Based on its latest review, the LDCC believes total compensation for each of the named executive officers is reasonable.

The following table shows the target total direct remuneration opportunity that the LDCC approved for fiscal year 2013. The table states the annual salary of each named executive officer as of September 30, 2013. The table includes the amount of the annual cash incentive award that could have been earned by a named executive officer meeting target performance goals relating to NFE, our Commitment to Stakeholders and individual leadership described below. From time to time, the LDCC uses long-term equity incentive awards as a component of the named executive officers’ compensation.

Name	Salary ($)	Target Annual Cash Incentive Amount* ($)		Actual Total Long- Term Equity Incentive Value** ($)		Target Total Direct Remuneration ($)
Laurence M. Downes	824,000	824,000		872,316		2,520,316
Glenn C. Lockwood	337,000	202,200		277,232		816,432
Kathleen T. Ellis	331,000	198,600		250,836		780,436
Mariellen Dugan	300,000	180,000		172,540		652,540
Stephen D. Westhoven	297,000	—	†	—	†	—	†

*	The target annual cash incentive amount for Mr. Downes is 100 percent of annual salary. For Mr. Lockwood, Ms. Ellis and Ms. Dugan, the target annual cash incentive amount ranges between 55 and 65 percent of annual salary, which for illustrative purposes is calculated in this table at 60 percent of annual salary.
**	Represents full grant date fair market value of performance-based stock awards and restricted stock granted in fiscal year 2013, calculated in accordance with FASB ASC Topic 718. For more information regarding the grant of long-term equity incentive awards in fiscal year 2013, please see “Long-Term Equity Incentive Awards” on page 42 below.
†	Mr. Westhoven did not have a target annual cash incentive amount or target long-term equity incentive award for fiscal year 2013. His compensation is described in more detail below under “Fiscal Year 2013 Annual Incentive Award for Mr. Westhoven” on page 40 below.

Below is a graphic representation of the components of the fiscal year 2013 total target direct remuneration opportunity for each named executive officer, which highlights that for each of the named executive officers, a substantial part of compensation is incentive-based and subject to the named executive officer and the Company meeting certain performance-based and other goals.

Components of Compensation

Base Salary

Base salary increases for all of our named executive officers, with the exception of our Chief Executive Officer, are recommended by our Chief Executive Officer and subject to review and approval by the LDCC and the Board. Base salary increases for our Chief Executive Officer are recommended by the LDCC and approved by the Board. In setting the base salary level of each executive officer, the LDCC considers marketplace compensation data compiled and presented by Steven Hall & Partners, as well as the executive’s experience level, demonstrated capabilities, time and placement in position, our geographic region and the actual performance of the Company and the executive. No particular weight is assigned to any one factor.

Annual Cash Incentive Awards

We maintain a strong link between performance and pay within our executive compensation program through emphasis on incentives and utilization of financial, operational and leadership measures, which we believe are key drivers of value creation for shareholders. The LDCC reviews and approves the annual performance objectives for the Company and our named executive officers at the start of each fiscal year. In November 2012, the LDCC approved the 2013 OIP. Our objectives for the 2013 OIP considered the results of a review of our compensation programs by Steven Hall & Partners. Our objectives for the 2013 OIP were to maintain line of sight for each executive officer by providing them with an understanding of their individual objectives and how they could be achieved based on areas that they impact, continue the linkage to corporate results and provide flexibility to determine awards based on qualitative performance assessments.

The 2013 OIP sought to motivate our senior executives by rewarding them when our annual financial performance goals and their individual performance goals were met. After the end of fiscal year 2013, the Chief Executive Officer and the LDCC evaluated the degree to which the Company and our named executive officers met or exceeded their respective goals. Under the 2013 OIP and the NJRES compensation plan, the Chief Executive Officer recommends the annual incentive awards to the LDCC for executive officers other than himself. Mr. Westhoven’s annual incentive award was not determined by the 2013 OIP and is discussed separately below under “Fiscal Year 2013 Annual Incentive Award for Mr. Westhoven” on page 40.

In addition, under the 2013 OIP, based upon the recommendations of the Chief Executive Officer, the LDCC has discretion to modify any annual cash incentive award payable. In addition, our Chief Executive Officer, subject to LDCC approval, may recommend special recognition awards to named executive officers who have provided outstanding performance during the fiscal year notwithstanding whether an annual cash incentive award is earned by any such named executive officer. The Chief Executive Officer engages in extensive discussions, evaluation and review of his recommendations with the LDCC to reach a consensus on the annual cash incentive awards.

The Chief Executive Officer uses the criteria set forth in the 2013 OIP to guide his recommendations of the annual cash incentive awards to the LDCC. The criteria that guide the Chief Executive Officer’s recommendations are: (i) NFE, (ii) Commitment to Stakeholders and (iii) Leadership. The Chief Executive Officer generally bases his annual cash incentive award recommendations 50 percent on our NFE amount, 30 percent on the participant achieving an individual leadership component and 20 percent on the Company meeting an overall Commitment to Stakeholders component. While these criteria serve as guidelines, the Chief Executive Officer has discretion to determine the actual awards to recommend to the LDCC.

Under the 2013 OIP, the target annual cash incentive award opportunity for our Chief Executive Officer was set at 100 percent of base salary. The target annual cash incentive award opportunity for Mr. Lockwood, Ms. Ellis and Ms. Dugan, was between 55 and 65 percent of base salary. For illustrative purposes, in the table on page 33, we use a target amount of the midpoint of those ranges, for our named executive officers other than our Chief Executive Officer and Mr. Westhoven. Actual fiscal year 2013 cash incentive award payments under the 2013 OIP, if earned, could theoretically range from 0 percent up to 150 percent of this targeted amount for each of the named executive officers other than Mr. Westhoven. Amounts payable under the 2013 OIP that exceeded 150 percent of the target amount could be paid in full, or in part, in the form of restricted stock based on our Chief Executive Officer’s recommendation and subsequent approval by the LDCC. The actual payouts of the 2013 annual cash incentive awards are described in the section of the Proxy Statement entitled “— Actual Fiscal Year 2013 Cash Incentive Award Payouts Under the 2013 OIP,” on page 38.

Net Financial Earnings Component

NFE represents net income excluding the accounting impact and resulting volatility in our GAAP earnings due to unrealized gains and losses from certain derivative instruments, net of taxes. NFE is not an alternative to a measure derived from GAAP, such as earnings per share or any other GAAP measure of liquidity or financial performance. We use NFE as a key performance measure for compensatory purposes because we believe it strongly encourages capital discipline, better investment decisions and leads to enhanced cash flow and shareholder value. Our Chief Executive Officer is our chief operating decision maker, and he uses NFE as a measure of profit or loss in measuring the results of our segments and operations.

Our general policy is that no annual cash incentive award is payable to our named executive officers under the 2013 OIP unless we achieve a minimum of at least 75 percent (“Minimum NFE”) of a target NFE amount, but the Board retains discretion to pay an annual cash incentive award if we do not achieve the Minimum NFE as there may be circumstances under which the Board may decide that an annual cash incentive award is still appropriate. While an annual cash incentive award may be paid if we achieve the Minimum NFE, if we do not achieve at least 90 percent of the target NFE amount, no portion of the annual cash incentive award would be paid attributable to the NFE component. The NFE component comprises 50 percent of the annual cash incentive award formula.

For fiscal year 2013, the target NFE amount for NJR, which was applicable to Messrs. Downes and Lockwood and Ms. Dugan, was $115.3 million. Therefore, the Minimum NFE applicable to them was $86.5 million. NJR’s actual NFE for fiscal year 2013 was $113.7 million. The target NFE amount for NJNG, which was applicable to Ms. Ellis as she is NJNG’s Chief Operating Officer, was $73.8 million. Therefore, the Minimum NFE applicable to her was $55.3 million. NJNG’s actual NFE for fiscal year 2013 was $73.8 million.

NJR	Amount ($)	NJNG	Amount ($)
Minimum NFE	86.5 million	Minimum NFE	55.3 million
Threshold for NFE Component	103.8 million	Threshold for NFE Component	66.4 million
NJR Actual NFE	113.7 million	NJNG Actual NFE	73.8 million
Target NFE	115.3 million	Target NFE	73.8 million

The tables below show the performance/payout curve for the NFE component of the annual cash incentive awards applicable to each of NJR (for Messrs. Downes and Lockwood and Ms. Dugan) and NJNG (for Ms. Ellis). Performance between the stated percentages is interpolated.

Performance as a Percent of NJR Net Financial Earnings (NFE) Target	Percent of Targeted Payout Amount for NJR NFE Component
Less Than 90%	0%
90% (threshold)	50%
99% (actual) ($113.7 million)	95%
100% (target) ($115.3.million)	100%
110% (maximum)	150%

Performance as a Percent of NJNG Net Financial Earnings (NFE) Target	Percent of Targeted Payout Amount for NJNG NFE Component
Less Than 90%	0%
90% (threshold)	50%
100% (target and actual) ($73.8 million)	100%
110% (maximum)	150%

Leadership Component

The leadership component of the annual cash incentive award is determined based on our Chief Executive Officer’s review of established business unit initiatives and individual performance assessments that is then ratified by the LDCC. As part of his review, our Chief Executive Officer seeks and considers specific examples of how each named executive officer met these objectives. The LDCC assesses the leadership component for our Chief Executive Officer based on a review of his performance in comparison with his specific individual objectives for the past fiscal year. The maximum payout for this portion of the annual cash incentive award is equal to 150 percent of the targeted amount. The LDCC determines the leadership component of the annual cash incentive award for each of our named executive officers, other than our Chief Executive Officer, at its discretion based on reviews by our Chief Executive Officer.

Our Chief Executive Officer’s leadership objectives for fiscal year 2013 included:

•	Achieving the goals and objectives enumerated in our fiscal year 2013 business and financial plan

•	Implementing the initiatives contained in our fiscal year 2013 Commitment to Stakeholders

•	Furthering development of our strategic plan

•	Focusing on the continued development of our leadership team

•	Maintaining and enhancing our strong relationships with all key external stakeholders

The leadership objectives of the other named executive officers for fiscal year 2013 included:

•	Vision, strategy and innovation

•	Implementation of the initiatives contained in our fiscal year 2013 Commitment to Stakeholders and business and financial plan

•	Decision-making and judgment

•	Breadth of knowledge about our business

•	Execution and performance of job responsibilities

•	Collaboration and teamwork

Commitment to Stakeholders Component

The Commitment to Stakeholders (CTS) component of the annual cash incentive award, which comprises 20 percent of that award, is determined based on a subset of 52 specific performance measures that the LDCC views as important to our shareholders, and that encompass a broader range of our activities that are not necessarily reflected in our financial metrics. These performance measures are company-wide and fall into the following five categories:

•	Safe, reliable and competitively priced service: Measures employee safety, system safety, system reliability, service reliability and competitive pricing

•	Customer satisfaction: Measures customer care, problem resolution, billing accuracy and timely response

•	Quality: Measures quality of processes throughout the organization

•	Valuing employees: Measures provision of feedback to employees, leadership development, workforce relations and positive work environment

•	Corporate citizenship: Measures customer and community outreach, environmental focus, promotion of ethical behavior and fostering of community and business relationships

The 52 performance measures were set through a process that began early in the third quarter of fiscal year 2012. A team of employees from across our business units selected these performance measures spanning the five CTS categories listed above. This set of 52 performance measures was then reviewed by a senior executive team, including our Chief Executive Officer and Chief Financial Officer, who made further edits and recommendations to the measures.

The LDCC and management use these metrics to measure our overall effort to provide our customers, shareholders, communities and other stakeholders with the highest quality service and performance. Each of the performance measures is objective and quantifiable. For instance, one way we measure corporate citizenship is by calculating the total number of employee volunteer hours and calculating the total number of people reached by our customer and community outreach programs using data compiled at each such event during the course of the fiscal year.

For each performance measure, a performance target was developed based upon historical company information, peer information, comparative data, trends and, in certain cases, benchmarks required by state regulations. Performance targets were set by the appropriate business unit leaders, reviewed by our Quality Department and approved by our senior executive team, including our Chief Executive Officer. Thereafter, the Board approved the 52 performance measures and targets. The performance measures and targets were then published and distributed to our employees shortly after the beginning of fiscal year 2013. Separately, the senior executive team selected a subset of the 52 performance measures for recommendation to the Chief Executive Officer and the LDCC for purposes of determining the CTS component of the annual cash incentive award. The subset was then reviewed by the Chief Executive Officer and the LDCC and a final subset, which was ultimately comprised of six performance measures, was approved by the LDCC (the “Performance Measures.”) When selecting the Performance Measures, the Chief Executive Officer and the LDCC selected one or more significant measures in each of the five CTS categories to encompass a broad spectrum of our performance, thereby allowing them to best gauge, on a company-wide basis, how well the executive management team is fulfilling the CTS. As a result, the Chief Executive Officer and the LDCC consider the Performance Measures as those most useful for a broad assessment of executive performance.

When determining the CTS component of the annual cash incentive award, the LDCC and the Chief Executive Officer establish threshold, target and maximum performance levels for each of the Performance Measures. The threshold level is based on a level of performance that was believed to be achievable, the target level is based on a level of performance that was believed to be aggressive, but obtainable, and the maximum level is based on a level of performance that was believed to be attainable by achieving exceptional performance. Each of these Performance Measures is weighted equally and an overall average measurement is obtained. The overall average measurement reflects the average company-wide performance on the Performance Measures (each weighted equally) on a scale of 0 to 120 percent of the target goal. For example, if we were to meet exactly the target goal for each of the Performance Measures, the average company-wide performance amount would be 100 percent.

The table below shows the six Performance Measures, and indicates our threshold, target and maximum performance levels, as well as indicating our actual performance for each of the Performance Measures:

Performance Measures	Performance Range (threshold to maximum)	Target Performance	Actual Performance	Percentage of Target*
Days Away/Restricted or Transfer (DART) incident rate per 100 full-time employees	3.68 to 2.46	3.07	2.19	150%

Three-year rolling average of the gas cost portion of the utility bill measured quarterly compared with three peer companies	Lowest	Lowest	2nd Lowest	0%

Overall customer satisfaction rate	89% to 100%	94.5%	94%	95%

Completion of Quality objectives	80% to 100%	90%	91.4%	107%

Diversity training efficacy measured by participant satisfaction scores	4.0 to 5.0	4.5	4.5	100%

Total number of employee volunteer hours through our Volunteers Inspiring Service In Our Neighborhoods (VISION) program	3,360 to 5,040	4,200	4,963	145%

*	The percentage of target is adjusted to a scale of 0 to 150 percent for purposes of determining the CTS component of the annual cash incentive award.

As illustrated in the tables above and below this paragraph, during fiscal year 2013, the average company-wide performance as compared to the target goal was 99.6 percent of the target goal. This corresponded to a payout of 99 percent of the target payout amount for the CTS component of the annual cash incentive award formula.

The table below shows the performance/payout curve for the CTS component of the annual cash incentive awards. Performance between the stated percentages is interpolated.

Performance as a Percent of CTS Target	Percent of Targeted Payout Amount for CTS Target Component
Less Than 80%	0%
80%(threshold)	50%
99.6%(actual)	99%
100%(target)	100%
120%	150%

Actual Fiscal Year 2013 Cash Incentive Award Payouts under the 2013 OIP

In November 2013, the LDCC reviewed the results of the 2013 OIP based on the recommendations made by the Chief Executive Officer. The amounts of the annual cash incentive awards recommended by the Chief Executive Officer to the LDCC and subsequently approved by the LDCC are set forth below. For fiscal year 2013, the NFE, CTS and leadership components comprised 50 percent, 20 percent and 30 percent, respectively, of the annual cash incentive awards under the 2013 OIP for each of our named executive officers.

This totaled a payout amount equal to 112.3 percent of the target amounts for the fiscal year 2013 total annual cash incentive awards for Messrs. Downes and Lockwood and Ms. Dugan, calculated as set forth below. For fiscal year 2013, our NFE were $113.7 million, which corresponded to a payout amount equal to 47.5 percent of the total target annual cash incentive award for these three named executive officers. We calculated this payout amount as follows:

NJR Actual NFE	NJR Target NFE	Percent of Target	Percent of Target Payout Amount	Component Percentage	Amount Earned as Percent of Total Annual Cash Incentive Award
$113.7 million	$115.3 million	99%	95%	50%	47.5%

The payout amount for Ms. Ellis, NJNG’s Chief Operating Officer, was calculated using the NFE of NJNG, which was $73.8 million, which corresponded to a payout amount equal to 50 percent of the total target annual cash incentive award for her.

NJNG Actual NFE	NJNG Target NFE	Percent of Target	Percent of Target Payout Amount	Component Percentage	Amount Earned as Percent of Total Annual Cash Incentive Award
$73.8 million	$73.8 million	100%	100%	50%	50.0%

In addition, we achieved 99.6 percent of our CTS targets, which corresponded to a payout amount equal to 19.8 percent of the total target annual cash incentive award. We calculated this payout amount as follows:

Actual Performance as a Percentage of Commitment to Stakeholders Target	Percent of Target Payout Amount	Component Percentage	Amount Earned as Percent of Total Annual Cash Incentive Award
99.6%	99%	20%	19.8%

Our Chief Executive Officer submitted individual leadership performance reviews for each of the named executive officers, other than himself, for discussion and consideration by the LDCC. The LDCC reviewed each of the named executive officer’s 2013 individual leadership results, including our Chief Executive Officer, and assessed these results against such named executive officer’s objectives. Below is a summary of certain of the 2013 individual performance highlights for each of our named executive officers that were factored into their 2013 annual cash incentive award and the setting of 2013 total targeted direct compensation.

Name	Fiscal Year 2013 Performance Highlights
Laurence M. Downes	• Supported NJNG’s response to the challenges created by Superstorm Sandy
• NJR achieved improved financial results for the 22nd consecutive year
• Received Board of Directors approval of a new strategic plan based upon NJNG infrastructure and margin growth and a sensible non-regulated investment strategy
• Made meaningful progress on our leadership development process
• NJR provided record levels of community support and assistance

Glenn C. Lockwood	• Involved in all major strategic issues
• Led capital allocation process that supported the Company’s financial performance • Developed post-Superstorm Sandy liquidity plan
• Managed all external financial relationships

Kathleen T. Ellis	• Deeply involved with Superstorm Sandy restoration process
• NJNG core customer growth exceeded plan
• Supported NJNG strategic regulatory agenda
• Maintained excellent external relationships

Mariellen Dugan	• Effectively managed all corporate litigation and litigation budget
• Implemented Code of Conduct training program pursuant to which 100% of all NJR employees received live training
• Provided legal support on a wide range of corporate matters, including environmental, human resources and contract review
• Led company-wide compliance program, including Federal Energy Regulatory Commission and Commodity Futures Trading Commission compliance programs

Stephen D. Westhoven	• Guided NJRES’ business strategy, which led to improved profitability
• Recruited experienced personnel to the NJRES team to access new markets
• Added a new producer services transaction
• Identified opportunities for future investment

The Chief Executive Officer recommended to the LDCC that each named executive officer achieved 150 percent of their leadership goals, which corresponded to a payout amount equal to 45 percent of the total target annual cash incentive award. In addition to the performance highlights listed above, the LDCC considered that each of our named executive officers played a central role in the Company’s restoration efforts related to Superstorm Sandy. We calculated this payout amount as follows:

Percent of Target Payout Amount for Leadership Component	Component Percentage	Amount Earned as Percent of Total Annual Cash Incentive Award
150%	30%	45%

OIP Formula Payout for Mr. Downes, Mr. Lockwood and Ms. Dugan:

Payout for NFE	+	Payout for CTS	+	Payout for Leadership	=	Total Payout as a Percentage of Target Amount
47.5%		19.8%		45%		112.3%

OIP Formula Payout for Ms. Ellis

Payout for NFE	+	Payout for CTS	+	Payout for Leadership	=	Total Payout as a Percentage of Target Amount
50%		19.8%		45%		114.8%

The 2013 OIP formula payout amount was equal to 112.3 percent of each of the target total annual cash incentive awards for Mr. Downes, Mr. Lockwood and Ms. Dugan. The 2013 OIP formula payout amount was equal to 114.8 percent of the target total annual cash incentive award for Ms. Ellis. The LDCC used its discretion to adjust the awards downward to equal the maximum of the target annual cash incentive range for the named executive officers. Under the 2013 OIP, the target annual cash incentive award opportunity for Mr. Downes was 100 percent of base salary. The target annual cash incentive award range for Mr. Lockwood, Ms. Ellis and Ms. Dugan, was between 55 and 65 percent of base salary. The LDCC considered the OIP component results discussed above in determining the actual award amounts. The actual awards are shown in the table below.

These annual cash incentive award amounts are also set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 50 of this Proxy Statement.

Name	Fiscal year 2013 Annual Cash Incentive Award Paid ($)
Laurence M. Downes	824,000
Glenn C. Lockwood	219,050
Kathleen T. Ellis	215,150
Mariellen Dugan	195,000

Fiscal Year 2013 Annual Incentive Award for Mr. Westhoven

For fiscal year 2013, our Chief Executive Officer and LDCC determined the annual incentive award for Mr. Westhoven based primarily on the financial performance of NJRES. As part of the NJRES compensation plan, the incentive compensation pool for NJRES was developed based on a percentage of pre-tax, pre-incentive compensation profits. For fiscal year 2013, the LDCC set a range for funding of the total compensation pool of five to 12 percent of pre-tax, pre-incentive compensation profits of NJRES. At the end of fiscal year 2013, upon the recommendation of our Chief Executive Officer, which was based upon an assessment of NJRES performance versus market conditions and both NJR’s and NJRES’ financial plans, and the LDCC’s consideration of such recommendation, the LDCC set the incentive compensation pool at approximately 9 percent of NJRES’ pre-tax, pre-incentive compensation profits. The LDCC’s decision to set the incentive compensation pool at this level took into account the performance of NJRES, which exceeded our expectations in a challenging market environment, the decision-making by employees of NJRES that added value to NJRES’ portfolio and the overall performance of NJR during fiscal year 2013. The LDCC also considered the improved overall financial performance of NJRES in fiscal year 2013 as compared to the prior fiscal year. The annual incentive award pool was then allocated among all employees of NJRES based on Mr. Westhoven’s discretionary assessment of the performance of each employee. As the Senior Vice President of NJRES, Mr. Westhoven provides recommendations for approval to the Chief Executive Officer for bonuses for all NJRES employees except himself.

The Chief Executive Officer makes a recommendation to the LDCC for Mr. Westhoven’s annual incentive payment for the LDCC’s ultimate determination and approval. The LDCC has full discretion to alter the amount of the annual incentive payment to Mr. Westhoven and to determine whether awards should be in the form of cash and/or equity grants. The Chief Executive Officer’s recommendation to the LDCC was based upon a qualitative and quantitative review of the performance of NJRES, Mr. Westhoven’s individual performance and accomplishments during fiscal year 2013 (including those listed on page 40 of this Proxy Statement) and the availability of funds in the compensation pool. The quantitative factors reviewed included performance metrics such as financial margin*, NFE and natural gas throughput. The qualitative factors included effects of market conditions, quality of decision-making and the effectiveness of the response to changing market conditions. In consideration of NJRES’ performance in the face of challenging market conditions, Mr. Westhoven’s leadership performance in fiscal year 2013 and the amounts available from the total compensation pool, the Chief Executive Officer made a recommendation to the LDCC for Mr. Westhoven’s fiscal year 2013 incentive award. Under the NJRES compensation plan for fiscal year 2013, Mr. Westhoven was paid an annual incentive award for fiscal year 2013 of $400,000 that consisted of 50 percent cash and 50 percent of Deferred Retention Stock.

The LDCC reviewed Steven Hall and Partners’ analysis of the NJRES compensation plan and determined that because of the operational limits on NJRES and the risk management oversight provided by NJR management and the Board, the risks arising from the NJRES compensation policies and practices for NJRES employees are not reasonably likely to have a material adverse effect on us.

The 2007 Stock Award and Incentive Plan

At our Annual Meeting in January 2007, shareholders approved the 2007 Plan, which the Board and the LDCC had previously approved. The 2007 Plan authorizes a broad range of awards that the LDCC may grant at its discretion, including:

•	Restricted stock, a grant of actual shares subject to a risk of forfeiture and restrictions on transfer

•	Performance shares or other stock-based performance awards (these include deferred retention stock or restricted stock awards that may be earned by achieving specific performance objectives)

•

Deferred stock, a contractual commitment to deliver shares at a future date, which may or may not be subject to a risk of forfeiture (forfeitable deferred stock is sometimes called “restricted stock units”)

•	Enumeration of the business criteria on which an individual’s performance goals are to be based

•	Maximum share grants or awards (or, in the case of incentive awards, the maximum compensation) that can be paid to a participant in the 2007 Plan

•	Cash-based performance awards tied to achievement of specific performance objectives

•	Other awards based on Common Stock

•	Dividend equivalents

•	Stock options (incentive stock options and non-qualified stock options)

•	Stock appreciation rights

•	Shares issuable in lieu of rights to cash compensation

We believe the 2007 Plan assists the Company in:

•	Attracting, retaining, motivating and rewarding officers, employees, directors, consultants and advisors of the Company and our subsidiaries and affiliates

•	Strengthening our capability to develop, maintain and direct a competent management team

•	Providing equitable and competitive compensation opportunities

*

NJRES’ financial margin, which is a non-GAAP financial measure, represents revenues earned from the sale of natural gas less costs of natural gas sold including any transportation and storage costs, and excludes any accounting impact from the change in fair value of derivative instruments designed to hedge the economic impact of transactions that have not been settled, which represent unrealized gains and losses, and the effects of economic hedging on the value of our natural gas in storage. For further discussion of this financial measure, please see Part II, Item 7 of our Annual Report on Form 10-K filed on November 26, 2013.

•	Recognizing individual contributions and rewarding achievement of our goals

•	Promoting creation of long-term value for shareholders by closely aligning the interests of participants with the interests of shareholders

At our Annual Meeting in January 2013, our shareholders re-approved the material terms of the performance goals under the 2007 Plan.

Long-Term Equity Incentive Awards

In November 2012, after consulting Steven Hall & Partners, the LDCC determined that a portion of our executive officers’ total compensation should be paid in equity awards through a new long-term equity incentive program. In fiscal year 2013, the LDCC adopted a new long-term equity incentive program under our 2007 Plan. For fiscal year 2013, the Board approved, pursuant to the recommendation of the Chief Executive Officer, the new long-term incentive program granting roughly one-half in value of shares of Deferred Retention Stock or restricted stock and one-half in fair market value of performance shares to be granted only if the total shareholder return for NJR Common Stock meets or exceeds targets over a 33-month period ending on September 30, 2015 (“FY 2013 TSR Performance Shares”). Deferred Retention Stock and restricted stock awards were granted to focus on retention of the executive officers while the FY 2013 TSR Performance Shares benchmark our performance against our peer companies over an extended period of time. The LDCC determined the award of performance shares and a Deferred Retention Stock award to our Chief Executive Officer and the Board ratified that determination. The graphic on the left below shows the historical mix between the restricted stock or Deferred Retention Stock grants and performance-based awards to named executive officers between 2009 and 2013 based upon number of shares granted. The graphic on the right illustrates the split in number of shares granted between Deferred Retention Stock or restricted stock and FY 2013 TSR Performance Shares granted to our named executive officers in fiscal 2013. These graphics highlight our emphasis over the past five years on awarding a mix of performance-based awards, such as performance shares and performance-based restricted stock, and traditional restricted stock or Deferred Retention Stock awards. The actual value a named executive officer may receive will depend upon the number of shares actually received and the market price of our Common Stock at the time the awards vest.

In designing the new program, the following key objectives were established:

•	Selecting long-term equity incentive levels and vehicles that are competitive with our comparator group

•	Distributing shares of deferred retention stock and restricted stock with meaningful vesting periods to encourage retention of key executives

•	Using performance share awards based upon TSR growth to link compensation to company performance criteria that are meaningful to shareholders

•	Providing flexibility for granting awards

Our primary objectives in granting long-term equity incentive awards are to encourage significant ownership of our Common Stock by management and to provide long-term financial incentives linked directly to the long-term performance of the Company. The LDCC believes that significant ownership of our Common Stock by senior management is the optimal method for aligning the interests of management and the shareholders. Our stock incentive program is effectively designed to further this objective.

With the exception of significant promotions and new hires, equity grants, including long-term equity incentive awards, are generally awarded following the conclusion of the fiscal year. The LDCC selects this timing because it enables us to consider the prior year performance of the Company and the participants and our expectations for the next performance period, while also guaranteeing that normal awards will be made after we publicly disclose our performance for the year. The awards are made as early as practicable in our fiscal year to maximize the time period for the incentives associated with the awards.

Based on these objectives, our 2007 Plan provides for several forms of long-term equity incentive grants, including performance share awards, restricted stock awards, performance-based restricted stock awards and Deferred Retention Stock awards. In the past, we have utilized awards of non-qualified stock options consistent with long-term share appreciation to reward executives. The LDCC determined not to grant stock options due to its preference to reward retention and Company performance by granting full-value restricted shares of Common Stock and Deferred Retention Stock awards. This change made it more desirable to grant performance share awards to our named executive officers, which in turn allows us to limit the issuance of shares related to such awards, thereby reducing dilution. In the future, we may utilize stock options as an incentive vehicle, particularly as part of employment arrangements with newly hired executives and when we deem it appropriate to align executive and shareholder interests.

Deferred Retention Stock and Restricted Stock Awards

In November 2012, the LDCC approved the grant of a Deferred Retention Stock award to four of our named executive officers as recognition for superior performance during fiscal year 2012 and as a retention vehicle pursuant to the 2007 Plan. The Deferred Retention Stock awards are denominated in dollars and converted into deferred stock units based on the stock price at the date of grant. Each deferred stock unit equals one share of our Common Stock and accrues dividends. At the end of the deferral period on October 15, 2015, the deferred stock units will be paid out in shares of our Common Stock on a one-for-one basis, provided that the named executive officer complies with certain covenants, including a non-competition restriction. As set forth in the table below, on November 13, 2012, the LDCC granted the Deferred Retention Stock awards to Mr. Downes, Mr. Lockwood, Ms. Ellis and Mr. Westhoven.

Name	Number of Deferred Stock Units Granted		Grant Date Fair Market Value of Award ($)*
Laurence M. Downes	11,374		462,000
Glenn C. Lockwood	3,564		144,785
Kathleen T. Ellis	3,581		145,455
Stephen D. Westhoven	4,628	**	188,000

*	Represents the grant date fair market value of the deferred stock units granted based upon the closing price of our Common Stock of $40.62 on November 13, 2012, the date of grant. This amount does not reflect the actual value of the shares of our Common Stock that will be distributed to these named executive officers, which will be based upon the price of our Common Stock on the actual date distributed as per the payout schedule.
**	Mr. Westhoven received these shares of deferred retention stock as part of his short-term incentive award for fiscal year 2012. The grant date fair market value of those shares based upon the closing price of our Common Stock of $40.62 on November 13, 2012 was $188,000.

The LDCC uses restricted stock awards as a retention vehicle and as necessary for new hires, promotions, special recognition awards and as a reward for superior performance. As set forth in the table below, on November 13, 2012, the LDCC granted awards of time-vested restricted stock to Ms. Dugan as part of the long-term equity incentive program for fiscal year 2013. The LDCC makes restricted stock awards for retention purposes and to motivate the named executive officers to perform over the three-year vesting period. The LDCC determined that a restricted stock award was more appropriate for our Senior Vice President and General Counsel than the Deferred Retention Stock awards granted to the other named executive officers because Rule 5.6 of the New Jersey Rules of Professional Conduct applicable to lawyers practicing in New Jersey prohibits attorneys from agreeing to the non-competition covenants contained in the Deferred Retention Stock Award agreement.

The LDCC values restricted stock awards at the fair market value of the number of shares of our Common Stock on the date of grant. The shares of restricted stock vest in full on October 15, 2015, based on continued employment.

Name	Number of Shares of Restricted Stock Granted	Grant Date Fair Market Value ($)*
Mariellen Dugan	2,139	86,886

*	Represents full grant date fair market value calculated in accordance with FASB ASC Topic 718 and based upon the closing price of our Common Stock of $40.62 on November 13, 2012. This amount does not reflect the actual cash value that will be recognized by each of the named executive officers when such shares are fully vested and sold.

FY 2013 TSR Performance Shares (based on Total Shareholder Return)

In November 2012, the LDCC approved the grant of the FY 2013 TSR Performance Shares with performance criteria based upon the Company’s TSR, pursuant to the 2007 Plan. As set forth in the table below, the FY 2013 TSR Performance Share awards were granted to the named executive officers as of November 13, 2012. Each FY 2013 TSR Performance Share is equal to one share of Common Stock. The FY 2013 TSR Performance Share awards vest at the end of a 33-month performance period beginning on January 1, 2013, and ending on September 30, 2015, based on relative company TSR versus the established comparator group used for compensation purposes, which is described under “Elements of Our Compensation Program for Named Executive Officers — Comparator Group Analysis” on page 32 above. No FY 2013 TSR Performance Shares will vest if performance during that period does not meet the minimum threshold level. If the performance meets or exceeds the maximum expectations, 150 percent of the target number of awarded FY 2013 TSR Performance Shares will be earned.

		Number of FY 2013 TSR Performance Shares (Target)	Grant Date Fair Market Value*
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)
Laurence M. Downes	11/13/2012	13,346	205,158	410,316	615,474
Glenn C. Lockwood	11/13/2012	4,308	66,224	132,447	198,671
Kathleen T. Ellis	11/13/2012	3,413	52,466	104,931	157,397
Mariellen Dugan	11/13/2012	2,786	42,827	85,654	128,481
Stephen D. Westhoven	11/13/2012	2,672	41,075	82,149	123,224

*	Represents grant date fair market value calculated in accordance with FASB ASC Topic 718 and based upon the closing price of our Common Stock of $40.62 on November 13, 2012 utilizing a lattice model. The actual value of these awards will be determined based upon the actual number of performance shares that vest at the end of the performance period on September 30, 2015, and the closing price of our Common Stock on September 30, 2015. As described below, the “threshold” number of shares would be 50 percent of the target award amount, while the “maximum” number of shares that may be awarded would equal 150 percent of the target award amount.

Performance-Based Long-Term Equity Incentive Awards Granted in Prior Fiscal Years

FY 2011 TSR Performance Shares (based on Total Shareholder Return)

In November 2010, the LDCC approved the grant of performance share awards based upon our TSR (the “FY 2011 TSR Performance Shares”) to each of the named executive officers. Each FY 2011 TSR Performance Share was equal to one share of Common Stock. The FY 2011 TSR Performance Share awards were eligible for vesting at the end of a 33-month performance period beginning on January 1, 2011, and ending on September 30, 2013, based on relative company TSR versus the established comparator group used for compensation purposes, which is described under “Elements of Our Compensation Program for Named Executive Officers — Comparator Group Analysis” on page 32 above. As illustrated in the tables below, no FY 2011 TSR Performance Shares vested because performance during that period did not meet the minimum threshold level. At the end of the performance period, our actual performance as certified by the LDCC was in the 10th percentile.

Relative TSR Percentile	% of Target Award to Vest
10th (actual)	0%
27th (threshold)	50%
64th (target)	100%
≥91st (maximum)	150%

Name	“Target” Number of FY 2011 TSR Performance Shares Granted	Number of Shares Actually Vested
Laurence M. Downes	25,942	0
Glenn C. Lockwood	2,817	0
Kathleen T. Ellis	2,885	0
Mariellen Dugan	2,519	0
Stephen D. Westhoven	2,644	0

FY 2012 NFE Performance Shares (based on NFE Compound Growth Rate)

In November 2011, the LDCC approved the grant of performance share awards with performance criteria based upon the Company’s NFE growth, pursuant to the 2007 Plan (the “FY 2012 NFE Performance Shares”). Each NFE Performance Share is equal to one share of Common Stock. The FY 2012 NFE Performance Shares vest, if at all, based upon our cumulative compound NFE per share growth rate over the 36-month period beginning on October 1, 2011, and ending on September 30, 2014. The NFE growth targets require NFE growth over the three-year period and were designed to challenge our executives by being aggressive, but achievable, and to encourage and reward continued growth in our NFE.

No FY 2012 NFE Performance Shares will vest if performance does not meet the minimum threshold level. If the performance meets or exceeds the maximum expectations, 150 percent of the target number of awarded FY 2012 NFE Performance Shares will be earned. Performance between the measures for the minimum and maximum payout will be interpolated. The earned FY 2012 NFE Performance Shares will be delivered to participants at the end of the performance period, upon the determination of the LDCC that the performance objectives have been met. The number of FY 2012 NFE Performance Shares earned will be determined based on the following table:

Three-Year Cumulative Compound NFE Per Basic Share Growth Rate	Performance Shares Earned as a Percentage of Target Performance Shares
Less than 2%	0%
2%	50%
4%	100%
6% or greater	150%

Upon achievement of a Three-Year Cumulative Compound NFE Per Basic Share Growth Rate at a percentage between any two specified levels in the table above, the FY 2012 NFE Performance Shares earned will be mathematically interpolated on a straight-line basis.

Through September 30, 2013, our Cumulative Compound NFE per Basic Share Growth Rate has been slightly below 4% for the FY 2012 NFE Performance Shares, which would result in a payout of 99.5% if the performance period were to end on that date. The actual number of shares that will be earned by the named executive officers will be determined at the end of the performance period on September 30, 2014.

Retirement Programs

Our retirement programs for senior executives provide an opportunity for each participating executive, through long-term service to us, to receive a pension or other forms of retirement benefits. Our named executive officers participate in the New Jersey Natural Gas Company Plan for Retirement Allowances for Non-Represented Employees (the “Non-Represented Plan”), which is a trusteed noncontributory defined benefit retirement plan. Our named executive officers also participate in our 401(k) Plan, which is a trusteed defined contribution plan. All of our non-represented employees hired on or after October 1, 2009, are covered by an enhanced defined contribution plan feature of our 401(k) Plan instead of the Non-Represented Plan. These plans provide retirement benefits to broad groups of employees and executives. Our named executive officers also participate in the Savings Equalization Plan of NJR, which we refer to as the SEP, and the Pension Equalization Plan of NJR, which we refer to as the PEP, both of which are unfunded non-qualified plans. These plans provide benefits that would have been made under the Non-Represented Plan and the 401(k) Plan, but for the limitations on compensation and contributions imposed by Sections 401(a)(4), 401(a)(17), 401(k), 401(m) and 415 of the Internal Revenue Code. In addition, the named executive officers and certain other officers have supplemental retirement agreements. Under the Supplemental Executive Retirement Plan Agreements, which we also refer to as SERP Agreements, benefits are payable over a 60-month period commencing at age 65. At projected retirement, the total maximum amount payable to our Chief Executive Officer under his SERP Agreement is currently $250,000. Mr. Lockwood, Ms. Ellis, Ms. Dugan and Mr. Westhoven would each be entitled to maximum amounts of $125,000 under their respective SERP Agreements. These are described more fully in the narrative following the Pension Benefits table on page 58 of this Proxy Statement.

We also sponsor health care plans that provide post-employment medical and life insurance benefits to union and non-union employees who meet the eligibility requirements. Retirees must meet certain age and service requirements to be eligible. Depending on the year of retirement, benefits may be subject to annual deductibles, coinsurance requirements, lifetime limits and retiree contributions. As of September 30, 2013, with the exception of Mr. Downes, none of the named executive officers have completed the age and service requirements to be eligible for post-employment health coverage.

Severance Policies

Severance protection is provided to our senior executives in their employment continuation agreements with the Company (“Employment Continuation Agreements”) and only in the event that a senior executive is terminated following a “change in control.” This protection is designed to be fair and competitive and to aid in attracting and retaining experienced executives. When recruited from another company, the executive generally will seek to be protected in the event he or she is terminated without cause or we take actions giving the executive good reason to terminate employment. We believe that the protection we provide, including the level of severance payments and post-termination benefits, is appropriate and within the range of competitive practice.

Severance protection following a change in control provides a number of important benefits to us. First, it permits an executive to evaluate a potential change in control while relatively free of concern for the executive’s own situation or the need to seek employment elsewhere. Second, change in control transactions take time to unfold, and a stable management team can help preserve our operations either to enhance the value delivered to a buyer in the transaction or, if no transaction is consummated, to ensure that our business will continue without undue disruption. Finally, we believe that the change in control protections in place encourage management to consider, on an ongoing basis, whether a strategic transaction might be advantageous to our shareholders, even one that would vest control of the Company in a third party. The LDCC believes that the potential cost of executive change in control severance payments and benefits, as a percentage of the potential buyout price, would be well within the range of reasonable industry practice and represents an appropriate cost relative to the benefits to our shareholders and us.

On February 20, 2007, we entered into Employment Continuation Agreements with Mr. Downes, Ms. Dugan, Ms. Ellis, Mr. Lockwood and Mr. Westhoven. In the case of Mr. Downes, Ms. Ellis, Mr. Lockwood and Mr. Westhoven, the Employment Continuation Agreements replaced existing employment continuation agreements. The Employment Continuation Agreements provide each executive certain rights in the event that his or her employment is terminated within two years following the occurrence of a “Change of Control” (as defined in the agreements) (i) by us without “Cause” (as defined in the agreements) or (ii) by the executive for “Good Reason” (as defined in the agreements). Subject to the limitation described below in the next paragraph, upon either such termination of employment the executive, in the case of Mr. Downes, will receive three times the sum or, in the case of the other executives, two times the sum, of (x) annual base salary and (y) the average of annual bonuses paid or payable with respect to the last three calendar years ended prior to the Change of Control. The Employment Continuation Agreements further provide that if any such executive is subject to the so-called “golden parachute” excise tax imposed under Section 4999 of the Internal Revenue Code, we must make an additional payment to the executive in an amount sufficient to place the executive in the same after-tax position as if no such excise taxes had been imposed.

As a condition of the right of the executive to receive payments under the Employment Continuation Agreements, the executive must enter into a binding agreement that, without the written consent of the Board, the executive will not for a period of two years, acting alone or in conjunction with others, directly or indirectly

•

engage (either as owner, investor, partner, shareholder, employer, employee, consultant, advisor or director) in any business in which he or she has been directly engaged on behalf of us or any affiliate, or has supervised as an executive thereof, during the last two years prior to such termination, or which was engaged in or planned by us or an affiliate at the time of such termination, in the geographic area of New York, New Jersey, Pennsylvania, or Delaware and in which such business was conducted or planned to be conducted

•

induce any customers of the Company or any of our affiliates with whom the executive has had contacts or relationships, directly or indirectly, during and within the scope of his or her employment with the Company or any of our affiliates, to curtail or cancel their business with us or any such affiliate

•	induce, or attempt to influence, any employee of the Company or any of our affiliates to terminate employment

•

solicit, hire or retain as an employee or independent contractor, or assist any third party in the solicitation, hire or retention as an employee or independent contractor, any person who during the previous 12 months was an employee of the company or any affiliate, provided, however, that activities engaged in by or on behalf of the Company are not restricted by this covenant

The Employment Continuation Agreements are described in more detail below in the section entitled “POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL” beginning on page 60 of this Proxy Statement.

Deferred Compensation

To enhance the competitiveness of our executive compensation program and, therefore, its ability to attract and retain qualified key personnel necessary for our continued success and progress, we provide an Officers’ Deferred Compensation Plan to provide a select group of management or highly compensated employees of the company and its affiliates a means to defer receipt of specified portions of compensation and to have such deferred amounts treated as if invested in specified investment vehicles. Participants in the Officers’ Deferred Compensation Plan may defer the receipt of compensation or awards, which may be in the form of cash, stock or stock-denominated awards, including salary, annual bonus awards, long-term awards and compensation payable under other plans and programs, employment agreements or other arrangements. Deferrals under the Officers’ Deferred Compensation Plan must comply with the requirements of Section 409A of the Internal Revenue Code, U.S. federal income tax laws and Treasury Regulations. All of the named executive officers are eligible to participate in the Officers’ Deferred Compensation Plan. Non-qualified Deferred Compensation is described in more detail below in the section entitled “Non-qualified Deferred Compensation” beginning on page 59 of this Proxy Statement.

Other Benefits

The LDCC believes employee benefits are an essential component of our competitive total compensation package. These benefits are designed to attract and retain our employees. The named executive officers may participate in the same benefit plans as our salaried employees, which include medical, health and dental insurance, long-term disability insurance, accidental death and disability insurance, travel and accident insurance and our 401(k) Plan. As part of the 401(k) Plan, we generally match 55 percent of the first six percent of compensation contributed by the employee into the 401(k) Plan subject to the Internal Revenue Code and our 401(k) Plan limits. The matching contribution is scheduled to increase from 55 percent to 60 percent, and 65 percent of the first six percent of compensation contributed as of January 1, 2014 and 2015, respectively. The matching contribution is limited to 50 percent for certain represented employees of NJRHS who transferred from NJNG and are currently accruing pension benefits. We have disclosed all company matches for our named executive officers in the column labeled “All Other Compensation,” in the Summary Compensation Table on page 50, and separately disclosed each amount in Footnote 5 to that table on page 51 of this Proxy Statement.

The LDCC provides our executives, including named executive officers, with additional benefits that we believe provide security for current and future needs of the executives and their families and therefore assist in attracting and retaining them. These other benefits are structured to be within the competitive range relative to our comparator group. In general, we do not provide our executives with many of the types of perquisites that other companies offer their executives, such as personal use of a corporate jet. The additional benefits we provide or have provided to some of our executives consist of the following and are included in the amounts set forth in the column labeled “All Other Compensation,” in the Summary Compensation Table on page 50, and separately disclosed in Footnote 5 to that table on page 51 of this Proxy Statement: car allowance, preventative health maintenance program and executive insurance program. In addition to the cash and equity compensation discussed above, we provide our Chief Executive Officer and the other named executive officers with the same benefits package available to all of our salaried employees. The package includes:

•	Health and dental insurance (portion of costs)

•	Basic life insurance

•	Long-term disability insurance

•	Participation in our 401(k) Plan, including company matching contributions

•	Participation in our Non-Represented Plan, which is available to all non-union employees who were employed before October 1, 2009

•	Matching certain charitable contributions

For business purposes it may be appropriate for certain members of senior management to belong to a golf or social club so that such executives have an appropriate entertainment forum for customers and appropriate interaction with their communities.

Share Ownership Guidelines

The LDCC believes it is important to align the interests of senior management with our shareholders. While the LDCC considers this principle when determining the appropriate mix of base salary, annual cash incentive awards and long-term equity incentive awards, the LDCC also established stock ownership guidelines that encourage the accumulation and retention of our Common Stock. We believe that executive ownership is important to create a mutuality of interest with shareholders. Therefore, executive officers are required to meet established share ownership levels. These guidelines are subject to annual review by the LDCC and were amended during fiscal year 2013 to further align the interest of senior management with our shareholders.

Under the new guidelines, officers of the Company are required to own shares of Company common stock with a total share value as set forth below (required common stock ownership amount is determined as a multiple of the officer’s base salary):

Position	Minimum Common Stock Ownership Requirement
Chief Executive Officer	5 x Base Salary
Named Executive Officers[1]	3 x Base Salary
Other Officers	1 x Base Salary

Until an officer achieves the minimum stock ownership guidelines described above, he or she must retain 100 percent of all shares of Company common stock that he or she owns and 50 percent of all shares vested (after tax) after August 13, 2013. Compliance with these guidelines will be determined annually using the closing price of the Company’s Common Stock on the last day of the fiscal year (or the last trading day.) Once the minimum ownership threshold is achieved, sufficient shares must be retained by the officer to meet the minimum stock ownership requirement continuously throughout the year. Officers must satisfy the minimum common stock ownership requirement by August 13, 2018, or five years after their initial appointment by the Board if they are appointed after August 13, 2013.

United States Federal Income Tax Limits on Deductibility

Section 162(m) of the Internal Revenue Code generally precludes a tax deduction by any publicly-held company for compensation paid to any “covered employee” to the extent the compensation paid to such covered employee exceeds $1 million during any taxable year of the company. “Covered employees” include the Chief Executive Officer of the company and the three other highest paid officers of the company (other than the Chief Executive Officer or the Chief Financial Officer). The $1 million deduction limit, however, does not apply to “qualified performance-based compensation” that is based on the attainment of pre-established, objective performance goals established under a shareholder-approved plan. We consider the impact of this exclusion when developing and implementing our executive compensation programs. We believe that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m) of the Internal Revenue Code. Amounts paid under any of our compensation programs, including salaries, annual incentive awards, performance awards and grants of restricted stock and deferred stock units, may not qualify as performance-based compensation that is excluded from the Section 162(m) limitation on deductibility.

The rules and regulations promulgated under Section 162(m) of the Internal Revenue Code are complicated and subject to change from time to time, sometimes with retroactive effect. There can be no guarantee, therefore, that amounts potentially subject to the Section 162(m) limitations will be treated by the Internal Revenue Service as qualified performance-based compensation under Section 162(m) of the Internal Revenue Code and/or deductible by the Company. A number of requirements must be met under Section 162(m) of the Internal Revenue Code in order for particular compensation to so qualify for the exception such that there can be no assurance that “qualified performance-based” compensation under the 2007 Plan will be fully deductible under all circumstances. In addition, other awards under the 2007 Plan, such as non-performance-based restricted stock and restricted stock units, generally will not qualify for the exception under Section 162(m) of the Internal Revenue Code, so that compensation paid to certain covered employees in connection with such awards may, to the extent it and other compensation subject to Section 162(m) of the Internal Revenue Code’s deductibility cap exceed $1 million in a given taxable year, not be deductible by the Company as a result of Section 162(m) of the Internal Revenue Code. Compensation to certain employees resulting from vesting of awards in connection with a change in control or termination following a change in control also may be non-deductible under Internal Revenue Code Sections 4999 and 280G.

Advisory Votes on Executive Compensation

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the subsequent rules and regulations promulgated by the SEC, we are including a non-binding advisory resolution approving the compensation of our named executive officers. The vote on this proposal will be non-binding on the Board and us and will not be construed as overruling a decision by the Board or us. This vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for the Board or us. However, the LDCC values the opinions that our shareholders express in their votes and will consider the outcome of the vote when making future decisions on executive compensation, as it deems appropriate.

At the 2013 Annual Meeting of Shareholders, over 93.7 percent of the shares cast on the proposal were voted for the non-binding advisory resolution approving the compensation of our named executive officers. In light of that result, the Board of Directors implemented similar objectives, program and rationale for the compensation of our named executive officers in fiscal year 2013, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative on pages 27 through 71 in this Proxy Statement.

In addition, at the 2011 Annual Meeting of Shareholders a large majority of our shareholders approved, on a non-binding basis, the holding of the non-binding vote on the compensation of our named executive officers on an annual basis. As previously disclosed, the Board of Directors and management determined to implement an annual advisory vote on the compensation of our named executive officers. As a result, we are including the non-binding advisory resolution approving the compensation of our named executive officers again in this Proxy Statement. See Item 2 on page 73 of this Proxy Statement.

REPORT OF THE LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE

The Leadership Development and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management and, based on such review and discussion, the Leadership Development and Compensation Committee recommends to the Board that it be included in this Proxy Statement.

Donald L. Correll Robert B. Evans M. William Howard, Jr.	Jane M. Kenny Alfred C. Koeppe David A. Trice (Committee Chair)

Dated: November 12, 2013

The “Leadership Development and Compensation Committee Report” shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information relating to total compensation for the fiscal years ended September 30, 2013, 2012 and 2011. The individuals named below include our Chairman and Chief Executive Officer, our Chief Financial Officer, and our other named executive officers (as defined on page 27).

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Laurence M. Downes	2013	817,539	—	872,316	—	824,000	0	40,032	2,553,887
Chairman, Chief Executive Officer and President	2012	778,731	—	866,512	—	800,000	913,491	42,625	3,401,359
	2011	715,454	—	1,367,628	—	846,000	443,160	30,435	3,402,677

Glenn C. Lockwood	2013	332,512	—	277,232	—	219,050	0	22,477	851,271
Executive Vice President and Chief Financial Officer	2012	317,818	—	227,832	—	208,215	295,131	22,877	1,071,873
	2011	306,154	—	148,503	—	202,150	146,394	20,671	823,872

Kathleen T. Ellis	2013	327,850	—	250,836	—	215,150	17,442	27,512	838,790
Executive Vice President and Chief Operating Officer, NJNG	2012	316,796	—	227,170	—	207,545	183,994	27,899	963,404
	2011	307,308	—	152,080	—	201,000	108,727	25,024	794,139

Mariellen Dugan	2013	295,490	—	172,540	—	195,000	2,012	23,751	688,793
Senior Vice President and General Counsel	2012	281,029	—	161,510	—	184,113	85,828	22,726	735,206
	2011	271,500	—	132,822	—	180,000	41,795	21,673	647,790

Stephen D. Westhoven	2013	294,685	200,000	270,149	—	—	0	26,545	791,379
Senior Vice President, NJRES	2012	286,139	112,000	270,548	—	—	199,475	22,751	890,913
	2011	278,654	150,000	301,901	—	—	88,423	21,514	840,492

(1)

Salary amounts include cash compensation earned by each named executive officer during fiscal years 2013, 2012 and 2011, as well as any amounts earned in fiscal year 2013, 2012 or 2011, as the case may be, but contributed under our 401(k) Plan and/or deferred at the election of the named executive officer under our deferred compensation program. For a discussion of the deferred compensation program and amounts deferred by the named executive officers in fiscal year 2013, including earnings on amounts deferred, please see “Non-qualified Deferred Compensation” on page 59 of this Proxy Statement.

(2)

The amounts included are the grant date fair market value of the stock awards granted in fiscal years 2013, 2012 and 2011, determined under share-based compensation accounting guidance in accordance with FASB ASC Topic 718. There were no options granted to the named executive officers in fiscal years 2013, 2012 and 2011. These amounts reflect the aggregate grant date fair market value for these awards, and do not correspond to the actual cash value that will be recognized by each of the named executive officers when received. For the FY 2013 TSR Performance Share awards granted in fiscal year 2013 to the named executive officers pursuant to the 2007 Plan that are subject to performance conditions, the values reflected in the Summary Compensation Table above reflect the probable outcome of such performance conditions. The grant date fair market values of such awards assuming the highest level of performance conditions for each of the named executive officers are: Mr. Downes: $410,316; Mr. Lockwood: $132,447; Ms. Ellis: $104,931; Ms. Dugan: $85,654; and Mr. Westhoven: $82,149. The amount included for Mr. Westhoven in this column includes the grant date fair market value of the shares of Deferred Retention Stock he received as part of his fiscal year 2012 annual incentive award, which was $188,000 and was awarded in fiscal year 2013. Assumptions used in the calculation of the foregoing award amounts are included in Note 9 to the consolidated financial statements included in our Annual Report on Form 10-K for the years ended September 30, 2013, 2012 and 2011, and incorporated by reference into this Proxy Statement. Information on individual equity awards granted to the named executive officers in fiscal year 2013 is set forth in the section entitled “Grants of Plan Based Awards” on page 53 of this Proxy Statement. Information on the vesting of restricted stock and deferred stock in fiscal year 2013 is set forth in the section entitled “Option Exercises and Stock Vested” on page 57 of this Proxy Statement.
(3)

The amounts represent cash awards to the named executive officers other than Mr. Westhoven under our performance-based annual cash incentive plan for fiscal years 2013, 2012 and 2011, which is discussed in the section entitled “Annual Cash Incentive Awards” beginning on page 34 of this Proxy Statement. In the case of Mr. Westhoven, his award is paid under a separate plan for NJRES employees and consisted of 50 percent Deferred Retention Stock and 50 percent cash, as discussed beginning on page 40 of this Proxy Statement. While the amounts for all of the named executive officers were earned for fiscal year 2013, fiscal year 2012 and fiscal year 2011 performance, as the case may be, they were not paid to the named executive officers until November 2013, November 2012 and November 2011, respectively.

(4)

The amounts shown in this column represent the increase in the actuarial present value of the accumulated benefits under all of our pension plans for the named executive officers. A zero is shown in those cases where the present value of accumulated benefits declined during 2013 due to the impact of the increase in the interest rate used to value the benefit. The present value of accumulated benefits declined by $137,342, $35,183, and $45,812 for Mr. Downes, Mr. Lockwood and Mr. Westhoven, respectively. For each named executive officer, the change in the pension value was calculated using the same actuarial assumptions, with the exception of turnover, retirement, disability, pre-retirement mortality and election of optional forms of payment as used to compute the accumulated benefit obligations as of September 30, 2013, 2012 and 2011, as stated in our Annual Report on Form 10-K for the years ended September 30, 2013, 2012 and 2011, respectively. These assumptions included an interest rate of 5.25 percent as of September 30, 2011, 4.30 percent as of September 30, 2012 and 5.15 percent as of September 30, 2013. The present value of the benefits has been calculated assuming the named executive officers stay in employment until the earliest age the executive could collect a benefit without reduction for early retirement and received their benefit as a life annuity. The assumed age of payment is 60 for each of the named executive officers with the exception of Ms. Ellis who has an assumed age of payment of 65.

The change in the actuarial present value of the accumulated pension benefits under our pension plan for the fiscal year ended September 30, 2013 reflects (i) the value of benefits accrued this fiscal year plus (ii) the increase in value of previously accrued benefits due to time and (iii) the change in value for benefits accrued in all prior years of employment due to the change in the interest rate and mortality table used to determine the value of the pensions. For Messrs. Downes, Lockwood and Westhoven, the impact of the change in the interest rate used to determine the value of benefits exceeded the other components of the change in value for the 2013, so the value of the benefits actually declined. The present value of accumulated benefits declined by $137,342, $35,183 and $45,812 for Mr. Downes, Mr. Lockwood and Mr. Westhoven, respectively. The largest contribution to the change in fiscal year 2012 was the change in the mortality table and the change in the interest rate used to value the benefits from 5.25 percent to 4.30 percent, and for fiscal year 2011 was the value of the benefits accrued during that year. The interest rate used to determine the present value is set each year in accordance with GAAP to match the yield of AA/AAA bonds with similar duration at the end of the fiscal year and is reviewed by our independent actuaries and accountants.

(5)

The table below reflects the types and dollar amounts of perquisites, additional compensation and other personal benefits provided to the named executive officers during fiscal year 2013. For purposes of computing the dollar amounts of the items listed below, we used the actual out-of-pocket costs to us of providing the perquisite or other personal benefit to the named executive officer. The named executive officers paid any taxes associated with these benefits without reimbursement from us. Each perquisite and personal benefit included in the table below is described in more detail in the narratives immediately following the table:

All Other Compensation Table

Name	Car Allowance ($)(a)	Company-Paid Insurance Premiums ($)(b)	401(k) Plan/SEP Matching Contribution ($)(c)	Charitable Matching Contribution ($)(d)	Total ($)
Laurence M. Downes	6,750	5,991	25,291	2,000	40,032
Glenn C. Lockwood	8,176	3,067	10,714	520	22,477
Kathleen T. Ellis	8,176	4,615	9,721	5,000	27,512
Mariellen Dugan	8,176	3,053	9,522	3,000	23,751
Stephen D. Westhoven	8,176	2,877	9,492	6,000	26,545

(a)

We provide a car allowance to certain executive officers, including our named executive officers other than Mr. Downes. The purpose of the car allowance is to make our compensation program competitive with other companies and because cars are predominantly used for business purposes. The amount shown for Mr. Downes represents the portion of the cost of a company-owned automobile used by Mr. Downes that relates to his personal use.

(b)

The amounts listed represent aggregate premiums we paid in fiscal year 2013 for our group life insurance policy, for a Directors and Officers Travel Insurance Policy and an insurance policy that is used to support our obligations under the SERP agreements with each of the named executive officers.

(c)

Each named executive officer is eligible to participate in our 401(k) Plan, which offers them an opportunity to defer income and receive matching contributions from us subject to certain limits. The amounts set forth in the table above represent company contributions under our 401(k) Plan and our SEP for fiscal year 2013. Information about the 401(k) Plan and SEP is set forth in the section entitled “Pension Benefits” beginning on page 57 of this Proxy Statement.

(d)

Each named executive officer is eligible to participate in our matching gifts programs in which we match employees’ contributions to certain charities and qualified educational institutions. Each of the named executive officers participated in the matching gifts program.

Compensation Risk Assessment

As part of its oversight of our executive compensation program, the LDCC considers the impact of our executive compensation program, and the incentives created by the compensation awards that it administers, on our risk profile. In addition, we review all our compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk-taking, to determine whether they present a significant risk to us. At the LDCC’s direction, Steven Hall & Partners provided the LDCC with a risk assessment of our compensation policies and practices. Based on its independent assessment, Steven Hall & Partners concluded that our compensation policies and practices for employees do not create risks that are reasonably likely to have a material adverse effect on us.

The LDCC reviewed the findings of the assessment, including the Steven Hall & Partners assessment, and concluded that our compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and that the balance of compensation elements discourages excessive risk-taking. The LDCC, therefore, determined that the risks arising from our compensation policies and practices for employees are not reasonably likely to have a material adverse effect on us. The LDCC will continue to consider compensation risk implications while deliberating the design of our executive compensation programs. In its discussions, the LDCC considered the attributes of our programs, including:

•	Balance between fixed and variable compensation, short- and long-term compensation, and cash and equity payouts

•	Alignment of the performance metrics for our annual incentive programs with long-term performance objectives and metrics

•

Alignment of selected performance measures and established performance targets with our financial and operational goals, performance measures and action plans that will be executed by our business units

•

The LDCC and the CEO’s authority to override any proposed incentive plan payout if the LDCC and the CEO believe that such payout does not appropriately reflect performance of a particular individual, our business or a business unit

•	A meaningful portion of compensation is provided in the form of equity-based compensation contributing to a long-term focus by officers and an alignment of interests with shareholders

•

Placement of a significant portion of our executive pay “at-risk” and dependent upon the achievement of specific corporate performance goals that are objectively determined with verifiable results. These corporate goals have pre-established threshold, target and maximum award limits

•	The program’s balance that focuses executives on the achievement of both short-term and long-term results

•	The LDCC’s ability to consider non-financial and other qualitative performance factors in determining actual compensation payouts

•

Stock ownership guidelines that mitigate risk through the alignment of executives’ interests with those of our shareholders and have meaningful dollar value of equity held in an unvested form subject to time and performance vesting.

Grants of Plan-Based Awards

The following table presents information regarding grants of plan-based awards to the named executive officers during the fiscal year ended September 30, 2013.

	Grant Date		Date of LDCC Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock And Option Awards(5) ($/sh)
Name				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Laurence M. Downes	12/29/2012	*	11/13/2012							11,374	(3)		462,000
	12/29/2012	**	11/13/2012				6,673	13,346	20,019				410,316
				0	824,000	1,236,000

Glenn C. Lockwood	12/29/2012	*	11/13/2012							3,564	(3)		144,785
	12/29/2012	**	11/13/2012				2,154	4,308	6,462				132,447
				0	202,200	303,300

Kathleen T. Ellis	12/29/2012	*	11/13/2012							3,581	(3)		145,455
	12/29/2012	**	11/13/2012				1,707	3,413	5,120				104,931
				0	198,600	297,900

Mariellen Dugan	12/29/2012		11/13/2012							2,139	(4)		86,886
	12/29/2012	**	11/13/2012				1,393	2,786	4,179				85,654
				0	180,000	270,000

Stephen D. Westhoven	12/29/2012	†	11/13/2012							4,628	(3)		188,000
	12/29/2012	**	11/13/2012				1,336	2,672	4,008				82,149

(1)

Represents the potential fiscal year 2013 threshold, target and maximum annual cash incentive award amounts for each of the named executive officers as set by the LDCC. The actual amount of the annual cash incentive award earned by each named executive officer for fiscal year 2013 is reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 50 of this Proxy Statement. For additional information with respect to the fiscal year 2013 annual cash incentive awards please see “Compensation Discussion and Analysis” beginning on page 27 of this Proxy Statement.

(2)

The values under this column represent the number of FY 2013 TSR Performance Shares granted to the named executive officers pursuant to the 2007 Plan and shows potential threshold, target or maximum payout amounts at the end of the 33 month performance period on September 30, 2015. The method of determination of actual payout amounts is described in more detail under “FY 2013 TSR Performance Share Awards” on page 44 of this Proxy Statement.

(3)

Represents the number of shares of deferred stock units granted on December 29, 2012, as described in more detail under Deferred Retention Stock and Restricted Stock Awards” on page 43 of this Proxy Statement.

(4)

Represents the number of shares of restricted stock granted to Ms. Dugan pursuant to the 2007 Plan on December 29, 2012, as described in greater detail under “Deferred Retention Stock and Restricted Stock Awards” on page 43 of this Proxy Statement.

(5)

Amounts shown represent the grant date fair market value of each equity award calculated in accordance with FASB ASC Topic 718. For a full description of the assumptions used by us in computing these amounts, see Note 9 to our consolidated financial statements, which is included in our Annual Report on Form 10-K for the year ended September 30, 2013 and incorporated by reference into this Proxy Statement. The actual value a named executive officer may receive depends on market prices. There can be no assurance that the amounts reflected in the “Grant Date Fair Value of Stock and Option Awards” column will be realized.

*	The values in this row refer solely to the deferred stock units granted to the named executive officers during fiscal year 2013.
**	The values in this row refer solely to the FY 2013 TSR Performance Shares granted to the named executive officers during fiscal year 2013.
†	The values in this row refer solely to the deferred stock units granted to Mr. Westhoven as part of his fiscal year 2012 annual short-term incentive award.

2007 Stock Award and Incentive Plan

Shareholders approved the 2007 Plan at the Annual Meeting held in January 2007. Shareholders re-approved the material terms of the performance goals under the 2007 Plan at our Annual Meeting in January 2013. A description of why we adopted the 2007 Plan and the broad range of awards the Board may award at its discretion may be found on page 41 of this Proxy Statement.

Consistent with the requirements of the NYSE, the 2007 Plan includes a restriction providing that we will not amend or replace options or SARs previously granted under the 2007 Plan in a transaction that constitutes a “repricing” without shareholder approval. For this purpose, a repricing is defined as amending the terms of an option or SAR after it is granted to lower its exercise price, any other action that is treated as a repricing under GAAP, or canceling an option at a time when its strike price is equal to or greater than the fair market value of the underlying stock in exchange for another option, SAR, restricted stock, or other equity, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. Adjustments to the exercise price or number of shares subject to an option or SAR to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a repricing.

Executive officers and all other employees of the Company and our subsidiaries, non-management directors serving on the Board and others who provide substantial services to the Company and our subsidiaries and affiliates are eligible for awards under the 2007 Plan. The LDCC administers the 2007 Plan. The selection of participants and the nature and size of the awards granted to participants is subject to the LDCC’s discretion. As of September 30, 2013, approximately 395,102 shares of Common Stock were subject to outstanding awards under our equity compensation plans and 1,319,416 shares of Common Stock were available for future awards under our equity compensation plans.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table presents information concerning the number and value of unexercised options, SARs and similar instruments, nonvested stock (including restricted stock, restricted stock units or other similar instruments) and incentive plan awards for the named executive officers outstanding as of the end of the fiscal year ended September 30, 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units or Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Laurence M. Downes
December 28, 2010	—	—	—	—	—	—		—		25,942	(1)	1,142,745	(2)
December 28, 2010	—	—	—	—	—	5,621	(3)	247,605	(4)	—		—
December 27, 2011	—	—	—	—	—	—		—		9,185	(5)	404,599	(2)
December 27, 2011	—	—	—	—	—	9,185	(6)	404,599	(4)	—		—
December 29, 2012	—	—	—	—	—	—		—		13,346	(7)	587,891	(2)
December 29, 2012	—	—	—	—	—	11,374	(8)	501,025	(4)	—		—
Glenn C. Lockwood
December 28, 2010	—	—	—	—	—	—		—		2,817	(1)	124,089	(2)
December 28, 2010	—	—	—	—	—	610	(3)	26,871	(4)	—		—
December 27, 2011	—	—	—	—	—	—		—		2,415	(5)	106,381	(2)
December 27, 2011	—	—	—	—	—	2,415	(6)	106,381	(4)	—		—
December 29, 2012	—	—	—	—	—	—		—		4,308	(7)	189,767	(2)
December 29, 2012	—	—	—	—	—	3,564	(8)	156,994	(4)	—		—
Kathleen T. Ellis
December 16, 2004	6,000	—	—	28.9934	12/15/2014	—		—		—		—
May 17, 2005	3,375	—	—	30.3667	5/16/2015	—		—		—		—
December 28, 2010	—	—	—	—	—	—		—		2,885	(1)	127,084	(2)
December 28, 2010	—	—	—	—	—	625	(3)	27,531	(4)	—		—
December 27, 2011	—	—	—	—	—	—		—		2,408	(5)	106,072	(2)
December 27, 2011	—	—	—	—	—	2,408	(6)	106,072	(4)	—		—
December 29, 2012	—	—	—	—	—	—		—		3,413	(7)	150,343	(2)
December 29, 2012	—	—	—	—	—	3,581	(8)	157,743	(4)	—		—
Mariellen Dugan
December 5, 2005	9,000	—	—	28.6467	5/16/2015	—		—		—		—
December 28, 2010	—	—	—	—	—	—		—		2,519	(1)	110,962	(2)
December 28, 2010	—	—	—	—	—	546	(3)	24,051	(4)	—		—
December 27, 2011	—	—	—	—	—	—		—		1,495	(5)	65,855	(2)
December 27, 2011	—	—	—	—	—	1,929	(9)	84,972	(4)	—		—
December 29, 2012	—	—	—	—	—	—		—		2,786	(7)	122,723	(2)
December 29, 2012	—	—	—	—	—	2,139	(10)	94,223	(4)	—		—
Stephen D. Westhoven
May 17, 2005	5,125	—	—	30.3667	5/16/2015	—		—		—		—
November 18, 2010	—	—	—	—	—	3,989	(11)	175,715	(4)	—		—
December 28, 2010	—	—	—	—	—	—		—		2,644	(1)	116,468	(2)
December 28, 2010	—	—	—	—	—	573	(3)	25,241	(4)	—		—
November 16, 2011	—	—	—	—	—	3,180	(12)	140,079	(4)	—		—
December 27, 2011	—	—	—	—	—	—		—		1,087	(5)	47,882	(2)
December 27, 2011	—	—	—	—	—	1,087	(6)	47,882	(4)	—		—
December 29, 2012	—	—	—	—	—	—		—		2,672	(7)	117,702	(2)
December 29, 2012	—	—	—	—	—	4,628	(8)	203,863	(4)	—		—

(1)

Represents the target number of FY 2011 TSR Performance Shares issued by us to the named executive officers on December 28, 2010, which did not vest on September 30, 2013. For more information regarding the vesting of the FY 2011 TSR Performance Shares, please see “FY 2011 TSR Performance Shares (based on Total Shareholder Return)” on page 44 of this Proxy Statement.

(2)

Calculated based upon our Common Stock closing price of $44.05 per share as of September 30, 2013. The actual value realized for the FY 2012 NFE Performance Shares and the FY 2013 TSR Performance Shares will be calculated based upon our Common Stock closing price on September 30, 2014 and September 30, 2015, respectively, and the actual number of performance shares granted based upon certain conditions described in more detail under “FY 2012 NFE Performance Shares (based on NFE Compound Growth Rate)“and “FY 2013 TSR Performance Shares (based on Total Shareholder Return)” on page 45 and page 44 of this Proxy Statement, respectively.

(3)

Represents the number of shares of restricted stock issued by us to the named executive officers on December 28, 2010, which shares vested in three equal installments beginning on October 15, 2011, and on each of the two subsequent anniversaries of that date, based on continued employment with us.

(4)

Calculated based upon our Common Stock closing price of $44.05 per share as of September 30, 2013. The actual value realized for shares of restricted stock and deferred stock units will be calculated based upon our Common Stock closing price on each of the respective vesting dates.

(5)

Represents the target number of FY 2012 NFE Performance Shares issued by us to the named executive officers on December 27, 2011, which may vest on September 30, 2014, based upon certain conditions. Each FY 2012 NFE Performance Share vests one-for-one into a share of our Common Stock. For more information regarding the vesting of the FY 2012 NFE Performance Shares, please see “FY 2012 NFE Performance Shares (based on NFE Compound Growth Rate)” on page 45 of this Proxy Statement.

(6)

Represents deferred stock units granted on December 27, 2011. Each share of deferred stock equals one share of Common Stock and accrues cash dividends. The Deferred Retention Stock awards become payable on October 15, 2014, provided that the recipient had complied with certain covenants, including a non-competition restriction.

(7)

Represents the target number of FY 2013 TSR Performance Shares issued by us to the named executive officers on December 29, 2012, which may vest on September 30, 2015, based upon certain conditions. Each FY 2013 TSR Performance Share vests one-for-one into a share of our Common Stock. For more information regarding the vesting of the FY 2013 TSR Performance Shares, please see “FY 2013 TSR Performance Shares (based on Total Shareholder Return)” on page 44 of this Proxy Statement.

(8)

Represents deferred stock units granted on December 29, 2012. Each share of deferred stock equals one share of Common Stock and accrues cash dividends. The Deferred Retention Stock awards become payable on October 15, 2015, provided that the recipient had complied with certain covenants, including a non-competition restriction.

(9)

Represents shares of restricted stock granted on December 27, 2011, as part of Ms. Dugan’s bonus for fiscal year 2011. The shares of restricted stock vest in their entirety on October 15, 2014, based on her continued employment.

(10)	Represents shares of restricted stock granted on December 29, 2012. The shares of restricted stock vest in their entirety on October 15, 2015, based upon continued employment.
(11)	Represents shares of restricted stock granted on November 18, 2010, as part of Mr. Westhoven’s bonus for fiscal year 2010. The shares of restricted stock vested in their entirety on November 17, 2013.
(12)

Represents deferred stock units granted on November 16, 2011 and dividends accrued as of September 30, 2013. Each share of Deferred Retention Stock equals one share of Common Stock and accrues cash dividends. The Deferred Retention Stock awards become payable in full on October 15, 2014, provided that Mr. Westhoven has complied with certain covenants, including a non-competition restriction.

Option Exercises and Stock Vested

The following table presents information concerning the exercise of stock options, SARs and similar instruments and the vesting of stock (including restricted stock, restricted stock units and similar instruments) for the named executive officers during the fiscal year ended September 30, 2013.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
Laurence M. Downes	—	—		23,536	998,269
Glenn C. Lockwood	—	—		3,370	141,876
Kathleen T. Ellis	—	—		3,458	145,588
Mariellen Dugan	4,500	75,257	(1)	3,084	129,801
Stephen D. Westhoven	—	—		2,675	112,986

(1)	On June 10, 2013, Ms. Dugan exercised options for 4,500 shares of Common Stock at an exercise price of $28.65.
(2)

Represents total number of vested shares of restricted stock granted on December 28, 2009 and December 28, 2010, including earned dividends; 2009 NFE Performance Shares granted on December 28, 2009; and 2009 TSR Performance Shares granted on December 28, 2009.

(3)

Value for the shares of restricted stock calculated based upon our Common Stock closing price of $45.13 on October 15, 2012, which was the price on the vesting date for the shares of restricted stock granted on December 28, 2009 and December 29, 2010. Value for the shares of 2009 NFE Performance Shares and 2009 TSR Performance Shares was calculated based upon our Common Stock closing price of $40.62 on November 13, 2012, which was the applicable vesting date.

Pension Benefits

We provide defined contribution and/or defined benefit retirement benefits to substantially all employees who meet vesting and other requirements. Our qualified defined benefit plan for non-represented employees is the New Jersey Natural Gas Company Plan for Retirement Allowances for Non-Represented Employees (“Non-Represented Plan”), and our qualified defined benefit plan for represented employees is the New Jersey Natural Gas Company Plan for Retirement Allowances for Represented Employees (“Represented Plan”). Our qualified defined contribution plan is our 401(k) Plan. All represented employees of NJRHS hired on or after October 1, 2000, all represented employees of NJNG hired on or after January 1, 2012 and all of our non-represented employees hired on or after October 1, 2009, are covered by an enhanced defined contribution plan feature of our 401(k) Plan instead of the Represented Plan or Non-Represented Plan. Each of the named executive officers participates in the Non-Represented Plan and our 401(k) Plan. The retirement benefit under the Non-Represented Plan is based on years of service and highest 60-month average compensation.

In addition to the Non-Represented Plan, the Represented Plan and the 401(k) Plan, we sponsor the SEP and the PEP, both of which are non-qualified plans. Each of the named executive officers is or may become eligible for PEP and SEP benefits. Benefits will be paid under the PEP and the SEP to the extent that benefits are not payable by the Non-Represented Plan and the 401(k) due to the application of Sections 401(a)(17), 401(k), 401(m) and 415 of the Internal Revenue Code. The PEP and the SEP are unfunded, with benefit payments paid from our corporate assets. The PEP also provides for additional credited service for certain senior executives who were hired mid-career. Ms. Ellis was credited for five additional years of service after she completed five years of service on December 1, 2009.

We also sponsor health care plans that provide post-employment medical and life insurance benefits to union and non-union employees who meet the eligibility requirements. To be eligible, retirees must meet certain age and service requirements. Depending on the year of retirement, benefits may be subject to annual deductibles, coinsurance requirements, lifetime limits and retiree contributions. As of September 30, 2013, with the exception of Mr. Downes, none of the named executive officers have completed the age and service requirements to be eligible for post-retirement health coverage.

The following table presents information concerning each of our defined benefit plans that provide for payments or other benefits to the named executive officers at, following or in connection with retirement. For each named executive officer, the present value of accumulated benefit in the table below was calculated using actuarial assumptions including an interest rate of 5.15 percent as of September 30, 2013. The present value of the benefits has been calculated assuming the named executive officers stay in employment until the earliest age the executive could collect a benefit without reduction for early retirement. The assumed age of payment is 60 for Messrs. Downes, Lockwood, Westhoven and Ms. Dugan. The assumed age of payment is age 65 for Ms. Ellis.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Laurence M. Downes	Non-Represented Plan	29	1,111,102	—
	PEP	29	2,640,302	—
	SEP	29	214,341	16,876
Glenn C. Lockwood	Non-Represented Plan	25	788,288	—
	PEP	25	219,189	—
	SEP	25	13,006	2,110
Kathleen T. Ellis	Non-Represented Plan	9	315,839	—
	PEP	14	310,857	—
	SEP	14	7,658	2,079
Mariellen Dugan	Non-Represented Plan	8	199,169	—
	PEP	8	25,747	—
	SEP	8	2,963	998
Stephen D. Westhoven	Non-Represented Plan	23	495,049	—
	PEP	23	59,671	—
	SEP	23	2,744	1,152

Pension benefits are payable at age 65. Benefits may be paid as early as age 55 upon completion of 20 years of service. Benefits collected prior to age 60 and completion of 20 years of service (excluding disability retirements) are subject to early commencement reductions up to 50 percent, depending on age at the time of commencement.

The number of years of credited service for the named executive officers assuming their continued employment by us until age 65 is set forth below:

Name	Years of Credited Service at 65	Years of Credited Service as of September 30, 2013
Laurence M. Downes	38	29
Glenn C. Lockwood	38	25
Kathleen T. Ellis	18	14
Mariellen Dugan	26	8
Stephen D. Westhoven	43	23

To the extent benefits that would otherwise be payable to an employee under the Non-Represented Plan and the 401(k) Plan exceed the specified limits on such benefits imposed by the Internal Revenue Code, we intend to pay such excess benefits to the employee at the time the employee receives payment under the respective plan. These excess benefit payments would be made from our general funds.

Supplemental Retirement Agreements

We have supplemental retirement agreements (“SERP Agreements”) with each of the named executive officers and certain other officers not named in the Summary Compensation Table, payable over a five-year period commencing with retirement at age 65. At projected retirement, the total maximum amount payable to Mr. Downes under his SERP Agreement is currently $250,000. Messrs. Westhoven and Lockwood, Mses. Ellis and Dugan would each be entitled to maximum amounts of $125,000 under their respective SERP Agreements.

Defined Contribution Plan

We offer eligible employees the opportunity for participation in our 401(k) Plan. Generally, we match 55 percent of participants’ contributions up to six percent of base compensation subject to Internal Revenue Code and 401(k) Plan limits. The matching contribution is scheduled to increase from 55 percent to 60 percent, and 65 percent of the first six percent of compensation contributed as of January 1, 2014 and 2015, respectively. The match will increase to 70 percent of the first six percent of compensation contributed for certain represented employees of NJRHS effective January 1, 2016. The matching contribution is limited to 50 percent for certain represented employees of NJRHS who transferred from NJNG and are currently accruing pension benefits.

For represented NJRHS employees hired on or after October 1, 2000, represented employees of NJNG hired on or after January 1, 2012, and non-represented employees beginning employment after October 1, 2009, who are not eligible for participation in the defined benefit plans, we contribute between two and three percent of base compensation, depending on years of service, into the 401(k) Plan on their behalf. These contributions will be increased to between three and four percent of base compensation as of January 1, 2014.

Non-qualified Deferred Compensation

The following table presents information concerning the NJR Officers’ Deferred Compensation Plans that provide for the deferral of compensation of several of the named executive officers on a basis that is not tax qualified. We do not make matching contributions under these plans. For additional information with respect to our non-qualified deferred compensation arrangements, please see “Compensation Discussion & Analysis — Deferred Compensation” on page 47 of this Proxy Statement.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(1)($)
Laurence M. Downes	N/A	N/A	N/A	N/A	N/A
Glenn C. Lockwood	—	—	1,979	—	1,352,906
Kathleen T. Ellis	N/A	N/A	N/A	N/A	N/A
Mariellen Dugan	N/A	N/A	N/A	N/A	N/A
Stephen D. Westhoven	N/A	N/A	N/A	N/A	N/A

(1)

All amounts in the aggregate balance were included in the Summary Compensation Table for previous years but were deferred by the named executive officers and do not represent additional contributions by us.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

We believe our senior management and key employees are responsible for our success, and therefore it is important to provide reasonable protection to them in the event of a potential loss of employment following a change of control. It is our belief that the interests of shareholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should offset any reluctance by senior management to pursue potential change in control transactions that may be in the best interests of shareholders. We also believe our arrangement facilitates the recruitment of talented executives by providing protections in the event we are acquired. We believe that relative to the overall value of any potential transaction, these potential change in control benefits are reasonable.

2007 Plan

Under the 2007 Plan, in the event of a “change of control” (as defined in the 2007 Plan), the Board may, among other things, accelerate the entitlement to outstanding benefits awarded thereunder. Pursuant to the 2007 Plan, a “change of control” will be deemed to have occurred if

•	Beneficial ownership of 50 percent or more of our outstanding securities entitled to vote in elections of directors shall be acquired within a 12-month period, by any person, entity or group

•

There is a change in any 12-month period in such number of directors as constitutes a majority of the Board, unless the election, or the nomination for election by our shareholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the year

•

Consummation of a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of our assets, or a complete liquidation as a result of which the shareholders immediately prior to such event do not hold, directly or indirectly, a majority of the Voting Power (as defined in the 2007 Plan) of the acquiring or surviving corporation occurs.

All of our named executive officers’ equity awards under the 2007 Plan contain such change of control provisions that provide for the full acceleration of vesting of such equity award upon a change of control.

Supplemental Retirement Agreements

Pursuant to the SERP Agreements we have with each of the named executive officers, in the event of a change of control, the right to the amounts payable to each of them becomes immediately vested and such amounts are immediately payable in the event of a subsequent termination of employment for any reason. A change of control is defined in the SERP Agreements as a reportable change of control under the proxy rules of the SEC, including the acquisition within a 12-month period of a 50 percent beneficial voting interest in us, or a change in any 12-month period in such number of directors as constitutes a majority of the Board, unless the election, or the nomination for election by our shareholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the year.

Employment Continuation Agreements

On February 20, 2007, we entered into agreements that were amended on November 28, 2008 or, in the case of Mr. Westhoven, December 31, 2008, (as amended, the “Employment Continuation Agreements”) with each of the named executive officers (each an “Executive” and collectively, the “Executives”) that, in the case of Mr. Downes, Ms. Ellis, Mr. Lockwood and Mr. Westhoven, replaced existing employment continuation agreements with us. The Employment Continuation Agreements provide each Executive certain rights in the event that his or her employment with us is terminated within two years following the occurrence of a change of control (as defined below) (i) by us without “Cause” (i.e., conviction of a felony, gross neglect, willful malfeasance or willful gross misconduct that has had a significant adverse effect on our business or repeated material willful violations of the Executive’s duties that have continued after written notice thereof by us and that result in material damage to our business or reputation) or (ii) by the Executive for “Good Reason” (e.g., due to a material breach of the agreement by us, including, without limitation, a material adverse change in the executive’s position or responsibilities or a reduction of the executive’s compensation). Subject to the limitation described below, upon either such termination of employment, the Executive, in the case of Mr. Downes, will receive three times the sum or, in the case of the other Executives, two times the sum, of (x) his or her then annual base salary and (y) the average of his or her annual bonuses paid or payable with respect to the last three calendar years ended prior to the change of control. The Employment Continuation Agreements further provide that, if any such Executive is subject to the so-called “golden parachute” excise tax imposed under Section 4999 of the Internal Revenue Code, we will make an additional payment to the Executive in an amount sufficient to place the Executive in the same after-tax position as if no such excise taxes had been imposed.

For purposes of the Employment Continuation Agreements, a “change of control” generally means:

•	the acquisition, within a 12-month period, by any person or group of beneficial ownership of securities representing 50 percent or more of the combined voting power of our securities,

•

within any 12-month period, the persons who were our directors immediately before such period (the “Incumbent Directors”) and directors whose nomination or election is approved by a majority of the Incumbent Directors and directors previously approved by the Incumbent Directors cease to constitute a majority of the Board, or

•

the consummation of a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of our assets, or a complete liquidation as a result of which the shareholders immediately prior to such event do not hold, directly or indirectly, a majority of the Voting Power (as defined in the Employment Continuation Agreements) of the acquiring or surviving corporation.

As a condition to the right of the Executive to receive payments under the Employment Continuation Agreements, the Executive must enter into a binding agreement that, without the written consent of the Board, the Executive will not for a period of two years, acting alone or in conjunction with others, directly or indirectly:

•

Engage (either as owner, investor, partner, shareholder, employer, employee, consultant, advisor or director) in any business in which he or she has been directly engaged on behalf of us or any affiliate, or has supervised as an Executive thereof, during the last two years prior to such termination, or which was engaged in or planned by us or an affiliate at the time of such termination, in the geographic area of New York, New Jersey, Pennsylvania or Delaware and in which such business was conducted or planned to be conducted.

•

Induce any customers of the Company or any of our affiliates with whom the Executive has had contacts or relationships, directly or indirectly, during and within the scope of his or her employment with the Company or any of our affiliates, to curtail or cancel their business with us or any such affiliate.

•	Induce, or attempt to influence, any employee of the Company or any of our affiliates to terminate employment.

•

Solicit, hire or retain as an employee or independent contractor, or assist any third party in the solicitation, hire or retention as an employee or independent contractor, any person who during the previous 12 months was an employee of the Company or any affiliate provided, however, that activities engaged in by or on behalf of us are not restricted by this covenant.

The following tables summarize the value of the termination payments and benefits under the circumstances shown that our named executive officers would receive if their employment terminated on September 30, 2013, and the price per share of our Common Stock was $44.05, the closing market price on September 30, 2013. The values in the tables are estimates of the amounts that would be paid to the named executive officers upon such termination. The actual amounts to be paid out can only be determined at the time of such named executive officer’s separation from the Company.

The tables exclude amounts accrued through September 30, 2013, that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual cash incentive award for the fiscal year ended September 30, 2013. The table also excludes vested account balances under the 401(k) Plan, which are generally available to all of our salaried domestic employees. In addition, the tables below reflect the hypothetical occurrence of both a change of control and a concurrent termination of a named executive officer in accordance with such named executive officer’s Employment Continuation Agreement, assuming this event took place on September 30, 2013.

Executive Officer: Laurence M. Downes

Benefit	Retirement(1) ($) (a)	Death ($) (b)	Disability ($) (c)	Termination Other than Retirement, Death, or Disability ($) (d)	Termination for Cause ($) (e)	Involuntary Termination Following a Change in Control ($) (f)
Cash Severance(2)	—	—	—	—	—	4,118,000
Acceleration of Equity Awards
Restricted Stock(3)	243,971	243,971	243,971	—	—	243,971
Deferred Stock Units (3)	—	905,624	905,624	—	—	905,624
FY 2011 TSR Performance Shares(3)	0	1,142,745	0	—	—	0
FY 2012 NFE Performance Shares(3)	258,093	258,093	258,093	—	—	402,576
FY 2013 TSR Performance Shares(3)	159,587	159,587	159,587	—	—	587,891
Qualified Retirement Benefits
Non-Represented Plan(4)	7,939	3,906	8,473	7,939	7,939	7,939
Non-Qualified Retirement Benefits
PEP(4)	18,866	9,282	20,135	18,866	18,866	18,866
SEP(5)	214,341	214,341	214,341	214,341	214,341	214,341
SERP(6)	250,000	250,000	175,000	175,000	175,000	250,000
Other Benefits
Life Insurance(7)	269	500,000	83,170	—	—	—
Accidental Death & Dismemberment Insurance(8)	—	500,000	500,000	—	—	—
Travel & Accident Insurance(9)	—	250,000	—	—	—	—
Medical(10)	83,170	27,639	83,170	—	—	77,146
Salary Continuation Benefit(11)	—	—	1,236,000	—	—	—
Outplacement Benefit(12)	—	—	—	—	—	25,000
Vacation(13)	79,231	79,231	—	79,231	79,231	79,231

(1)	Mr. Downes is eligible to retire under our retirement policy.
(2)

Amount represents cash payment due to the named executive officer pursuant to the change of control double trigger (change of control and involuntary termination) in the executive’s Employment Continuation Agreement.

(3)

Shares of restricted stock vest subject to certain conditions and are paid in shares of Common Stock at the time of the events specified in the table for which amounts are shown. Amounts for restricted stock and deferred stock units (issued pursuant to the Deferred Stock Retention Awards) represent the value of Common Stock as of September 30, 2013. No FY 2011 TSR Performance Shares vested as the performance condition was not met during the performance cycle ending September 30, 2013. The FY 2013 TSR Performance Shares and FY 2012 NFE Performance Shares (collectively, “Performance Shares”) vest subject to certain conditions and are paid in the form of shares of Common Stock on a one-for-one basis. Amounts for Performance Shares represent the value of Common Stock as of September 30, 2013. The amounts in column (c) for the FY 2013 TSR Performance Shares and FY 2012 NFE Performance Shares reflect an estimated pro-rata payout of the “target” amount of Performance Shares based upon the number of days of the performance cycle the executive was still employed by us. The amounts in column (f) for the FY 2012 NFE Performance Shares represent the payout based upon the Company’s actual performance through September 30, 2013 while the amounts in column (f) for the FY 2013 TSR Performance Shares represent a payout of the target amount of shares awarded at grant. The amounts in columns (b), (c) and (f) do not reflect the actual payout that would be determined at the end of the performance cycles for the FY 2013 Performance Shares and FY 2012 NFE Performance Shares as of September 30, 2015 and September 30, 2014, respectively.

(4)

For all columns except columns (b) and (c), amounts represent a monthly payment to the executive commencing at age 60, the earliest age at which unreduced benefits are available, assuming the triggering event occurred as of September 30, 2013, payable for the life of the executive, assuming with respect to columns (a), (d), (e), and (f), the executive elects the 50 percent joint and survivor annuity option, which is the default option under the Pension Plan. For column (b), the amount represents a monthly payment to the executive’s survivor at September 30, 2013, payable for the life of the survivor. For column (c), the monthly payment is assumed to commence immediately and assumes the executive elects the straight life annuity option. Note for column (f) that Pension and SERP benefits are not enhanced on a change in control. The only benefits payable in such event are those regularly provided by the plans. The portion of the PEP benefit treated as deferred after December 31, 2004, is subject to Section 409A of the Internal Revenue Code.

Mr. Downes is eligible to terminate or retire and collect his benefit immediately from the Non-Represented Plan and the portion of his PEP benefit earned prior to December 31, 2004. If he so elects, the benefits would be approximately half the amounts that he would be entitled to receive at age 60.
(5)

The amounts represented in all columns would be payable within 30 days following the end of the calendar quarter in which the triggering event occurs. These payments are subject to Section 409A of the Internal Revenue Code.

(6)

The figures in columns (b) and (f) represent the amount payable to Mr. Downes or his beneficiary, as applicable, in 60 monthly installments of $4,166.67 beginning on the first day of the calendar month commencing with the month following the date of death or termination. For columns (a), (c), (d) and (e), the amounts represent the cumulative termination benefit under the SERP Agreement as of September 30, 2013, payable in 60 equal monthly installments beginning at the later of the Mr. Downes attaining the age of 65 or the date of his separation of service (as defined in the SERP Agreement). These amounts are subject to Section 409A of the Internal Revenue Code. Note for column (f) that Pension and SERP benefits are not enhanced on a change in control. The only benefits payable in such event are those regularly provided by the plans.

(7)

The amount in column (a) represents the annual premium the Company expects to pay for a life insurance benefit of $75,000 to Mr. Downes, based upon current rates payable by the Company for retiree life insurance policies.

(8)

The amount in columns (b) and (c) are payable to the beneficiary only if the death or dismemberment is deemed to be accidental. The amount listed in column (c) assumes the maximum payout in the case of dismemberment.

(9)	The amount listed in column (b) is payable to the beneficiary only if the death occurs during travel or is deemed accidental.
(10)

The amount listed in columns (a) and (c) is based upon (i) a life expectancy for both Mr. Downes and his spouse of 85 years, (ii) an eight percent annual increase in coverage rates and represents the annual average medical premium payable by us, which is the total premium minus a retiree contribution of 10 percent of the premium. The amount listed in column (b) represents six months of Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, dental coverage premiums to be paid by us, plus retiree medical benefits paid by us for Mr. Downes’ spouse for her lifetime. The amount listed in column (f) represents the present value as of September 30, 2013, of COBRA payments to be made by us.

(11)

The amount listed in column (c) represents the total maximum benefit payable to Mr. Downes in the event of a disability and represents the aggregate payment of his base salary, as of September 30, 2013 for 18 months.

(12)	The amount listed in column (f) represents the maximum outplacement services reimbursement payable by us.
(13)	Amounts reflected in this row represent payment to Mr. Downes for his unused earned vacation time as of September 30, 2013.

Executive Officer: Glenn C. Lockwood

Benefit	Retirement(1) ($) (a)	Death ($) (b)	Disability ($) (c)	Termination Other than Retirement, Death, or Disability ($) (d)	Termination for Cause ($) (e)	Involuntary Termination Following a Change in Control ($) (f)
Cash Severance(2)	—	—	—	—	—	1,075,577
Deferred Compensation(3)	—	1,352,906	1,352,906	1,352,906	1,352,906	1,352,906
Acceleration of Equity Awards
Stock Options(4)	—	—	—	—	—	—
Restricted Stock(4)	—	26,491	26,491	—	—	26,491
Deferred Stock Units (4)	—	263,375	263,375	—	—	263,375
FY 2011 TSR Performance Shares(4)	—	124,089	0	—	—	0
FY 2012 NFE Performance Shares(4)	—	67,860	67,860	—	—	105,848
FY 2013 TSR Performance Shares(4)	—	51,514	51,514	—	—	189,767
Qualified Retirement Benefits
Non-Represented Plan(5)	—	3,375	7,227	6,858	6,858	6,858
Non-Qualified Retirement Benefits
PEP(5)	—	938	2,009	1,907	1,907	1,907
SEP(6)	—	13,006	13,006	13,006	13,006	13,006
SERP(7)	—	125,000	72,581	72,581	72,581	125,000
Other Benefits
Life Insurance	—	337,000	—	—	—	—
Accidental Death & Dismemberment Insurance(8)	—	337,000	337,000	—	—	—
Travel & Accident Insurance(9)	—	250,000	—	—	—	—
Vacation(10)	—	33,700	—	33,700	33,700	33,700
Medical(11)	—	28,827	99,844	—	—	39,819
Salary Continuation Benefit(12)	—	—	505,500	—	—	—
Outplacement Benefit(13)	—	—	—	—	—	25,000

(1)

Mr. Lockwood was not eligible to retire under our retirement policy as of September 30, 2013. His retirement as of that date would be considered a voluntary termination and the only amounts payable to him in that case are listed under column (d).

(2)

Amount represents cash payment due to the named executive officer pursuant to the change of control double trigger (change of control and involuntary termination) in the executive’s Employment Continuation Agreement.

(3)

For column (c) amounts payable pursuant to the Non-qualified Deferred Compensation Plan follow the terms of the most recently completed Payment Election Form completed by Mr. Lockwood. For purposes of columns (b), (d), (e) and (f), it is assumed that the plan administrator would use its discretion under the plan to pay Mr. Lockwood or his beneficiary in a single lump sum of shares of Common Stock irrespective of any elections made by Mr. Lockwood. Distribution of compensation deferred after December 31, 2004, is subject to Section 409A of the Internal Revenue Code. The amounts listed in this row represent amounts previously earned by Mr. Lockwood and reported in the Summary Compensation Table for previous years but were deferred by Mr. Lockwood and do not represent any additional contributions by us.

(4)

All of Mr. Lockwood’s stock options were vested as of September 30, 2013. Shares of restricted stock vest subject to certain conditions and are paid in shares of Common Stock at the time of the events specified in the table for which amounts are shown. Amounts for restricted stock and deferred stock units (issued pursuant to the Deferred Stock Retention Awards) represent the value of Common Stock as of September 30, 2013. No FY 2011 TSR Performance Shares vested as the performance condition was not met during the performance cycle ending September 30, 2013. The FY 2013 TSR Performance Shares and FY 2012 NFE Performance Shares (collectively, “Performance Shares”) vest subject to certain conditions and are paid in the form of shares of Common Stock on a one-for-one basis. Amounts for Performance Shares represent the value of Common Stock as of September 30, 2013. The amounts in column (c) for the FY 2013 TSR Performance Shares and FY 2012 NFE Performance Shares reflect an estimated pro-rata payout of the “target” amount of Performance Shares based upon the number of days of the performance cycle the executive was still employed by us. The amounts in column (f) for the FY 2012 NFE Performance Shares represent the payout based upon the Company’s actual performance through September 30, 2013 while the amounts in column (f) for the FY 2013 TSR

Performance Shares represent a payout of the target amount of shares awarded at grant. The amounts in columns (b), (c) and (f) do not reflect the actual payout that would be determined at the end of the performance cycles for the FY 2013 Performance Shares and FY 2012 NFE Performance Shares as of September 30, 2015 and September 30, 2014, respectively.
(5)

For all columns except columns (b) and (c), amounts represent a monthly payment to the executive commencing at age 60, the earliest age at which unreduced benefits are available, assuming the triggering event occurred as of September 30, 2013, payable for the life of the executive, assuming with respect to columns (d), (e) and (f), the executive elects the 50 percent joint and survivor annuity option, which is the default option under the Pension Plan. For column (b), the amount represents a monthly payment to the executive’s survivor at September 30, 2013, payable for the life of the survivor. For column (c), the monthly payment is assumed to commence immediately and assumes the executive elects the straight life annuity option. Note for column (f) that Pension and SERP benefits are not enhanced on a change in control. The only benefits payable in such event are those regularly provided by the plans. The portion of the PEP benefit treated as deferred after December 31, 2004, is subject to Section 409A of the Internal Revenue Code.

(6)

The amounts represented in all columns would be payable within 30 days following the end of the calendar quarter in which the triggering event occurs. These payments are subject to Section 409A of the Internal Revenue Code.

(7)

The figures in columns (b) and (f) represent the amount payable to Mr. Lockwood or his beneficiary, as applicable, in 60 monthly installments of $2,083.33 beginning on the first day of the calendar month commencing with the month following the date of termination or death. For columns (c), (d) and (e), the amounts represent the cumulative termination benefit under the SERP Agreement as of September 30, 2013, payable in 60 equal monthly installments beginning at the later of Mr. Lockwood attaining the age of 65 or the date of his separation of service (as defined in the SERP Agreement). These amounts are subject to Section 409A of the Internal Revenue Code. Note for column (f) that Pension and SERP benefits are not enhanced on a change in control. The only benefits payable in such event are those regularly provided by the plans.

(8)

The amount in columns (b) and (c) are payable to the beneficiary only if the death or dismemberment is deemed to be accidental. The amount listed in column (c) assumes the maximum payout in the case of dismemberment.

(9)	The amount listed in column (b) is payable to the beneficiary only if the death occurs during travel or is deemed accidental.
(10)	Amounts reflected in this row represent payment to Mr. Lockwood for his unused earned vacation time as of September 30, 2013.
(11)

The amount listed in column (b) represents six months of COBRA, dental coverage premiums to be paid by us, plus retiree medical benefits paid by us for Mr. Lockwood’s spouse for her lifetime assuming a life expectancy of 85 years. The amount listed in column (c) represents (i) a life expectancy for both Mr. Lockwood and his spouse of 85 years and (ii) an eight percent annual increase in coverage rates and represents the annual average medical premium payable by us. The amount listed in column (c) represents the total premium minus a retiree contribution of 10 percent of the premium. The amount listed in column (f) represents the present value as of September 30, 2013, of COBRA payments to be made by us.

(12)

The amount listed in column (c) represents the total maximum benefit payable to Mr. Lockwood in the event of a disability and represents the aggregate payments of his base salary, as of September 30, 2013, for 18 months.

(13)	The amount listed in column (f) represents the maximum outplacement services reimbursement payable by us.

Executive Officer: Kathleen T. Ellis

Benefit	Retirement(1) ($) (a)	Death ($) (b)	Disability ($) (c)	Termination Other than Retirement, Death, or Disability ($) (d)	Termination for Cause ($) (e)	Involuntary Termination Following a Change in Control ($) (f)
Cash Severance(2)	—	—	—	—	—	1,057,697
Acceleration of Equity Awards
Stock Options(3)	—	—	—	—	—	—
Restricted Stock(3)	—	27,127	27,127	—	—	27,127
Deferred Stock Units (3)	—	263,815	263,815	—	—	263,815
FY 2011 TSR Performance Shares(3)	—	127,084	0	—	—	0
FY 2012 NFE Performance Shares(3)	—	67,663	67,663	—	—	104,542
FY 2013 TSR Performance Shares(3)	—	40,812	40,812	—	—	150,343
Qualified Retirement Benefits
Non-Represented Plan(4)	—	1,219	2,671	2,438	2,438	2,438
Non-Qualified Retirement Benefits
PEP(4)	—	1,200	2,629	2,400	2,400	2,400
SEP(5)	—	7,658	7,658	7,658	7,658	7,658
SERP(6)	—	125,000	46,875	46,875	46,875	125,000
Other Benefits
Life Insurance	—	331,000	—	—	—	—
Accidental Death & Dismemberment Insurance(7)	—	331,000	331,000	—	—	—
Travel & Accident Insurance(8)	—	250,000	—	—	—	—
Vacation(9)	—	4,297	—	4,297	4,297	4,297
Medical(10)	—	25,302	62,291	—	—	39,819
Salary Continuation Benefit(11)	—	—	496,500	—	—	—
Outplacement Benefit(12)	—	—	—	—	—	25,000

(1)

Ms. Ellis was not eligible to retire under our retirement policy as of September 30, 2013. Her retirement as of that date would be considered a voluntary termination and the only amounts payable to her in that case are listed under column (d).

(2)

Amount represents cash payment due to the named executive officer pursuant to the change of control double trigger (change of control and involuntary termination) in the executive’s Employment Continuation Agreement. The payments include a tax gross-up amount as set forth in the Employment Continuation Agreement.

(3)

All of Ms. Ellis’ stock options were vested as of September 30, 2013. Shares of restricted stock vest subject to certain conditions and are paid in shares of Common Stock at the time of the events specified in the table for which amounts are shown. Amounts for restricted stock and deferred stock units (issued pursuant to the Deferred Stock Retention Awards) represent the value of Common Stock as of September 30, 2013. No FY 2011 TSR Performance Shares vested as the performance condition was not met during the performance cycle ending September 30, 2013. The FY 2013 TSR Performance Shares and FY 2012 NFE Performance Shares (collectively, “Performance Shares”) vest subject to certain conditions and are paid in the form of shares of Common Stock on a one-for-one basis. Amounts for Performance Shares represent the value of Common Stock as of September 30, 2013. The amounts in column (c) for the FY 2013 TSR Performance Shares and FY 2012 NFE Performance Shares reflect an estimated pro-rata payout of the “target” amount of Performance Shares based upon the number of days of the performance cycle the executive was still employed by us. The amounts in column (f) for the FY 2012 NFE Performance Shares represent the payout based upon the Company’s actual performance through September 30, 2013 while the amounts in column (f) for the FY 2013 TSR Performance Shares represent a payout of the target amount of shares awarded at grant. The amounts in columns (b), (c) and (f) do not reflect the actual payout that would be determined at the end of the performance cycles for the FY 2013 Performance Shares and FY 2012 NFE Performance Shares as of September 30, 2015 and September 30, 2014, respectively.

(4)

For all columns except columns (b) and (c), amounts represent a monthly payment to the executive commencing at age 65, the earliest age at which unreduced benefits are available, assuming the triggering event occurred as of September 30, 2013, payable for the life of the executive, assuming with respect to columns (d), (e) and (f), the executive elects the 50 percent joint and survivor annuity option, which is the default option under the Pension Plan. For column (b), the amount represents a monthly payment to the executive’s survivor at September 30, 2013, payable for the life of the survivor. For column (c), the monthly payment is assumed to commence immediately and assumes the executive elects the straight life annuity option. Note for column (f) that Pension and SERP benefits are not enhanced on a change in control. The only benefits payable in such event are those regularly provided by the plans. The PEP benefit is subject to Section 409A of the Internal Revenue Code.
(5)

The amounts represented in all columns would be payable within 30 days following the end of the calendar quarter in which the triggering event occurs. These payments are subject to Section 409A of the Internal Revenue Code.

(6)

The figures in columns (b) and (f) represent the amount payable to Ms. Ellis or her beneficiary, as applicable, in 60 monthly installments of $2,083.33 beginning on the first day of the calendar month commencing with the month following the date of termination or death. For columns (c), (d) and (e), the amounts represent the cumulative termination benefit under the SERP Agreement as of September 30, 2013, payable in 60 equal monthly installments beginning at the later of Ms. Ellis attaining the age of 65 or the date of her separation of service (as defined in the SERP Agreement). These amounts are subject to Section 409A of the Internal Revenue Code. Note for column (f) that Pension and SERP benefits are not enhanced on a change in control. The only benefits payable in such event are those regularly provided by the plans.

(7)

The amount in columns (b) and (c) are payable to the beneficiary only if the death or dismemberment is deemed to be accidental. The amount listed in column (c) assumes the maximum payout in the case of dismemberment.

(8)	The amount listed in column (b) is payable to the beneficiary only if the death occurs during travel or is deemed accidental.
(9)	Amounts reflected in this row represent payment to Ms. Ellis for her unused earned vacation time as of September 30, 2013.
(10)

The amount listed in column (b) represents six months of COBRA, dental coverage premiums to be paid by us, plus retiree medical benefits paid by us to Ms. Ellis’ spouse for his lifetime assuming a life expectancy of 85 years. The amount listed in column (c) represents (i) a life expectancy for both Ms. Ellis and her spouse of 85 years and (ii) an eight percent annual increase in coverage rates and represents the annual average medical premium payable by us. The amount listed in column (c) represents the total premium minus a retiree contribution of 10 percent of the premium. The amount listed in column (f) represents the present value as of September 30, 2013, of COBRA payments to be made by us.

(11)

The amount listed in column (c) represents the total maximum benefit payable to Ms. Ellis in the event of a disability and represents the aggregate payment of her base salary, as of September 30, 2013, for 18 months.

(12)	The amount listed in column (f) represents the maximum outplacement services reimbursement payable by us.

Executive Officer: Mariellen Dugan

Benefit	Retirement(1) ($) (a)	Death ($) (b)	Disability ($) (c)	Termination Other than Retirement, Death, or Disability ($) (d)	Termination for Cause ($) (e)	Involuntary Termination Following a Change in Control ($) (f)
Cash Severance(2)	—	—	—	—	—	959,409
Acceleration of Equity Awards
Stock Options(3)	—	—	—	—	—	—
Restricted Stock(3)	—	106,696	106,696	—	—	106,696
FY 2011 TSR Performance Shares(3)	—	110,962	0	—	—	0
FY 2012 NFE Performance Shares(3)	—	42,009	42,009	—	—	65,525
FY 2013 TSR Performance Shares(3)	—	33,314	33,314	—	—	122,723
Qualified Retirement Benefits
Non-Represented Plan(4)	—	—	2,286	2,286	2,286	2,286
Non-Qualified Retirement Benefits
PEP(4)	—	—	296	296	296	296
SEP(5)	—	2,963	2,963	2,963	2,963	2,963
SERP(6)	—	125,000	17,857	17,857	17,857	125,000
Other Benefits
Life Insurance	—	300,000	—	—	—	—
Accidental Death & Dismemberment Insurance(7)	—	300,000	300,000	—	—	—
Travel & Accident Insurance(8)	—	250,000	—	—	—	—
Vacation(9)	—	11,394	—	11,394	11,394	11,394
Medical(10)	—	—	72,758	—	—	19,558
Salary Continuation Benefit(11)	—	—	450,000	—	—	—
Outplacement Benefit(12)	—	—	—	—	—	25,000

(1)

Ms. Dugan was not eligible to retire under our retirement policy as of September 30, 2013. Her retirement as of that date would be considered a voluntary termination and the only amounts payable to her in that case are listed under column (d).

(2)

Amount represents cash payment due to the named executive officer pursuant to the change of control double trigger (change of control and involuntary termination) in the executive’s Employment Continuation Agreement. The payments include a tax gross-up amount as set forth in the Employment Continuation Agreement.

(3)

All of Ms. Dugan’s stock options were vested as of September 30, 2013. Shares of restricted stock vest subject to certain conditions and are paid in shares of Common Stock at the time of the events specified in the table for which amounts are shown. Amounts for restricted stock and deferred stock units (issued pursuant to the Deferred Stock Retention Awards) represent the value of Common Stock as of September 30, 2013. No FY 2011 TSR Performance Shares vested as the performance condition was not met during the performance cycle ending September 30, 2013. The FY 2013 TSR Performance Shares and FY 2012 NFE Performance Shares (collectively, “Performance Shares”) vest subject to certain conditions and are paid in the form of shares of Common Stock on a one-for-one basis. Amounts for Performance Shares represent the value of Common Stock as of September 30, 2013. The amounts in column (c) for the FY 2013 TSR Performance Shares and FY 2012 NFE Performance Shares reflect an estimated pro-rata payout of the “target” amount of Performance Shares based upon the number of days of the performance cycle the executive was still employed by. The amounts in column (f) for the FY 2012 NFE Performance Shares represent the payout based upon the Company’s actual performance through September 30, 2013 while the amounts in column (f) for the FY 2013 TSR Performance Shares represent a payout of the target amount of shares awarded at grant. The amounts in columns (b), (c) and (f) do not reflect the actual payout that would be determined at the end of the performance cycles for the FY 2013 Performance Shares and FY 2012 NFE Performance Shares as of September 30, 2015 and September 30, 2014, respectively.

(4)

For all columns except columns (b) and (c), amounts represent a monthly payment to the executive commencing at age 65, the earliest age at which unreduced benefits are available, assuming the triggering event occurred as of September 30, 2013, payable for the life of the executive, assuming with respect to columns (d), (e) and (f), the executive elects a life annuity option, which is the default option under the Pension Plan. For column (c), the monthly payment is assumed to commence immediately and assumes the executive elects the straight life annuity option. Note for column (f) that Pension and SERP benefits are not enhanced on a change in control. The only benefits payable in such event are those regularly provided by the plans. The PEP benefit is subject to Section 409A of the Internal Revenue Code.
(5)

The amounts represented in all columns would be payable within 30 days following the end of the calendar quarter in which the triggering event occurs. These payments are subject to Section 409A of the Internal Revenue Code.

(6)

The figures in columns (b) and (f) represent the amount payable to Ms. Dugan or her beneficiary, as applicable, in 60 monthly installments of $2,083.33 beginning on the first day of the calendar month commencing with the month following the date of termination or death. For columns (c), (d) and (e), the amounts represent the cumulative termination benefit under the SERP Agreement as of September 30, 2013, payable in 60 equal monthly installments beginning at the later of Ms. Dugan attaining the age of 65 or the date of her separation of service (as defined in the SERP Agreement). These amounts are subject to Section 409A of the Internal Revenue Code. Note for column (f) that Pension and SERP benefits are not enhanced on a change in control. The only benefits payable in such event are those regularly provided by the plans.

(7)

The amount in columns (b) and (c) are payable to the beneficiary only if the death or dismemberment is deemed to be accidental. The amount listed in column (c) assumes the maximum payout in the case of dismemberment.

(8)	The amount listed in column (b) is payable to the beneficiary only if the death occurs during travel or is deemed accidental.
(9)	Amounts listed in this row represent payment to Ms. Dugan for her unused earned vacation time as of September 30, 2013.
(10)

The amount listed in column (c) represents (i) a life expectancy for Ms. Dugan of 85 years and (ii) an eight percent annual increase in coverage rates and represents the annual average medical premium payable by us. The amount listed in column (c) represents the total premium minus a retiree contribution of 10 percent of the premium. The amount listed in column (f) represents the present value as of September 30, 2013, of COBRA payments to be made by us.

(11)

The amount listed in column (c) represents the total maximum benefit payable to Ms. Dugan in the event of a disability and represents the aggregate payment of her base salary, as of September 30, 2013, for 18 months.

(12)	The amount listed in column (f) represents the maximum outplacement services reimbursement payable by us.

Executive Officer: Stephen D. Westhoven

Benefit	Retirement(1) ($) (a)	Death ($) (b)	Disability ($) (c)	Termination Other than Retirement, Death, or Disability ($) (d)	Termination for Cause ($) (e)	Involuntary Termination Following a Change in Control ($) (f)
Cash Severance(2)	—	—	—	—	—	877,000
Acceleration of Equity Awards
Stock Options(3)	—	—	—	—	—	—
Restricted Stock(3)	—	192,883	192,883	—	—	192,883
Deferred Stock Units(3)	—	391,825	391,825	—	—	391,825
FY 2011 TSR Performance Shares(3)	—	116,468	0	—	—	0
FY 2012 NFE Performance Shares(3)	—	30,544	30,544	—	—	47,643
FY 2013 TSR Performance Shares(3)	—	31,951	31,951	—	—	117,702
Qualified Retirement Benefits
Non-Represented Plan(4)	—	3,008	6,504	6,114	6,114	6,114
Non-Qualified Retirement Benefits
PEP(4)	—	363	784	737	737	737
SEP(5)	—	2,744	2,744	2,744	2,744	2,744
SERP(6)	—	125,000	46,875	46,875	46,875	125,000
Other Benefits
Life Insurance	—	297,000	—	—	—	—
Accidental Death & Dismemberment Insurance(7)	—	297,000	297,000	—	—	—
Travel & Accident Insurance(8)	—	250,000	—	—	—	—
Vacation(9)	—	17,706	—	17,706	17,706	17,706
Medical(10)	—	49,376	178,464	—	—	39,819
Salary Continuation Benefit(11)	—	—	445,500	—	—	—
Outplacement Benefit(12)	—	—	—	—	—	25,000

(1)

Mr. Westhoven was not eligible to retire under our retirement policy as of September 30, 2013. His retirement as of that date would be considered a voluntary termination and the only amounts payable to him in that case are listed under column (d).

(2)

Amount represents cash payment due to the named executive officer pursuant to the change of control double trigger (change of control and involuntary termination) in the executive’s Employment Continuation Agreement.

(3)

All of Mr. Westhoven’s stock options were vested as of September 30, 2013. Shares of restricted stock vest subject to certain conditions and are paid in shares of Common Stock at the time of the events specified in the table for which amounts are shown. Amounts for restricted stock and deferred stock units (issued pursuant to the Deferred Stock Retention Awards) represent the value of Common Stock as of September 30, 2013. No FY 2011 TSR Performance Shares vested as the performance condition was not met during the performance cycle ending September 30, 2013. The FY 2013 TSR Performance Shares and FY 2012 NFE Performance Shares (collectively, “Performance Shares”) vest subject to certain conditions and are paid in the form of shares of Common Stock on a one-for-one basis. Amounts for Performance Shares represent the value of Common Stock as of September 30, 2013. The amounts in column (c) for the FY 2013 TSR Performance Shares and FY 2012 NFE Performance Shares reflect an estimated pro-rata payout of the “target” amount of Performance Shares based upon the number of days of the performance cycle the executive was still employed by us. The amounts in column (f) for the FY 2012 NFE Performance Shares represent the payout based upon the Company’s actual performance through September 30, 2013 while the amounts in column (f) for the FY 2013 TSR Performance Shares represent a payout of the target amount of shares awarded at grant. The amounts in columns (b), (c) and (f) do not reflect the actual payout that would be determined at the end of the performance cycles for the FY 2013 Performance Shares and FY 2012 NFE Performance Shares as of September 30, 2015 and September 30, 2014, respectively

(4)

For all columns except columns (b) and (c), amounts represent a monthly payment to the executive commencing at age 60, the earliest age at which unreduced benefits are available, assuming the triggering event occurred as of September 30, 2013, payable for the life of the executive, assuming with respect to columns (d), (e) and (f), the executive elects the 50 percent joint and survivor annuity option, which is the default option under the Pension Plan. For column (b), the amount represents a monthly payment to the executive’s survivor at September 30, 2013, payable for the life of the survivor. For column (c), the monthly payment is assumed to commence immediately and assumes the executive elects the straight life annuity option. Note for column (f) that Pension and SERP benefits are not enhanced on a change in control. The only benefits payable in such event are those regularly provided by the plans. The PEP benefit is subject to Section 409A of the Internal Revenue Code.
(5)

The amounts represented in all columns would be payable within 30 days following the end of the calendar quarter in which the triggering event occurs. These payments are subject to Section 409A of the Internal Revenue Code.

(6)

The figures in columns (b) and (f) represent the amount payable to Mr. Westhoven or his beneficiary, as applicable, in 60 monthly installments of $2,083.33 beginning on the first day of the calendar month commencing with the month following the date of termination or death. For columns (c), (d) and (e), the amounts represent the cumulative termination benefit under the SERP Agreement as of September 30, 2013, payable in 60 equal monthly installments beginning at the later of the Mr. Westhoven attaining the age of 65 or the date of his separation of service (as defined in the SERP Agreement). These amounts are subject to Section 409A of the Internal Revenue Code. Note for column (f) that Pension and SERP benefits are not enhanced on a change in control. The only benefits payable in such event are those regularly provided by the plans.

(7)

The amount in columns (b) and (c) are payable to the beneficiary only if the death or dismemberment is deemed to be accidental. The amount listed in column (c) assumes the maximum payout in the case of dismemberment.

(8)	The amount listed in column (b) is payable to the beneficiary only if the death occurs during travel or is deemed accidental.
(9)	Amounts reflected in this row represent payment to Mr. Westhoven for his unused earned vacation time as of September 30, 2013.
(10)

The amount listed in column (b) represents six months of COBRA, dental coverage premiums to be paid by us, plus retiree medical benefits to be paid by us for Mr. Westhoven’s spouse for her lifetime assuming a life expectancy of 85 years. The amount listed in column (c) represents (i) a life expectancy for both Mr. Westhoven and his spouse of 85 years and (ii) an eight percent annual increase in coverage rates and represents the annual average medical premium payable by us. The amount listed in column (c) represents the total premium minus a retiree contribution of 10 percent of the premium. The amount listed in column (f) represents the present value as of September 30, 2013, of COBRA payments to be made by us.

(11)

The amount listed in column (c) represents the total maximum benefit payable to Mr. Westhoven in the event of a disability and represents the aggregate payment of his base salary, as of September 30, 2013, for 18 months.

(12)	The amount listed in column (f) represents the maximum outplacement services reimbursement payable by us.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Board has adopted a written related person transaction policy that governs the review, approval or ratification of covered related person transactions. Our Audit Committee manages this policy. The policy generally provides that we may enter into a related person transaction only if:

•	the Audit Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy,

•	the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party,

•	the transaction is approved by the disinterested members of the Board, or

•	the transaction involves compensation approved by the LDCC.

In the event our management determines to recommend a related person transaction to the Audit Committee, such transaction must be presented to the Audit Committee for approval. After review, the Audit Committee will approve or disapprove such transaction. Our management will update the Audit Committee as to any material change to the proposed related person transaction at each subsequently scheduled Audit Committee meeting. When our General Counsel, in consultation with our Chief Executive Officer or our Chief Financial Officer, determines that it is not practicable or desirable for us to wait until the Audit Committee meeting, the Chairman of the Audit Committee possesses delegated authority to act on behalf of the Audit Committee. The Audit Committee or the Chairman approves only those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our shareholders, as the Audit Committee or the Chairman determines in good faith.

For purposes of this policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (or any of our subsidiaries) were, are or will be a participant, and the amount involved exceeds $120,000 and in which any related person had, has or will have a direct or indirect interest. For purposes of determining whether a transaction is a related person transaction, the Audit Committee relies upon Item 404 of Regulation S-K, promulgated under the Securities Exchange Act of 1934, as amended.

A “related person” is defined as:

•	Any person who is, or at any time since the beginning of our last fiscal year was, one of our directors or executive officers or a nominee to become one of our directors

•	Any person who is known to be the beneficial owner of more than five percent of any class of our voting securities

•

Any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner

•

Any firm, corporation, or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest

Apart from the delivery of regulated natural gas service to any director or executive officer living in our service territory, there have been no related person transactions or proposed transactions since the beginning of fiscal year 2013 between our directors or executive officers, either directly or indirectly, and us. Additionally, there are no legal proceedings to which any director, officer, principal shareholder, or any affiliate thereof, is a party that would be material and adverse to us.

NON-BINDING PROPOSAL TO APPROVE THE COMPENSATION OF OUR EXECUTIVE OFFICERS

[Item 2 on proxy card]

Item 2

The compensation of our named executive officers is described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative on pages 27 to 71 of this Proxy Statement.

The LDCC designs our named executive officers’ compensation program to reward the achievement of our short-term and long-term objectives and relates the compensation to the value created for our shareholders. Our compensation program also reflects competition and best practices in the marketplace. The mix of compensation components is competitive with that of other companies of similar size and operational characteristics, links compensation to individual and corporate performance and encourages stock ownership by senior management. Based on its review of the total compensation of our named executive officers for fiscal year 2013, the LDCC believes that the total compensation for each of the named executive officers is reasonable and effectively achieves the objectives of aligning compensation with performance measures directly related to our financial goals and creation of shareholder value without encouraging our named executive officers to take unnecessary or excessive risks.

The Compensation Discussion and Analysis section of this Proxy Statement and the accompanying tables and narrative provide a comprehensive review of our named executive officer compensation objectives, program and rationale. We urge you to read this disclosure before voting on this proposal.

For the reasons stated above, we are requesting your non-binding approval of the following resolution:

“RESOLVED, that the shareholders approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table, the other related tables and the accompanying narrative.”

Your vote on this proposal will be non-binding on the Board and us and will not be construed as overruling a decision by the Board or us. Your vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for the Board or us. However, the Board values the opinions that our shareholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions, as it deems appropriate.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE NON-BINDING ADVISORY PROPOSAL APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

APPROVAL OF PROPOSED AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION

[Item 3 on proxy card]

Item 3

The Board of Directors is proposing to amend our Restated Certificate of Incorporation to make applicable to us certain provisions of the New Jersey Business Corporation Act that were recently enacted into law and are related to shareholder derivative proceedings in New Jersey. This legislation was drafted by the New Jersey Corporate and Business Law Study Commission, a legislative commission formed to study and review New Jersey corporate law, with the goal of modernizing these laws.

On July 10, 2013, our Board adopted resolutions approving an amendment to our Restated Certificate of Incorporation that, subject to shareholder approval, will add language to the Restated Certificate of Incorporation to make applicable to us the provisions of recently adopted Section 14A:3-6.1 to 14A:3-6.9 of the New Jersey Business Corporation Act.

The newly adopted law repealed the previous law concerning actions brought in the right of a corporation by a shareholder, and supplements the New Jersey Business Corporation Act with a new set of regulations concerning derivative proceedings. The statute retains the substantive provisions of the repealed section. Certain provisions of the statute are also applicable to shareholder class actions against a corporation or its directors arising out of breach of duty imposed by New Jersey statutory or common law.

Under the statute, the modernized regulations governing derivative proceedings and shareholder class actions are applicable to us only if we amend the Restated Certificate of Incorporation to make such provisions applicable. The statute raises the value of plaintiffs’ shareholdings required to avoid the need to post security for a fee award, which had not been increased since 1968, to $250,000. The statute also adds the judicially developed concept that the shareholder plaintiffs must continue to hold the shares throughout the derivative proceeding.

The Board believes adopting the amendment to the Restated Certificate of Incorporation is in the best interests of the Company. The Board believes this amendment keeps the Restated Certificate of Incorporation current with respect to recent developments in New Jersey corporation law. The Board believes that by making the statute applicable to us, we will avoid frivolous derivative suits that may impose unnecessary costs on us.

Text of proposed amendment:

If approved by shareholders, the following section will be added to our Restated Certificate of Incorporation:

11.	The provisions of Section 14A:3-6.1 to 14A:3-6.9 of the New Jersey Business Corporation Act are hereby made applicable to the Corporation.

Procedure for effecting amendment:

If the amendment described in this Item 3 is approved by the shareholders, promptly following such approval, our officers will file the amendment to the Restated Certificate of Incorporation with the Secretary of State of New Jersey. The proposed amendment will become effective upon the filing with the Secretary of State of New Jersey.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSED AMENDMENT OF OUR CERTIFICATE OF INCORPORATION.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

[Item 4 on proxy card]

Item 4

The shares represented by the proxies will be voted for approval of the ratification of the appointment of Deloitte & Touche LLP (unless otherwise indicated on proxy) as our independent registered public accounting firm (the “auditors”) to report to the shareholders on our financial statements for the fiscal year ending September 30, 2014. The Audit Committee approved in advance each professional service performed by Deloitte & Touche LLP during fiscal year 2013 and considered the possible effect on the auditors’ independence. Information relating to fees paid to Deloitte & Touche LLP over the past two years is set forth below.

The Audit Committee has retained Deloitte & Touche LLP to report to the shareholders our financial statements for the fiscal year ending September 30, 2014. Although submission of the appointment of an independent registered public accounting firm to shareholders for ratification is not required by law, the Board, consistent with its past policy, considers it appropriate to submit the selection of an independent registered public accounting firm for shareholder approval. Under the Sarbanes-Oxley Act of 2002 and the rules of the SEC promulgated thereunder, the Audit Committee is solely responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the shares of our Common Stock present, or represented by proxy, and voted at the Meeting is required for the approval of this item. The Board has not determined what action it would take if the shareholders do not approve the selection of Deloitte & Touche LLP, but may reconsider its selection if the shareholders’ action so warrants. Even if the selection is ratified, the Audit Committee, exercising its own discretion, may select different auditors at any time during the year if it determines that such a change would be in our best interests and in the best interests of our shareholders.

Independent Registered Public Accounting Firm Fees

Aggregate fees billed to us for the fiscal years ended September 30, 2013 and 2012, by our principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte & Touche LLP”) are shown in the following table:

	Fiscal Year Ended September 30,
	2013	2012
Audit Fees	$1,524,000	$1,403,550
Audit-related Fees	11,000	—

Total Audit and Audit-related Fees	$1,535,000	$1,403,550

Tax Fees	58,500	58,500
All Other Fees	233,000	—

Total Fees	$1,826,500	$1,462,050

Audit Fees. Audit fees include professional services rendered by Deloitte & Touche LLP for the audit of our annual financial statements, including its assessment of our internal controls over financial reporting and the reviews of the financial statements included in our quarterly reports on Form 10-Q. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor can reasonably provide to a client and consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees. Audit-related fees consist of amounts for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported under “Audit Fees.” For fiscal year 2013, amounts billed to us were primarily related to certain attest services. Deloitte & Touche LLP did not provide any audit-related services during fiscal year 2012.

Tax Fees. Tax fees include original and amended tax returns, studies supporting tax return amounts as may be required by Internal Revenue Service regulations, claims for refunds, assistance with tax audits and other work directly affecting or supporting the payment of taxes, planning, research and advice supporting our efforts to maximize the tax efficiency of our operations for fiscal years 2013 and 2012.

All Other Fees. All other fees are fees for products or services other than those in the above three categories. An affiliate of Deloitte & Touche LLP provided certain strategic consulting services in fiscal year 2013. In fiscal year 2012, Deloitte & Touche LLP did not provide any services other than those described above.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORTS

Electronic Access of Proxy Materials and Annual Reports

Our Proxy Statement and Annual Report are available on our website at http://investor.njresources.com. Paper copies of these documents may be requested by contacting our Corporate Secretary in writing at Office of the Corporate Secretary, New Jersey Resources Corporation, 1415 Wyckoff Road, Wall, New Jersey 07719.

“Householding” of Proxy Materials and Annual Reports for Record Owners

The SEC rules permit us, with your permission, to deliver a single proxy statement and annual report to any household at which two or more shareholders of record reside at the same address. Each shareholder will continue to receive a separate proxy card. This procedure, known as “householding,” reduces the volume of duplicate information you receive and reduces our expenses. Shareholders of record voting by mail can choose this option by marking the appropriate box on the proxy card included with this Proxy Statement. Shareholders of record voting via telephone or over the Internet can choose this option by following the instructions provided by telephone or over the Internet, as applicable. Once given, a shareholder’s consent will remain in effect until he or she revokes it by notifying our Corporate Secretary as described above. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. Shareholders of record who elect to participate in householding may also request a separate copy of future proxy statements and annual reports by contacting our Corporate Secretary in writing at Office of the Corporate Secretary, New Jersey Resources Corporation, 1415 Wyckoff Road, Wall, New Jersey 07719 or by telephone at (732) 938-1049.

Separate Copies for Beneficial Owners

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of this Proxy Statement or the Annual Report on Form 10-K by contacting our Corporate Secretary as described below. Beneficial owners with the same address who receive more than one Proxy Statement and Annual Report on Form 10-K may request delivery of a single Proxy Statement and Annual Report on Form 10-K by contacting our Corporate Secretary in writing at Office of the Corporate Secretary, New Jersey Resources Corporation, 1415 Wyckoff Road, Wall, New Jersey 07719.

Incorporation by Reference

Notes 9 and 10 to our Consolidated Financial Statements beginning on page 93, and the reconciliation of our non-GAAP financial measures in Part II, Item 7 on page 44, each as set forth in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013, and Notes 9 and 10 to our Consolidated Financial Statements beginning on page 93, and the reconciliation of our non-GAAP financial measures in Part II, Item 7 on page 46, each as set forth in our Annual Report on Form 10-K for the fiscal year ended September 30, 2012, are hereby incorporated by reference into this Proxy Statement.

OTHER MATTERS

The Board is not aware of any matters to be presented for action at the Meeting other than as set forth in this Proxy Statement. However, if other matters properly come before the Meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

By Order of the Board of Directors

RHONDA M. FIGUEROA

Corporate Secretary

Dated: December 12, 2013

NEW JERSEY RESOURCES CORPORATION

1415 WYCKOFF ROAD

WALL, NJ 07719

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on January 21, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 21, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

If you vote by telephone or Internet, please do not send your proxy by mail.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M64396-P43432	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NEW JERSEY RESOURCES CORPORATION			For	Withhold	For All	To withhold authority to vote for any individual
Vote on Directors			All	All	Except	nominee(s), mark “For All Except” and write the
number(s) of the nominee(s) on the line below.
A	The Board of Directors recommends that you vote
FOR all the nominees listed:
1.	Election of the following Directors that were named on the proxy; each for terms expiring in 2017.		☐	☐	☐
Nominees:
	01)	Jane M. Kenny
	02)	Sharon C. Taylor
	03)	David A. Trice

Vote on Proposal 2							For	Against	Abstain
B	The Board of Directors recommends you vote FOR the following proposal:
2.	To approve a non-binding advisory resolution approving the compensation of our named executive officers.						☐	☐	☐

Vote on Proposal 3
C	The Board of Directors recommends you vote FOR the following proposal:
3.	To approve the amendment of our Restated Certificate of Incorporation to make the provisions of Section 14A:3-6.1 to 14A:3-6.9 of the New Jersey Business Corporation Act applicable to New Jersey Resources Corporation.						☐	☐	☐

Vote on Proposal 4
D	The Board of Directors recommends you vote FOR the following proposal:
4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2014.						☐	☐	☐
5.	To transact any other business that may properly be brought before the meeting or any adjournments or postponements thereof.

E	Non-Voting Items
For address changes and/or comments, please check this box and write them on the back where indicated.						☐
Please indicate if you plan to attend this meeting.				☐	☐
				Yes	No
F	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below.

In case of joint owners, each owner should sign. When signing in a fiduciary or representative capacity, please give full title as such. Proxies executed by a corporation should be signed in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

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M64397-P43432

Proxy — New Jersey Resources Corporation

1415 Wyckoff Road, Wall, NJ 07719

Solicited on behalf of the BOARD OF DIRECTORS

for the 2014 Annual Meeting of Shareholders

The undersigned hereby appoints Laurence M. Downes and Rhonda M. Figueroa, with full power of substitution, proxies to represent the undersigned at the Annual Meeting of Shareholders of New Jersey Resources Corporation to be held at 9:30 a.m., local time, on Wednesday, January 22, 2014, at the Robert B. Meyner Reception Center at the PNC Bank Arts Center (Exit 116 on the Garden State Parkway), Holmdel, New Jersey 07733 and at any adjournment thereof, and thereat to vote all of the shares of stock which the undersigned would be entitled to vote, and, if applicable, hereby directs the trustee(s) of the employee benefit plan(s) shown on this card to vote the shares of stock allocated to the account of the undersigned.

The Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all nominees, FOR Proposals 2, 3 and 4 and according to the discretion of the proxy holders on any other matters that may properly come before the meeting or any and all adjournments or postponements thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE SIDE